AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1998

                                                     REGISTRATION NO. 333-41531
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ---------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                ---------------

                    BUILDING MATERIALS CORPORATION OF AMERICA
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2952                 22-3276290
------------------------------  ---------------------------- ------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                ---------------

                    BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470
                                 (973) 628-3000
           ------------------------------------------------------
               (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            RICHARD A. WEINBERG, ESQ.
                    BUILDING MATERIALS CORPORATION OF AMERICA
                                 1361 ALPS ROAD
                             WAYNE, NEW JERSEY 07470
                                 (973) 628-3000

             (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
             ---------------------------------------------------------

                                 With a copy to:

                             STEPHEN E. JACOBS, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                                ---------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]


                                ---------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED FEBRUARY 4, 1998

PROSPECTUS

                                    OFFER FOR
                    ALL OUTSTANDING 8% SENIOR NOTES DUE 2007
                IN EXCHANGE FOR SERIES B 8% SENIOR NOTES DUE 2007
                                       OF

                    BUILDING MATERIALS CORPORATION OF AMERICA
               THIS EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT,

                     NEW YORK CITY TIME, ON MARCH __, 1998.

                               -----------------

     Building Materials Corporation of America, a Delaware corporation (the "Company" or "BMCA"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Exchange Offer"), to exchange $1,000 principal amount of its Series B 8% Senior Notes due 2007 (the "New Notes") for each $1,000 principal amount of its 8% Senior Notes due 2007 (the "Old Notes"), of which an aggregate principal amount of $100,000,000 is outstanding.

     The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear any legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes (the "Indenture"). See "Description of the New Notes."

     The Exchange Offer is being made in order to satisfy certain contractual obligations of BMCA. There will be no cash proceeds to BMCA from the exchange pursuant to the Exchange Offer. See "The Exchange Offer" and "Description of the New Notes." As used herein, the term "Notes" means the Old Notes and the New Notes treated as a single class.

     The New Notes will bear interest from and including their respective dates of issuance. Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of such New Notes, such interest to be payable with the first interest payment on such New Notes. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest thereon accrued after the issuance of the New Notes.

     BMCA will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on March __, 1998 unless extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, BMCA believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of BMCA within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder is not engaging in and does not intend to engage in a distribution of such New Notes and such holder has no arrangement with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. The letter of transmittal accompanying this Prospectus (the "Letter of Transmittal") states that, by so acknowledging and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. BMCA has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The New Notes will be senior unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated obligations of the Company, including the Company's 11 3/4% Senior Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes"), the Company's 8 5/8% Senior Notes due 2006 (the "2006 Notes") and the Company's $75 million credit facility entered into on August 29, 1997 (the "Credit Agreement"). At September 28, 1997, the outstanding indebtedness from borrowings of the Company and its subsidiaries was $419.6 million and the other outstanding liabilities of the Company and its subsidiaries, as reflected on the Company's consolidated balance sheet, including trade payables and accrued expenses, were $158.5 million. The Indenture limits the incurrence of Debt (as defined) and the issuance of Preferred Stock (as defined) by the Company and its subsidiaries. See "Risk Factors" and "Description of New Notes--Certain Covenants."

     Prior to the Exchange Offer, there has been no public market for the New Notes. BMCA does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system and there can be no assurance that an active public market for the New Notes will develop.

                               -----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                 THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 1998


A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

================================================================================

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. As used herein, "Company" includes the Company's consolidated subsidiaries. Information regarding the Company retroactively reflects the formation of the Company.

                                   THE COMPANY

     The Company is a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets. The Company's products are produced at 26 manufacturing facilities. The Company believes that it holds the number one or two market position in each of the product lines in which it competes (based on unit sales), including leadership of the fast growing, premium laminated residential shingle market. The Company's Timberline(R) product is the leading brand in the residential roofing market, and the Company's Ruberoid(R) product is the leading brand in the modified bitumen market, the latter being the fastest growing segment in the commercial roofing industry.

     On January 1, 1997, GAF Corporation ("GAF"), the indirect parent of the Company, effected a series of transactions (collectively, the "Separation Transactions") involving its subsidiaries that resulted in, among other things, U.S. Intec, Inc. ("USI"), a leading national manufacturer of commercial roofing products and an indirect subsidiary of GAF, becoming a subsidiary of the Company. The financial and statistical data regarding the Company presented herein reflect the results of USI from and after October 20, 1995, the date on which USI was acquired by a subsidiary of GAF, except as expressly set forth herein. The Separation Transactions also included transferring the Company's glass fiber manufacturing facility in Nashville, Tennessee (and certain related assets and liabilities) to GAF Fiberglass Corporation ("GFC"), a subsidiary of GAF. In connection therewith, GFC entered into a long-term supply agreement with the Company pursuant to which GFC agreed to produce glass fiber for the Company. See "Certain Relationships."

     The Company has registered, through 1996, nine consecutive years of increases in operating income. During the five-year period ended December 31, 1996, the Company's net sales and operating income have increased at average annual compound rates of approximately 14.9% and 18.3%, respectively, and its operating income margin has increased from 6.2% to 7.2%. The Company believes that its growth is primarily attributable to (i) improvement in its product mix, driven by a business strategy which emphasizes the Company's higher-margin products; (ii) its low cost manufacturing operations; (iii) substantial capital spending programs for new property, plant and equipment that have enabled the Company to expand capacity and reduce manufacturing costs; (iv) the strength of its national distribution system; and (v) broadening its products lines through niche-type acquisitions.

                                INDUSTRY OVERVIEW

     The United States residential roofing industry comprises manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 90% of industry residential roofing unit sales in 1996. Residential asphalt roofing materials comprise higher margin, premium laminated shingles and strip shingles, which represented approximately 27% and 73%, respectively, of industry asphalt roofing unit sales in 1996. Total asphalt residential roofing unit sales grew during the past five years (from January 1, 1992 through December 31, 1996) at an average annual compound rate of approximately 6%, during which period unit sales of laminated and strip shingles grew at average annual compound rates of approximately 18% and 4%, respectively. While the Company believes that the growth of laminated shingle sales will continue to exceed the growth of the overall residential asphalt roofing market, the Company expects increased competition in this product line.

     The United States commercial roofing industry comprises manufacturers of asphalt built-up roofing, modified bitumen, single-ply polymer and other roofing products. Approximately 70% of commercial roofing industry membrane unit sales utilize asphalt built-up roofing and modified bitumen products, both of which the Company manufactures. Over the past five years, commercial roofing industry membrane unit sales experienced an increase of 7%, while unit sales of modified bitumen products grew at a rate of approximately 12%, the latter due principally to shifts in customer preferences.

     Over the past five years, approximately 80% of industry sales, as well as those of the Company, of both residential and commercial asphalt roofing products were for re-roofing, as opposed to new construction. As a result,

================================================================================

================================================================================

the exposure of both the Company and the industry to cyclical downturns in the new construction market is substantially lower than other building material manufacturers which produce, for example, gypsum, wood and cement. Management expects that demand for re-roofing will continue to increase as the existing housing stock ages and as homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability.

RESIDENTIAL ROOFING PRODUCTS

     Residential roofing represented approximately 66% of the Company's net sales in 1996. The Company believes that it is the largest manufacturer of laminated shingles and the second largest manufacturer of strip shingles in the United States. The Company believes that it has been among the most innovative industry leaders in terms of the introduction of new products, having been the first to develop the three-dimensional premium laminated roofing shingle, Timberline(R), which created an entirely new product line within the asphalt roofing industry. The Company produces two lines of shingles, the Timberline(R) series and the Sovereign(R) series, as well as certain specialty shingles principally for regional markets.

     The Company's sales of laminated shingles represented approximately 37% of its residential sales in 1996, with sales of laminated shingles having grown during the five years ended December 31, 1996 at an average annual compound rate of approximately 13%. The Timberline(R) series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof. The series includes the GAF Timberline(R) 25 shingle, a mid-weight laminated shingle which serves as an economic trade-up for consumers; the Timberline(R) shingle, offering a wood shake appearance, enhanced visual depth, contrast simulating shadows and superior fire resistance and durability; and the Timberline Ultra(R) shingle, a super heavyweight laminated shingle with the same design features as the Timberline(R) 25 shingle, together with added durability.

     The Company's sales of strip shingles have grown at an average annual compound rate of approximately 9% during the past five years, representing approximately 50% of the Company's residential sales in 1996. The Sovereign(R) series includes the standard 3-tab Sentinel(R) shingle, the Company's residential volume leader; the Royal Sovereign(R) shingle, a heavier weight 3-tab shingle; and the Marquis(R) shingle, a super heavyweight 3-tab shingle.

     All of the Company's asphalt roofing shingles have a Class A fire rating and are made from glass fiber mat, coated with waterproofing asphalt on both sides and surfaced with colored ceramic-coated mineral granules. The Company's other residential roofing products include Timbertex(R), Timber Ridge(TM) and Ridgetex(TM) Hip and Ridge shingles, Shingle-Mate(R) underlayment, Weather Watch(R) ice and water barrier, a waterproof underlayment, and Cobra(R) ridge vent, a ventilation system on a coil, all of which enable the Company to offer a complete system of residential roofing components.

COMMERCIAL ROOFING PRODUCTS

     Commercial roofing represented approximately 34% of the Company's net sales in 1996. The Company manufactures a broad line of modified bitumen products, asphalt built-up roofing and roofing accessories. The Company believes that it is the second largest manufacturer of asphalt built-up roofing and the largest manufacturer of modified bitumen products in the United States. The Company also manufactures perlite roofing insulation products, which consist of low thermal insulation products installed below the roofing membrane. The Company also markets isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coatings.

                                BUSINESS STRATEGY

     The principal elements of the Company's business strategy are the following:

INCREASE EMPHASIS ON HIGHER MARGIN, PREMIUM PRODUCTS

     One of the Company's strategies to grow sales and profitability has been to improve its product mix, with an increasing emphasis on laminated shingles and longer-life, high performance premium strip and specialty shingles, which sell at higher prices and profit margins than standard strip shingles. From January 1, 1992 and through

================================================================================

================================================================================

December 31, 1996, the Company's unit sales of such premium shingles have increased at an average annual compound rate of approximately 16%. This growth has enabled the Company to increase its premium product mix of residential sales. Management expects to continue this strategy to improve product mix by increasing sales of premium shingles.

ENHANCE LOW COST MANUFACTURING OPERATIONS

     The Company believes that its plants are among the most modern in the industry, due in part to the fact that, since 1985 and through December 31, 1996, the Company has invested in excess of $240 million in new property, plant and equipment (of which more than $135 million has been invested since the beginning of 1990), principally in order to increase capacity and implement process improvements to reduce manufacturing costs.

CAPITALIZE ON ITS NATIONAL DISTRIBUTION SYSTEM

     The Company has one of the industry's largest sales forces, which is supported by a staff of technical professionals who work directly with architects, consultants, contractors and building owners. The Company markets its roofing products through its own sales force of approximately 210 full-time employees and independent sales representatives. A major portion of the Company's roofing product sales are to wholesale distributors who resell the Company's products to roofing contractors and retailers. The Company believes that the wholesale distribution channel offers the most attractive margins of all roofing market distribution channels and represents the principal distribution channel for professionally installed asphalt roofing products, and that its nationwide coverage has contributed to its roofing products being among the most recognized and requested brands in the industry.

BROADEN PRODUCT LINES THROUGH NICHE-TYPE ACQUISITIONS

     The Company's acquisition strategy is focused on niche-type acquisitions, designed to either complement existing product lines, further the geographic reach of the Company's business or increase its market shares, and preferably those which can benefit from the Company's strong national distribution network, manufacturing technology and marketing expertise. Recent acquisitions by the Company include the acquisition of the assets of the Leatherback Industries division of Hollinee Corporation, which is engaged in the manufacture and sale of asphalt-saturated roofing felts and other felt and construction paper products; the acquisition of the assets of Major Group, Incorporated, the manufacturer of the TOPCOAT(R) Roofing System, a liquid-applied polymer membrane system designed to protect and waterproof existing metal roofing; and the acquisition of USI, a leading national manufacturer of commercial roofing products.

                                      * * *

     The Company's executive offices are located at 1361 Alps Road, Wayne, New Jersey 07470 and its telephone number is (973) 628-3000. Industry information is based upon Company estimates and data from the Asphalt Roofing Manufacturers Association, F.W. Dodge, Drucker Research Co. Inc. or Single Ply Roofing Institute.

================================================================================

================================================================================

                              THE EXCHANGE OFFER

     The Exchange Offer is being made with respect to all of BMCA's outstanding 8% Senior Notes due 2007 (the "Old Notes"). On October 20, 1997, BMCA issued and sold $100 million in aggregate principal amount of the Old Notes in a private placement (the "Offering"). The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued. The Old Notes and the New Notes are sometimes referred to collectively herein as the "Notes." See "Description of the New Notes."


The Exchange Offer .............   $1,000 principal amount of New Notes in exchange for each
                                     $1,000 principal amount of Old Notes. As of the date
                                     hereof, $100,000,000 aggregate principal amount of the Old
                                     Notes are outstanding. The terms of the New Notes and the
                                     Old Notes are substantially identical.

                                   Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, BMCA
                                     believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than any such holder that is an "affiliate" of BMCA within the meaning of
                                     Rule 405 promulgated under the Securities Act), without
                                     compliance with the registration and prospectus delivery
                                     provisions of the Securities Act, provided that (i) such New
                                     Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a distribution of such New Notes, and (iii) such holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes.
                                     Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery
                                     requirements of the Securities Act in connection with a
                                     secondary resale transaction. Each broker-dealer that receives
                                     New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the
                                     requirements of the Securities Act in connection with any
                                     resales of such New Notes. See "The Exchange Offer--Purpose and
                                     Effect" and "Plan of Distribution."

Registration Agreement .........   In connection with the issuance of the Old Notes pursuant to the Offering, BMCA agreed to use its best efforts to cause a registration statement to become effective with respect
                                     to an exchange offer of a new security for the Old Notes
                                     (the "Registration Agreement"). See "The Exchange
                                     Offer--Purpose and Effect."

Expiration Date ................   The Exchange Offer will expire at 12:00 midnight, New York
                                     City time, on March __, 1998, or at such later date or
                                     time to which it is extended (as so extended, the
                                     "Expiration Date"). BMCA does not intend to extend the
                                     Exchange Offer, although it reserves the right to do so.

Withdrawal .....................   The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to 12:00 midnight, New York
                                     City time, on

====================================================================================================

====================================================================================================
                                     the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the
                                     tendering holder thereof as promptly as practicable after
                                     the expiration or termination of the Exchange Offer.

Interest on the New Notes and
 Old Notes .....................   The Notes will pay interest in cash at the rate of 8% per annum, payable on April 15 and October 15 each year, commencing on
                                     April 15, 1998 to the persons who are registered holders on the immediately preceding April 1 and October 1. See "Description of the New Notes--Principal, Maturity and Interest."

Conditions to the Exchange
  Offer ........................   The Exchange Offer is subject to certain customary
                                     conditions, each of which may be waived by BMCA. The
                                     Exchange Offer is not conditioned upon any principal amount of Old Notes being tendered for exchange pursuant to the
                                     Exchange Offer. See "The Exchange Offer--Conditions."

Procedures for Tendering
  Old Notes ....................   Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions
                                     contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together
                                     with such Old Notes and any other required documentation,
                                     to The Bank of New York (the "Exchange Agent ") at the
                                     address set forth herein. Tendered Old Notes must be
                                     received by the Exchange Agent by 12:00 midnight, New York
                                     City time, on the Expiration Date. By executing the Letter of Transmittal, each holder will represent to the Company
                                     that, among other things, (i) the New Notes acquired
                                     pursuant to the Exchange Offer are being obtained in the
                                     ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a
                                     distribution of such New Notes, (iii) the holder does not
                                     have an arrangement or understanding with any person to
                                     participate in the distribution of such New Notes, and (iv)
                                     the holder is not an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company.
                                     Pursuant to the Registration Agreement, the Company is
                                     required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in
                                     respect of the Old Notes of any holder that would not
                                     receive freely tradeable New Notes in the Exchange Offer or is ineligible to participate in the Exchange Offer and
                                     indicates that it wishes to have its Old Notes registered
                                     under the Securities Act. See "The Exchange
                                     Offer--Procedures for Tendering."


Book-Entry Transfer ............   The Exchange Agent will make a request to establish an
                                     account with respect to the Old Notes at the Book-Entry
                                     Transfer Facility (as defined herein) for purposes of the
                                     Exchange Offer within two business days after receipt of
                                     this Prospectus, and any financial institution that is a
                                     participant in the Book-Entry Transfer Facility's systems
                                     may make book-entry delivery of Old Notes by causing the
                                     Book-Entry Transfer Facility to transfer such Old Notes
                                     into the Exchange Agent's account at the Book-Entry
                                     Transfer Facility in accordance with such Book-Entry
                                     Transfer Facility's procedures for transfer. However,
                                     although delivery of Old Notes may be effected through
                                     book-entry transfer at the Book-Entry Transfer Facility, in order to properly tender

====================================================================================================

====================================================================================================
                                     Old Notes in the Exchange Offer, the Letter of Transmittal
                                     (or facsimile thereof), with any required signature
                                     guarantees and any other required documents, must, in any
                                     case, be transmitted to and received by the Exchange Agent at its address set forth herein on or prior to the
                                     Expiration Date or the guaranteed delivery procedures
                                     described below must be complied with.

Special Procedures for
 Beneficial Owner ..............   Any beneficial owner whose Old Notes are registered in
                                     the name of a broker, dealer, commercial bank, trust
                                     company, or other nominee (with respect to the New Notes,
                                     each, a "Registered Holder") and who wishes to tender such
                                     Old Notes should contact the Registered Holder promptly and instruct such Registered Holder to tender on such
                                     beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must,
                                     prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make
                                     appropriate arrangements to register ownership of the Old
                                     Notes in such beneficial owner's name or obtain a properly completed bond power from the Registered Holder. The
                                     transfer of registered ownership may take considerable
                                     time. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
 Procedures ....................   If a Registered Holder of the Old Notes desires to tender
                                     such Old Notes and the Old Notes are not immediately
                                     available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent
                                     before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender
                                     may be effected according to the guaranteed delivery
                                     procedures set forth in "The Exchange Offer--Guaranteed
                                     Delivery Procedures."

Acceptance of Old Notes
 and Delivery of New Notes .....   The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to
                                     12:00 midnight, New York City time, on the Expiration Date.
                                     The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The
                                     Exchange Offer--Terms of the Exchange Offer."

Exchange Agent .................   The Bank of New York is serving as the Exchange Agent in
                                     connection with the Exchange Offer.

Consequences of Failure
 to Exchange ...................   The liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the Exchange Offer. See
                                     "The Exchange Offer--Consequences of Failure to Exchange."

Federal Income Tax
 Consequences ..................   The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain
                                     Federal Income Tax Considerations."

====================================================================================================


                                       TERMS OF THE NEW NOTES

====================================================================================================
Issuer .........................   Building Materials Corporation of America, a direct
                                     wholly-owned subsidiary of GAF Building Materials
                                     Corporation ("GAFBMC") and an indirect wholly-owned
                                     subsidiary of GAF Corporation ("GAF").

Issue ..........................   $100,000,000 aggregate principal amount of Series B 8% Senior
                                     Notes due 2007 (the "New Notes").

Maturity .......................   October 15, 2007.

Interest Payment Dates .........   The New Notes will pay interest in cash at a rate of 8% per annum, payable on April 15 and October 15, commencing April
                                     15, 1998.

Change of Control
 Put and Call ..................   Upon the occurrence of a Change of Control, holders of the
                                     Notes may require the Company to repurchase such holder's
                                     Notes at a purchase price equal to 101% of the principal
                                     amount of the Notes, plus accrued and unpaid interest, if
                                     any, to the repurchase date, and the Company will have the option to purchase the Notes in whole at a price equal to
                                     100% of the principal amount of the Notes, plus the
                                     Applicable Premium (as defined), together with accrued and unpaid interest, if any, to the repurchase date. The Notes are not otherwise redeemable by the Company.

Ranking ........................   The Notes will be senior unsecured obligations of the Company and will rank pari passu with all other unsecured and
                                     unsubordinated obligations of the Company, including the
                                     Deferred Coupon Notes, the 2006 Notes and the Credit
                                     Agreement. Immediately following the issuance of the Notes, the Company will not have any subordinated obligations. At
                                     September 28, 1997, the Company and its subsidiaries had
                                     outstanding indebtedness from borrowings of $419.6 million and other outstanding liabilities of the Company and its
                                     subsidiaries, as reflected on the Company's consolidated
                                     balance sheet, including trade payables and accrued
                                     expenses, were $158.5 million. On a pro forma basis,
                                     assuming consummation of the Offering and application of
                                     the net proceeds therefrom, the Company would have had as
                                     of September 28, 1997 total outstanding consolidated
                                     long-term debt of $518.9 million. The Indenture governing
                                     the Notes (the "Indenture") limits the incurrence of Debt
                                     (as defined) and the issuance of Preferred Stock (as
                                     defined) by the Company and its subsidiaries. See
                                     "Description of the New Notes--Certain Covenants."

Certain Covenants ..............   The Indenture limits the Company and its subsidiaries from incurring additional Debt, issuing Preferred Stock and
                                     incurring Liens (as defined). The Indenture also contains
                                     covenants that, among other things, limit the ability of
                                     the Company and its subsidiaries to pay certain dividends
                                     or make certain other Restricted Payments (as defined) and
                                     Restricted Investments (as defined), engage in transactions with Affiliates (as defined) and agree to certain
                                     additional limitations on dividends and other payment
                                     restrictions affecting subsidiaries. Under the terms of the
                                     Indenture, as of September 28, 1997, the Company would have been able to make Restricted Payments and Restricted
                                     Investments in the aggregate amount of

====================================================================================================

====================================================================================================

                                     approximately $138.9 million. The Indenture also limits the ability of the Company to consolidate or merge with, or
                                     transfer all or substantially all of its assets to, another person. However, such covenants are subject to a number of important qualifications and exceptions. See "Description
                                     of the New Notes--Certain Covenants."

Registration Rights ............   The Company has agreed to use its best efforts to cause to become effective by February 17, 1998, a registration
                                     statement with respect to the Exchange Offer. In the event that the Exchange Offer is not completed by April 18, 1998, the Company will use its best efforts to cause to become
                                     effective a shelf registration statement with respect to
                                     the resale of the Old Notes and to keep such shelf
                                     registration statement effective until two years after the date of original issuance of the Old Notes.

                                   If by April 18, 1998 (i) the Exchange Offer is not completed and
                                     (ii) no shelf registration statement with respect to the resale of the Old Notes is declared effective, additional interest will accrue on the Old Notes from and including April 18, 1998 until but excluding the earlier of (i) the completion of the
                                     Exchange Offer and (ii) the effective date of such shelf
                                     registration statement. Such additional interest will be
                                     payable in cash semiannually in arrears on April 15, and
                                     October 15, at a rate per annum equal to 0.50% of the aggregate principal amount outstanding of Old Notes. See "Description of the New Notes--Principal, Maturity and Interest" and "The
                                     Exchange Offer--Purpose and Effect."

Use of Proceeds ................   There will be no cash proceeds to the Company from the
                                     exchange pursuant to the Exchange Offer.

Risk Factors ...................   Prospective holders of the New Notes should carefully
                                     consider the specific factors set forth under "Risk
                                     Factors," as well as the other information and data
                                     included in this Prospectus.

====================================================================================================

================================================================================

                             SUMMARY FINANCIAL DATA

     Set forth below are summary consolidated financial data of the Company. The Company's financial statements have been prepared on a basis which retroactively reflects the formation of the Company at the beginning of the years presented. As of January 1, 1997, USI became a subsidiary of the Company through a capital contribution to the Company by its parent, G-I Holdings Inc. Accordingly, the Company's historical consolidated financial statements include USI's results of operations from the date of its acquisition by G-I Holdings (October 20, 1995), including sales of $21.8, $99.0 and $76.3 million for the years ended December 31, 1995 and 1996 and the nine months ended September 29, 1996, respectively, and net income (loss) of $(0.5), $1.3 and $0.8 million, respectively. See Note 1 to Consolidated Financial Statements. The results for the nine months ended September 28, 1997 include the results of the Leatherback business from its date of acquisition (March 14, 1997). The results of any interim period are not necessarily indicative of the results to be expected for the full year. The pro forma balance sheet data give effect to the issuance of the Notes as if the Offering had been completed as of September 28, 1997. The pro forma operating data give effect to the issuance of the Notes, the acquisitions of the assets of the Leatherback Industries division of Hollinee Corporation and Major Group, Incorporated (the "Acquisitions") and the issuance of the 2006 Notes as if such transactions had been completed as of January 1, 1996. The pro forma financial information does not purport to project the financial position or the results of operations for any future period or to represent what the financial position or results of operations would have been if the issuance of the Notes, the Acquisitions or the issuance of the 2006 Notes had been completed at the dates indicated.


                                                                                              NINE MONTHS ENDED
                                                                                          --------------------------
                                                                                           SEPT. 29,      SEPT. 28,
                                                        YEAR ENDED DECEMBER 31,              1996            1997
                                                 ----------------------------------       ----------     -----------
                                                  1994          1995           1996       (UNAUDITED)    (UNAUDITED)
                                                 ------         ----           ----
                                                                 (IN MILLIONS, EXCEPT RATIO DATA)
OPERATING DATA:
 Net sales ...................................   $593.1       $687.2          $852.0         $648.4        $723.6
 Operating income ............................     44.7         45.9            61.4           51.2          59.8
 Interest expense ............................     13.1         24.8            32.0           23.7          30.5
 Income before income taxes ..................     27.8         16.5            27.9           27.0          38.2
 Net income ..................................     16.7         10.1            17.1           16.5          23.3


                                                                          SEPTEMBER 28, 1997
                                                                     ---------------------------
                                                                                         AS
                                                       DECEMBER 31,     ACTUAL       ADJUSTED(5)
                                                           1996       (UNAUDITED)    (UNAUDITED)
                                                       ------------   -----------    -----------
                                                                     (IN MILLIONS)
BALANCE SHEET DATA:
 Cash and short-term investments ...................     $230.8         $136.8         $234.3
 Total working capital .............................      247.3          195.6          293.0
 Total assets ......................................      701.6          694.7          794.0
 Long-term debt less current maturities (2) ........      405.7          415.9          515.2
 Total stockholder's equity ........................      143.2          116.5          116.5




                                                                                              NINE MONTHS ENDED
                                                                                        ---------------------------
                                                                                           SEPT. 29,      SEPT. 28,
                                                      YEAR ENDED DECEMBER 31,                1996            1997
                                                  --------------------------------       -----------    -----------
                                                  1994          1995          1996       (UNAUDITED)    (UNAUDITED)
                                                  ----          ----          ----       -----------    -----------
                                                                 (IN MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
 Depreciation ................................   $16.8          $20.3         $23.9          $18.1         $16.8
 Goodwill amortization .......................     1.1            1.2           1.7            1.2           1.4
 Capital expenditures and acquisitions .......    54.3           54.1          25.6           15.7          56.7
 EBITDA (3) ..................................    58.8           62.8          85.4           70.0          86.9
 Ratio of earnings to fixed charges (1) ......    2.72x          1.58x         1.78x          2.02x         2.14x
 Ratio of EBITDA to interest expense (3) .....    4.47x          2.53x         2.67x          2.95x         2.85x

===================================================================================================================

==================================================================================================


                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED    ------------------------
                                                           DECEMBER 31,    SEPT. 29,      SEPT. 28,
                                                               1996          1996           1997
                                                           ------------    --------       --------
                                                               (IN MILLIONS, EXCEPT RATIO DATA)
                                                                          (UNAUDITED)

PRO FORMA OPERATING DATA(5):
 Interest expense ......................................     $46.5          $34.8         $36.7
 Net income ............................................      11.4           12.3          19.6
 Adjusted EBITDA(4) ....................................      92.9           75.8          87.6
 Ratio of earnings to fixed charges(1) .................      1.37x          1.53x         1.81x
 Ratio of Adjusted EBITDA to interest expense(4) .......      2.00x          2.18x         2.39x


----------------

(1) For purposes of these computations, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs), plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(2)  See "Capitalization" and Note 9 to Consolidated Financial Statements.

(3) EBITDA is calculated as income before income taxes, increased by interest expense, depreciation and goodwill amortization. As an indicator of the Company's operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(4) The Adjusted EBITDA data are being presented because such data relate to debt covenants under the Indenture. Calculations of the ratio of Adjusted EBITDA to interest expense have been performed in accordance with the definitions in the Indenture, except that the ratio of Adjusted EBITDA to interest expense for the nine months ended September 29, 1996 and September 28, 1997 has been calculated based on operating data for such nine-month periods rather than for the most recently completed four fiscal quarters ended on such dates. See "Description of the Notes."

     The details of the calculations of Adjusted EBITDA are set forth below:

                                                                                                  PRO FORMA
                                                                                        --------------------------------
                                                                                                    NINE        NINE
                                                                    NINE MONTHS ENDED     YEAR     MONTHS      MONTHS
                                                                   --------------------   ENDED     ENDED       ENDED
                                                                   SEPT. 29, SEPT. 28,   DEC. 31,  SEPT. 29,   SEPT. 28,
                                         YEAR ENDED DECEMBER 31,     1996      1997        1996      1996        1997
                                       -------------------------   --------- ----------  ---------  --------   ---------
                                       1994      1995      1996   (UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)(UNAUDITED)
                                     -------    -------   -------  ---------- ---------  ---------  ---------  ---------

                                                                       (THOUSANDS)
Income before income taxes
 (before giving effect to the
 Acquisitions) ....................  $27,819    $16,549   $27,864   $26,956   $38,172    $13,390     $15,939    $31,979
Add:
 Interest expense .................   13,149     24,822    32,044    23,741    30,494     46,518      34,758     36,687
 Goodwill amortization ............    1,064      1,170     1,664     1,201     1,421      1,664       1,201      1,421
 Depreciation .....................   16,796     20,252    23,857    18,072    16,796     23,857      18,072     16,796
 EBITDA adjustment for
  Acquisitions (a) ................      --         --        --        --        --       7,431       5,805        698
                                     -------    -------   -------   -------   -------    -------     -------    -------
Adjusted EBITDA ...................  $58,828    $62,793   $85,429   $69,970   $86,883    $92,860     $75,775    $87,581
                                     =======    =======   =======   =======   =======    =======     =======    =======


     (a) EBITDA adjustment for Acquisitions is to reflect incremental EBITDA as if the Acquisitions had occurred as of January 1, 1996.

(5) The principal assumption used in preparing the Pro Forma Operating Data is that each of the following events occurred as of January 1, 1996: the issuance of $100 million principal amount of Notes at an interest rate of 8% per annum; the issuance of $100 million principal amount of the 2006 Notes at an interest rate of 8-5/8% per annum; the repayment of approximately $22 million of indebtedness of USI outstanding in 1996; and the Acquisitions. The net effect of such assumptions is to decrease the Company's pro forma income before income taxes by $9.2, $6.8 and $6.0 million for the year 1996 and the first nine months of 1996 and 1997, respectively. As a result, the Company's pro forma provision for income taxes decreased by $3.5, $2.6 and $2.3 million for the year ended 1996 and the first nine months of 1996 and 1997, respectively, based on an effective marginal income tax rate of 39%.

================================================================================

                                  RISK FACTORS

     In addition to the other matters described in this Prospectus, the following risk factors should be carefully considered by each holder of the Old Notes before accepting the Exchange Offer, although the risk factors set forth below are generally applicable to the Old Notes as well as the New Notes.

SUBSTANTIAL LEVERAGE

     The Company has substantial consolidated debt outstanding. At September 28, 1997, the Company had total outstanding consolidated long-term debt of $419.6 million and common stockholder's equity of $116.5 million. On a pro forma basis, assuming consummation of the Offering and application of the net proceeds therefrom, the Company would have had as of September 28, 1997 total outstanding consolidated long-term debt of $518.9 million and common stockholder's equity of $116.5 million. In addition, subject to certain restrictions contained in the Credit Agreement, the indentures relating to the Deferred Coupon Notes and the 2006 Notes and the Indenture, the Company may incur additional indebtedness. The substantial leverage of the Company has important consequences for holders of the Notes, including the risk that the Company may not generate sufficient cash flow from operations to pay principal and interest on its indebtedness or to invest in its businesses. While the Company believes, based upon its historical and anticipated performance, that it should be able to satisfy its obligations (including the Notes) from operations and appropriate refinancings and otherwise, no assurance to that effect can be given. While other measures to raise cash to satisfy obligations include potential sales of assets or equity, the Company's ability to raise funds by selling either assets or equity is dependent on results of operations, market conditions, restrictions contained in the indentures relating to the Deferred Coupon Notes and the 2006 Notes, the Indenture and the Credit Agreement and other factors. In the event that the Company is unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, its ability to pay principal of and interest on the Notes would be adversely affected.

PARENTS' DEPENDENCE UPON COMPANY'S CASH FLOW

     The parent corporations of the Company are dependent upon the cash flow of their subsidiaries in order to satisfy their obligations, including asbestos-related claims and certain tax liabilities. The parent corporations of the Company are GAF, G-I Holdings Inc., a direct wholly owned subsidiary of GAF ("G-I Holdings"), G Industries Corp. and GAFBMC, and, except for the stock of the Company, the only significant asset of such parent corporations is the stock of GFC. In the event that such parent corporations should become unable to meet their cash requirements from sources other than the Company, subject to the terms of the Indenture, they might take various actions, including, among other things, seeking to cause (i) the Company to make distributions to its stockholder by means of dividends or otherwise, (ii) the Company to make loans to its parent corporations, or (iii) GAFBMC to sell common stock of the Company. There can be no assurance that any of the foregoing could be effected on satisfactory terms or that they would be sufficient to enable such affiliates to satisfy their obligations. In addition, creditors of the parent corporations could seek to cause GAFBMC to sell common stock of the Company or take similar action in order to satisfy liabilities owed to such creditors. See "--Asbestos Claims Filed Against GAF," "--GAF Group Federal Income Tax Liability" and Notes 3, 5 and 12 to Consolidated Financial Statements

ASBESTOS CLAIMS FILED AGAINST GAF

     Bodily Injury Claims. In connection with its formation, BMCA contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber ("Asbestos Claims") of its parent, GAFBMC. As of March 30, 1997, BMCA had paid all of its assumed asbestos-related liabilities. G-I Holdings and GAFBMC have jointly and severally agreed to indemnify BMCA against any claims related to asbestos-related liabilities, other than those contractually assumed by BMCA, in the event that claims in connection with liabilities not assumed by BMCA are asserted against it.

     GAF has advised the Company that, as of September 28, 1997, it had been named as a defendant in approximately 65,500 pending lawsuits involving alleged Asbestos Claims, having resolved approximately 232,500 Asbestos Claims. Since December 31, 1996 and through September 28, 1997, GAF has settled approximately 9,000 Asbestos Claims and received notice of approximately 15,100 new Asbestos Claims.

     The reserves of GAF and G-I Holdings for asbestos bodily injury claims, as of September 28, 1997, were $277.1 million (before estimated present value of recoveries from products liability insurance policies of $184.3 million and related deferred tax benefits of $33.4 million). GAF and G-I Holdings have advised the Company that certain components of the asbestos-related liabilities and the related insurance recoveries have been reflected on a discounted basis in their financial statements. See Note 3 to Consolidated Financial Statements and "Business--Legal Proceedings--Insurance Matters."

     The amount of such reserves was based on the effectiveness of a proposed class action settlement of future Asbestos Claims (the "Settlement") and on assumptions which relate, among other things, to the number of new cases filed, the cost of resolving (either by settlement or litigation) pending and future claims, the realization of related tax benefits, the favorable resolution of pending litigation against certain insurance companies and the amount of GAF's recoveries from various insurance companies. See "Business--Legal Proceedings--Insurance Matters." On June 25, 1997, the United States Supreme Court affirmed the ruling of the United States Court of Appeals for the Third Circuit that the class proposed in the Settlement was not certifiable, thus rendering the Settlement inoperable. GAF and G-I Holdings have advised the Company that they are presently evaluating the effect of this Supreme Court decision on the amount of their reserves for asbestos-related liabilities (including the impact on discounted reserves), that such analysis could result in GAF and G-I Holdings increasing their estimates of asbestos-related liabilities, and that it is not currently possible to estimate the range or amount, if any, of such possible additional reserves. GAF and G-I Holdings have stated that they remain committed to effectuating a comprehensive resolution of Asbestos Claims, that they are presently exploring a number of options, both judicial and legislative, to accomplish such resolution, but that there can be no assurance that these efforts will be successful.

     The Company believes that it will not sustain any additional liability in connection with asbestos- related claims. While the Company cannot predict whether any asbestos-related claims will be asserted against it or its assets, or the outcome of any litigation relating to such claims, it believes that it has meritorious defenses to such claims. Moreover, it has been jointly and severally indemnified by G-I Holdings and GAFBMC with respect to such claims. Should GAF or GAFBMC be unable to satisfy judgments against it in asbestos-related lawsuits, its judgment creditors might seek to enforce their judgments against the assets of GAF or GAFBMC, including its holdings of common stock of the Company, and such enforcement could result in a change of control with respect to the Company.

     For additional information regarding asbestos-related matters, see "Business--Legal Proceedings" and Note 3 to Consolidated Financial Statements.

GAF GROUP FEDERAL INCOME TAX LIABILITY

     The Company, as a member of the GAF consolidated group for federal income tax purposes, is jointly and severally liable for federal income tax liabilities of the GAF consolidated group (including with respect to the Separation Transactions and tax liability relating to Rhone-Poulenc Surfactants and Specialties, L.P. (the "surfactants partnership")), but is indemnified under certain circumstances for such tax liabilities principally by GAF and G-I Holdings. On September 15, 1997, GAF received a tax assessment for the 1990 fiscal year relating to the surfactants partnership which could result in GAF incurring liabilities significantly in excess of GAF's deferred tax liability. GAF has advised the Company that it believes GFC will prevail in this matter although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its financial position or results of operations. See "Certain Relationships--Tax Sharing Agreement" and Note 5 to Consolidated Financial Statements.

CONTROLLING STOCKHOLDER

     The Company is an indirect wholly-owned subsidiary of GAF, which is controlled by Samuel J. Heyman, Chairman of the Board of Directors and Chief Executive Officer of GAF, G-I Holdings, GAFBMC and the Company. Accordingly, Mr. Heyman has the ability to elect the entire Board of Directors of each such company and determine the outcome of any other matter submitted to their respective stockholders for approval. In particular, subject to the terms of the Indenture, Mr. Heyman has the ability to effect certain corporate transactions, including merger, consolidations and the sale of all, or substantially all, of the Company's assets. See "Security Ownership of Certain Beneficial Owners and Management."

CHANGE OF CONTROL; ACCELERATION OF DEBT

     The Credit Agreement currently prohibits the Company from repurchasing any Notes. Upon the occurrence of a Change of Control, each holder of the Notes will have the right to require the Company to repurchase such holder's

Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. There can be no assurance that the Company will have sufficient funds available or will be permitted by its debt agreements to repurchase the Notes upon the occurrence of a Change of Control. The Company's failure to repurchase tendered Notes would constitute an Event of Default (as defined) under the Indenture, which would in turn constitute a default under the Credit Agreement and the indentures governing the Deferred Coupon Notes and the 2006 Notes. See "Description of the Notes--Change of Control Put and Call."

     The Credit Agreement provides the Company with a $75 million unsecured revolving credit facility, the full amount of which is available for letters of credit, provided that total borrowings and outstanding letters of credit may not exceed $75 million in the aggregate. If a change of control as defined in the Credit Agreement occurs, the credit facilities thereunder could be terminated and the loans thereunder accelerated by the lenders party thereto, an event which could also cause the Deferred Coupon Notes, the 2006 Notes and the Notes to be accelerated. See "Capitalization." Such an event could have a material adverse impact on the Company.

CERTAIN AGREEMENTS

     The Company purchases from International Specialty Products Inc. ("ISP"), a Delaware corporation that prior to the Separation Transactions was a subsidiary of GAF, all of its colored mineral granules requirements (except for the requirements of its California roofing plant which are supplied by a third party) under a supply contract which was renewed for one year, effective as of January 1, 1997, and is subject to annual renewal unless terminated by the Company or ISP. In December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants which are supplied by a third party) pursuant to a supply contract. In 1996 and the first nine months of 1997, the Company and USI purchased in the aggregate approximately $50.5 million and $40.8 million, respectively, of mineral products from ISP. Although the Company believes that, if necessary, it would be able to secure alternative sources for colored granules, there can be no assurance that the Company will be able to obtain sufficient quantities of such products in a timely manner and upon acceptable terms. See "Certain Relationships--Certain Purchases."

     As part of the Separation Transactions, the Company transferred to GFC its Nashville, Tennessee facility, which manufactures a significant portion of the Company's glass fiber requirements and entered into a supply contract with GFC under which GFC produces glass fiber for the Company. See "Certain Relationships--Certain Purchases."

     Pursuant to a management agreement which expires December 31, 1998, ISP provides certain general management, administrative and facilities services to BMCA and USI (including the use of BMCA's headquarters in Wayne, New Jersey), for which BMCA and USI paid ISP management fees of $3.9 million and $3.5 million in 1996 and the first nine months of 1997, respectively. As of January 1, 1997, BMCA and GFC entered into a management agreement under which BMCA provides certain general management, administrative and financial services to GFC. Under the management agreement which expires December 31, 1998, GFC is obligated to pay BMCA an annual management fee of $1,000,000. See "Certain Relationships--Management Agreements."

     The Company and its subsidiaries have entered into a Tax Sharing Agreement (as defined) with GAF and G-I Holdings with respect to the payment of federal income taxes and certain related matters. See "Certain Relationships--Tax Sharing Agreement."

     See "Description of the Notes--Certain Covenants--Limitations on Transactions with Affiliates" for limitations that will be imposed by the Indenture on transactions with affiliates of the Company.

RESTRICTIONS ON RESALE AND ABSENCE OF A PUBLIC MARKET

     Prior to the exchange of the New Notes offered hereby, there has been no public market for any of the Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of New Notes to sell their New Notes or (iii) the price at which the holders of New Notes will be able to sell their New Notes. If such market were to exist, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of the Company. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotations through any automated quotation system and no active market for the New Notes is currently anticipated. There is no assurance as to the liquidity of the trading market for the New Notes. Bear, Stearns & Co. Inc., BNY Capital Markets, Inc. and Chase Securities Inc. have advised the Company that they currently anticipate making a secondary market for the New Notes, but they are not obligated to do so, and there is no assurance that an active or liquid public trading market will develop for the New Notes.

EXCHANGE OFFER PROCEDURE

     Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation (as defined) of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for the New Notes should allow sufficient time to ensure timely delivery. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes except as described herein. See "The Exchange Offer--Purpose and Effect." In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. The Company does not intend to extend the Exchange Offer although it reserves the right to do so. See "The Exchange Offer."

                                 CAPITALIZATION

     The following table sets forth the Company's short-term debt and current maturities of long-term debt and consolidated capitalization as of September 28, 1997 and as adjusted on a pro forma basis to give effect to the issuance of the Notes. This table should be read in conjunction with the Company's Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                                                               AS OF SEPTEMBER 28, 1997
                                                                                      (UNAUDITED)
                                                                               -------------------------
                                                                                                 AS
                                                                                 ACTUAL      ADJUSTED(1)
                                                                                 --------    -----------
                                                                                      (THOUSANDS)
Short-term Debt and current maturities of Long-term Debt:
 Short-term debt ..............................................................  $   --       $   --
 Current maturities of long-term debt .........................................     3,728        3,728
                                                                                 --------     --------
    Total .....................................................................  $  3,728     $  3,728
                                                                                 ========     ========
Long-term Debt (excluding current maturities)(2):
 11-3/4 Senior Deferred Coupon Notes due 2004 .................................  $253,955     $253,955
 8-5/8% Senior Notes due 2006 .................................................    99,542       99,542
 8% Senior Notes due 2007 .....................................................      --         99,254
 Bank credit facilities(3) ....................................................      --           --
 Industrial revenue bonds .....................................................    11,125       11,125
 Obligations on mortgaged properties ..........................................     3,744        3,744
 Obligations under capital leases .............................................    47,536       47,536
                                                                                 --------     --------
    Total Long-term Debt (excluding current maturities) .......................  $415,902     $515,156
                                                                                 ========     ========
Stockholder's Equity:
 Series A Cumulative Redeemable Convertible Preferred Stock,
  $.01 par value per share; 100,000 shares authorized, no shares issued .......  $   --       $   --
 Common stock and additional paid-in capital ..................................   131,911      131,911
 Accumulated deficit ..........................................................   (16,889)     (16,889)
 Other ........................................................................     1,522        1,522
                                                                                 --------     --------
    Total Stockholder's Equity ................................................  $116,544     $116,544
                                                                                 ========     ========
    Total Capitalization ......................................................  $532,446     $631,700
                                                                                 ========     ========

----------

(1) For an explanation of the assumptions used to arrive at such adjusted information, see "Notes to Selected Financial Data."

(2) For a description of long-term debt, see Note 9 to Consolidated Financial Statements.

(3) On August 29, 1997, the Company's bank credit facilities were replaced with the Credit Agreement, a new three-year $75 million bank facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Financial Condition" and Note 9 to Consolidated Financial Statements.

                             SELECTED FINANCIAL DATA

     Set forth below are selected consolidated financial data of the Company. The results of any interim period are not necessarily indicative of the results to be expected for the full year. The historical financial information gives effect to the formation of the Company as if it had occurred on January 1, 1992 and the Company's financial statements have been prepared on a basis which retroactively reflects the formation of the Company at the beginning of the periods presented, except that the Company's assumption of the first $204.4 million of liability relating to pending and previously settled asbestos-related bodily injury cases and related income tax benefits of $79.7 million have been reflected as a charge of $124.7 million to stockholder's equity upon the Company's formation as of January 31, 1994. As of January 1, 1997, USI became a subsidiary of the Company through a capital contribution to the Company by G-I Holdings. Accordingly, the Company's historical consolidated financial statements include USI's results of operations from the date of its acquisition by G-I Holdings (October 20, 1995), including sales of $21.8, $99.0 and $76.3 million for the years ended December 31, 1995 and 1996, and for the nine months ended September 29, 1996, respectively, and net income (loss) of $(0.5), $1.3 and $0.8 million, respectively. See Note 1 to Consolidated Financial Statements. The results for the nine months ended September 28, 1997 include the results of the Leatherback business from its date of acquisition (March 14, 1997).

     The pro forma balance sheet data give effect to the issuance of the Notes as if the Offering had been completed as of September 28, 1997. The pro forma operating data give effect to the issuance of the Notes, the Acquisitions and the issuance of the 2006 Notes as if such transactions had been completed as of January 1, 1996. The pro forma financial information does not purport to project the financial position or the results of operations for any future period or to represent what the financial position or results of operations would have been if the issuance of the Notes, the Acquisitions or the issuance of the 2006 Notes had been completed at the dates indicated.

                                                                                               NINE MONTHS ENDED
                                                                                            -----------------------
                                                   YEAR ENDED DECEMBER 31,                   SEPT. 29,   SEPT. 28,
                                   -----------------------------------------------------        1996       1997
                                    1992        1993        1994        1995       1996     (UNAUDITED) (UNAUDITED)
                                   ------      ------      ------      ------     ------    ----------- -----------

                                                           (IN MILLIONS, EXCEPT RATIO DATA)

OPERATING DATA:
 Net sales ......................  $508.5      $559.2      $593.1     $687.2      $852.0      $648.4     $723.6
 Operating income ...............    34.6        41.5        44.7       45.9        61.4        51.2       59.8
 Interest expense ...............     3.6         2.0        13.1       24.8        32.0        23.7       30.5
 Income before income taxes(1) ..    23.1        33.0        27.8       16.5        27.9        27.0       38.2
 Income before cumulative effect
   of accounting change(1) ......    14.1        20.4        16.7       10.1        17.1        16.5       23.3
 Net income(1) ..................     6.5        20.4        16.7       10.1        17.1        16.5       23.3


                                                                                              SEPTEMBER 28, 1997
                                                                                            -----------------------
                                                         DECEMBER 31,                                       AS
                                   -----------------------------------------------------      ACTUAL    ADJUSTED(6)
                                    1992        1993        1994        1995       1996     (UNAUDITED) (UNAUDITED)
                                   ------      ------      ------      ------     ------    ----------- -----------

                                                                     (IN MILLIONS)

BALANCE SHEET DATA:
 Total working capital ..........  $ 33.8      $  4.8      $ 36.2     $ 54.6      $247.3      $195.6     $293.0
 Total assets ...................   297.3       259.4       452.3      559.3       701.6       694.7      794.0
 Long-term debt less current
   maturities(3) ................    34.1        38.7       229.2      310.3       405.7       415.9      515.2
 Total Stockholder's equity
   (deficit) ....................   110.0        85.9       (28.9)      15.8       143.2       116.5      116.5


                                                                                               NINE MONTHS ENDED
                                                                                            -----------------------
                                                                                             SEPT. 29,   SEPT. 28,
                                                   YEAR ENDED DECEMBER 31,                      1996        1997
                                   -----------------------------------------------------    -----------------------
                                    1992        1993        1994        1995       1996     (UNAUDITED) (UNAUDITED)
                                   ------      ------      ------      ------     ------    ----------- -----------

                                                           (IN MILLIONS, EXCEPT RATIO DATA)

OTHER DATA:
 Depreciation ...................  $ 12.8      $ 14.5      $ 16.8     $ 20.3      $ 23.9      $ 18.1     $ 16.8
 Goodwill amortization ..........     0.6         0.6         1.1        1.2         1.7         1.2        1.4
 Capital expenditures and
   acquisitions .................    15.6        19.0        54.3       54.1        25.6        15.7       56.7
 EBITDA (4) .....................    40.2        50.1        58.8       62.8        85.4        70.0       86.9
 Ratio of earnings to fixed
   charges (2) ..................     5.13x       8.60x       2.72x      1.58x       1.78x       2.02x      2.14x
 Ratio of EBITDA to interest
   expense (4) ..................    11.11x      24.51x       4.47x      2.53x       2.67x       2.95x      2.85x


                                                                                               NINE MONTHS ENDED
                                                                                YEAR ENDED   ---------------------
                                                                               DECEMBER 31,  SEPT. 29,   SEPT. 28,
                                                                                   1996        1996        1997
                                                                               ------------  ---------   ---------

                                                                                 (IN MILLIONS, EXCEPT RATIO DATA)
                                                                                             (UNAUDITED)

PRO FORMA OPERATING DATA (6):
 Interest expense ............................................................     $46.5       $34.8      $36.7
 Net income ..................................................................      11.4        12.3       19.6
 Adjusted EBITDA (5) .........................................................      92.9        75.8       87.6
 Ratio of earnings to fixed charges (2) ......................................       1.37x       1.53x      1.81x
 Ratio of Adjusted EBITDA to interest expense (5) ............................       2.00x       2.18x      2.39x


----------

(1) Income before income taxes for the year 1992 includes a pre-tax provision of $6.2 million in connection with the Company's estimated liability related to warranty claims for a discontinued product. Income before cumulative effect of an accounting change in 1992 includes the after-tax effects of the foregoing item.

     Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect as of January 1, 1992 of adopting SFAS No. 106 was a one-time charge against earnings of $7.7 million, after a related income tax benefit of $4.2 million.

(2) For purposes of these computations, earnings consist of income before income taxes and the cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest on indebtedness (including amortization of debt issuance costs), plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(3)  See "Capitalization" and Note 9 to Consolidated Financial Statements.

(4) EBITDA is calculated as income before income taxes, increased by interest expense, depreciation and goodwill amortization. As an indicator of the Company's operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(5) The Adjusted EBITDA data are being presented because such data relate to debt covenants under the Indenture. Calculations of the ratio of Adjusted EBITDA to interest expense have been performed in accordance with the definitions in the Indenture, except that the ratio of Adjusted EBITDA to interest expense for the nine months ended September 29, 1996 and September 28, 1997 has been calculated based on operating data for such nine-month periods rather than for the most recently completed four fiscal quarters ended on such dates. See "Description of the Notes." Also see "Summary Financial Data" for the details of the calculations of Adjusted EBITDA.

(6) The principal assumption used in preparing the Pro Forma Operating Data is that each of the following events occurred as of January 1, 1996: the issuance of $100 million principal amount of Notes at an interest rate of 8% per annum; the issuance of $100 million principal amount of the 2006 Notes at an interest rate of 85 @ 8% per annum; the repayment of approximately $22 million of indebtedness of USI outstanding in 1996; and the Acquisitions. The net effect of such assumptions is to decrease the Company's pro forma income before income taxes by $9.2, $6.8 and $6.0 million for the year 1996 and the first nine months of 1996 and 1997, respectively. As a result, the Company's pro forma provision for income taxes decreased by $3.5, $2.6 and $2.3 million for the year ended 1996 and the first nine months of 1996 and 1997, respectively, based on an effective marginal income tax rate of 39%.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     Building Materials Corporation of America (the "Company"), an indirect subsidiary of GAF Corporation ("GAF") and G-I Holdings Inc. ("G-I Holdings"), was formed in January 1994 to acquire the operating assets and certain liabilities of GAF Building Materials Corporation ("GAFBMC"), the Company's parent. See Note 1 to Consolidated Financial Statements. As a result of the Separation Transactions consummated on January 1, 1997, USI became a subsidiary of the Company through a capital contribution to the Company by G-I Holdings. Accordingly, the Company's historical consolidated financial statements include USI's results of operations from the date of its acquisition by G-I Holdings, including sales of $21.8, $99.0 and $76.3 million for the years ended December 31, 1995 and 1996, and the nine months ended September 29, 1996, respectively, and net income (loss) of $(0.5), $1.3 and $0.8 million, respectively. The Separation Transactions also included transferring the Company's glass fiber manufacturing facility in Nashville, Tennessee (and certain related assets and liabilities) to GFC and a contribution by G-I Holdings of approximately $82.5 million in cash and short-term investments to the Company. In that connection, GFC entered into a long-term supply agreement with the Company under which GFC has agreed to produce glass fiber for the Company. See "Certain Relationships."

RESULTS OF OPERATIONS

   First Nine Months of 1997 Compared With First Nine Months of 1996

     Net sales for the first nine months of 1997 were $723.6 million, an 11.6% increase over last year's sales of $648.4 million. The increase in sales reflected increased unit volumes of both residential and commercial roofing products, as well as the sales of the Leatherback Industries business. Average selling prices in the 1997 period declined slightly for residential roofing products and were higher for commercial roofing products compared to the 1996 period.

     Gross profit margin increased to 28.0% for the first nine months of 1997 compared with 27.4% for the same period in 1996, resulting primarily from lower raw material costs and improved product mix. Selling, general and administrative expenses increased slightly as a percentage of net sales from 19.3% to 19.5% in 1997, mainly reflecting increased costs of distribution incurred early in the year.

     Operating income for the first nine months of 1997 was $59.8 million, a 16.8% increase over the $51.2 million recorded last year. The increase in operating income was attributable to the increased sales and improved margins.

     Interest expense increased to $30.5 million in the first nine months of 1997 from $23.7 million last year, due primarily to higher debt levels. Other income, net, was $8.9 million compared with other expense, net, of $0.5 million last year. The improvement was primarily due to higher investment income.

     For the first nine months of 1997, the Company recorded net income of $23.3 million compared with net income of $16.5 million for the first nine months of 1996. The 41.3% increase in net income was attributable to higher operating and other income, partially offset by increased interest expense.

   1996 Compared With 1995

     Net sales for 1996 increased $164.8 million (24.0%) to $852.0 million compared with $687.2 million in 1995. The sales growth reflected a 13.2% increase in sales for BMCA (excluding the effect of USI sales) due to increased unit volumes of both residential and commercial roofing products and higher average residential selling prices, and also reflected USI sales of $99.0 million for the full year 1996 compared with $21.8 million for the period in 1995 after the date of acquisition.

     Gross profit margin improved to 27.0% in 1996 from 26.4% in 1995, resulting primarily from higher average residential selling prices, partially offset by higher raw material costs. Selling, general and administrative expenses increased 24.3% to $166.7 million in 1996 from $134.1 million in 1995, primarily reflecting higher distribution and selling costs to support the increased level of sales, and also reflecting $13.0 million higher expenses as a result of the inclusion of USI for the full year 1996. Selling, general and administrative expenses as a percentage of net sales increased slightly from 19.5% in 1995 to 19.6% in 1996.

     Operating income in 1996 was $61.4 million, an increase of $15.5 million (33.8%) compared with $45.9 million in 1995. The higher operating income was attributable to the increased sales and improved gross profit margins and included $4.3 million operating income from USI.

     Interest expense was $32.0 million in 1996 compared with $24.8 million in 1995, principally reflecting higher debt levels. Other expense, net, decreased to $1.5 million in 1996 from $4.5 million in 1995. The improvement was primarily attributable to higher investment income (up $4.8 million) partially offset by increased expenses related to the sale of the Company's receivables (up $.6 million) and certain litigation costs.

     The Company recorded net income in 1996 of $17.1 million compared with net income of $10.1 million in 1995. The 68.9% increase in net income was primarily attributable to higher operating income and lower other expense, net, partially offset by higher interest expense.

   1995 Compared With 1994

     Net sales for 1995 increased $94.1 million (15.9%) to $687.2 million, compared with $593.1 million in 1994. The sales growth primarily reflected higher unit volumes of both residential and commercial roofing products, including $21.8 million of sales of USI, acquired in October 1995, and those of the business of International Permalite Inc. ("IPI"), acquired in March 1994, and higher average selling prices.

     Gross profit margin decreased from 28.3% in 1994 to 26.4% in 1995, resulting principally from higher raw material costs, partially offset by the higher average selling prices. Selling, general and administrative expenses increased 9.7% to $134.1 million, primarily reflecting higher distribution and selling costs to support the increased level of sales, and also reflecting $3.6 million of USI expenses from the date of USI's acquisition. Selling, general and administrative expenses decreased as a percentage of net sales from 20.6% in 1994 to 19.5% in 1995.

     The Company recorded operating income of $45.9 million in 1995, up 2.5% compared with $44.7 million in 1994, due principally to the higher sales volumes, partially offset by the lower gross profit margins.

     Interest expense was $24.8 million in 1995 compared with $13.1 million in 1994. The increase was attributable to the issuance in June 1994 of the Deferred Coupon Notes. See Note 9 to Consolidated Financial Statements.

     Other expense, net, increased to $4.5 million in 1995 from $3.8 million in 1994. The increase was primarily attributable to increased expenses related to the sale of the Company's receivables (up $1.2 million) and certain litigation costs, partially offset by higher interest income from the Company's loan to a related party (up $0.9 million).

     The Company recorded net income in 1995 of $10.1 million compared with net income of $16.7 million in1994. The lower net income was primarily attributable to higher interest expense, partially offset by improved operating income.

LIQUIDITY AND FINANCIAL CONDITION

     The Company used $15.9 million of cash for operations during the first nine months of 1997, reinvested $56.7 million in capital programs and acquisitions, and generated $28 million from net sales of available-for-sale and held-to-maturity securities, for a net cash outflow of $44.6 million before financing activities.

     Cash invested in additional working capital totaled $52.3 million during the first nine months of 1997. This amount primarily reflected an increase in inventories of $9.1 million and a $57.6 million increase in receivables, including a $27 million increase in the receivable from the trust which purchases the Company's trade accounts receivable, partially offset by a $15.3 million increase in accounts payable and accrued liabilities. Cash used in operations also reflected a $22.3 million outflow for related party transactions, and a $14.3 million cash outlay for net purchases of trading securities.

     Cash used in financing activities for the first nine months of 1997 totaled $35.9 million, principallyreflecting $46 million of distributions to the Company's parent, $3.1 million of asbestos payments and $2.6 millionin repayments of long-term debt, partially offset by $15.6 million of proceeds from the sale of the Company'strade receivables.

     As a result of the foregoing factors, cash and cash equivalents decreased by $80.4 million during the first nine months of 1997 to $44.1 million (excluding $92.7 million of trading, available-for-sale and held-to-maturity securities and other short-term investments).

     The Company generated $53.1 million of cash from operations during 1996, invested $25.6 million for capital programs, and invested $38.9 million for net purchases of available-for-sale securities and other short-term investments, for a net cash outflow of $11.4 million before financing activities. Cash from operations included a cash outflow of $3.4 million for net purchases of trading securities.

     Cash invested in additional working capital totaled $14.9 million during 1996. This amount primarily reflected an increase in inventories of $8.1 million and a $5.1 million increase in receivables, reflecting higher sales levels.

     The Company generated $90.0 million from financing activities in 1996. On December 9, 1996, the Company issued $100 million principal amount of the 2006 Notes. In addition, principally as part of the Separation Transactions, G-I Holdings made cash contributions to the Company in 1996 of $86.1 million (not including contributions of $23.1 million of available-for-sale and held-to-maturity securities, also as part of the Separation Transactions). The Company utilized the net proceeds from the issuance of the 2006 Notes to repay indebtedness owed by USI to G-I Holdings of approximately $30 million and to pay the purchase price for the March 1997 acquisition of the assets of the Leatherback Industries division of Hollinee Corporation. The remainder of proceeds from the issuance of the 2006 Notes of approximately $42.1 million was utilized for general corporate purposes.

     Financing activities in 1996 also included $8.0 million of proceeds from the sale of the Company's receivables, offset by $34.9 million of repayments of long-term debt, $66.2 million of asbestos payments and $2.5 million of financing fees and expenses related to the issuance of the 2006 Notes.

     As a result of the foregoing factors, cash and cash equivalents increased by $78.6 million during 1996 to$124.6 million (excluding $106.2 million of trading, available-for-sale and held-to-maturity securities and other short-term investments).

     The Company's investment strategy is to seek returns in excess of money market rates on its available cash while minimizing market risks. There can be no assurance that the Company will be successful in implementing such a strategy. The Company invests primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. With respect to its equity positions, the Company is exposed to the risk of market loss. See Note 2 to Consolidated Financial Statements.

     In June 1996, the Company's bank credit facilities were extended to June 1997 on the same terms and conditions. Such facilities provided for revolving lines of credit of up to $32 million and letters of credit of up to $41 million, provided that total borrowings and outstanding letters of credit could not exceed $42 million. On August 29, 1997, such facilities were replaced with the Credit Agreement, which provides the Company with a $75 million unsecured revolving credit facility, the full amount of which is available for letters of credit, provided that total borrowings and outstanding letters of credit may not exceed $75 million in the aggregate. As of September 28, 1997, $38.6 million of letters of credit were outstanding and no amounts had been borrowed under the Credit Agreement. Under the terms of the Credit Agreement, the Company is subject to certain financial covenants, including interest coverage and leverage ratios, and dividends and other restricted payments are limited. The Company was in compliance with such covenants as of September 28, 1997.

     Additional borrowings by the Company are subject to certain covenants contained in the indentures relating to the Deferred Coupon Notes, the 2006 Notes and the Credit Agreement.

     The objectives of the Company in utilizing interest rate swap agreements are to lower funding costs, diversify sources of funding and manage interest rate exposure. As of September 28, 1997, the total notional amount of interest rate swaps outstanding was $65.5 million, and the amount of underlying debt relating to such swaps was $254.0 million. By utilizing interest rate swap agreements, the Company reduced its interest expense by $0.2, $1.5, $2.2, $1.6 and $1.5 million in 1994, 1995 and 1996 and the first nine months of 1996 and 1997, respectively. See Note 9 to Consolidated Financial Statements.

     See Note 9 to Consolidated Financial Statements for further information regarding the debt instruments ofthe Company.

     Upon its formation on January 31, 1994, the Company assumed the first $204.4 million of GAFBMC's liabilities relating to then pending cases and previously settled asbestos-related bodily injury cases, all of which had been paid as of March 30, 1997. Accordingly, as of January 31, 1994, the Company's stockholder's equity reflected a charge of $124.7 million, representing the Company's assumption of the aforementioned asbestos liabilities net of a corresponding income tax benefit. At September 28, 1997, the Company had total outstanding consolidated indebtedness of $419.6 million, of which $3.7 million matures prior to September 30, 1998, and stockholder's equity of $116.5 million. The Company anticipates funding such obligations from its cash and investments, operations and/or borrowings (which may include borrowings from affiliates). See "Business--Legal Proceedings" for further information regarding asbestos-related matters.

     In March 1993, the Company sold its trade accounts receivable ("receivables") to a trust, without recourse, pursuant to an agreement which provided for a maximum of $75 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. In November 1996, the Company repurchased the receivables sold pursuant to the 1993 agreement and sold them to a special purpose subsidiary of the Company, BMCA Receivables Corporation, without recourse, which in turn sold them to a new trust, without recourse, pursuant to new agreements. The new agreements provide for a maximum of $115 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. This facility expires in December 2001.

     The Company makes loans to, and borrows from, G-I Holdings and its subsidiaries at prevailing market rates. As of September 28, 1997, no loans were owed to the Company by G-I Holdings and no loans were owed by the Company to affiliates. In addition, the Company makes non-interest bearing advances to affiliates, of which $27.2 million were outstanding at September 28, 1997.

     The parent corporations of the Company are essentially holding companies without independent businesses or operations and, as such, are presently dependent upon the cash flow of their subsidiaries, principally the Company, in order to satisfy their obligations, including asbestos-related claims and certain potential tax liabilities including tax liabilities relating to Rhone-Poulenc Surfactants & Specialties, L.P., a Delaware limited partnership which operates, among other businesses, GFC's former surfactants chemicals business. The parent corporations of the Company are GAF, G-I Holdings, G Industries Corp. and GAFBMC, and, except for the Company, the only significant asset of such parent corporations is GFC. GAF has advised the Company that it expects to obtain funds to satisfy such obligations from, among other things, dividends and loans from subsidiaries (principally the Company) and from payments pursuant to the Tax Sharing Agreement between GAF and the Company. The indentures relating to the Notes, the 2006 Notes and the Deferred Coupon Notes and the Credit Agreement contain restrictions on the amount of dividends, loans and other restricted payments (as defined therein) which may be paid by the Company. As of September 28, 1997, after giving effect to the most restrictive of the aforementioned restrictions, the Company could have paid dividends and other Restricted Payments of up to $82.0 million. The Company does not believe that the dependence of its parent corporations on the cash flows of their subsidiaries should have a material adverse effect on the operations, liquidity or capital resources of the Company. For further information, see Notes 3, 5, 9 and 12 to Consolidated Financial Statements.

     The Company believes that it will have access to working capital or other assets sufficient to meet its capital and operating needs for the foreseeable future. The Company intends to use a substantial amount of the net proceeds from the Offering to fund the cost of its capital expenditure programs.

     For further information with regard to income taxes, see Note 5 to Consolidated Financial Statements.

     The Company does not believe that inflation has had a material effect on its results of operations during thepast three years. However, there can be no assurance that the Company's business will not be affected by inflationin the future.

     For a discussion of seasonality, see "Business--Seasonal Variations and Working Capital."

FORWARD-LOOKING STATEMENTS

     The discussions in this Prospectus contain both historical information and forward-looking statements. Although the Company believes that any such forward-looking statements are based on reasonable assumptions, these statements involve uncertainties that affect, among other things, the Company's operations, markets, products, services and prices. These uncertainties include economic, competitive, governmental and technological factors. Forward-looking statements contained herein are not historical facts, but only predictions. No assurances can be given that projected results or events will be achieved.

                                    BUSINESS


     The Company, incorporated under the laws of Delaware in 1994, is a wholly-owned subsidiary of GAF Building Materials Corporation ("GAFBMC"). The Company acquired the operating assets and certain liabilities of GAFBMC in 1994. GAFBMC is a wholly-owned subsidiary of G Industries Corp. ("G Industries"), which is a holding company that also owns all of the capital stock of GAF Fiberglass Corporation ("GFC"). G Industries is a wholly-owned subsidiary of G-I Holdings Inc. ("G-I Holdings"), a wholly-owned subsidiary of GAF. GAF is controlled by Samuel J. Heyman, Chairman of the Board of Directors of each of GAF, G-I Holdings, GFC and the Company and Chief Executive Officer of each of GAF, G-I Holdings, G Industries, GAFBMC, GFC and the Company. GAF was organized by Mr. Heyman for the purpose of effecting the acquisition in March 1989 of the predecessor company to GAF in a management-led buyout.


     The Company is a leading national manufacturer of a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets. The Company's products are produced at 26 manufacturing facilities. The Company believes that it holds the number one or two market position in each of the product lines in which it competes (based on unit sales), including leadership of the fast growing, premium laminated residential shingles and modified bitumen commercial roofing markets. Based on brand awareness studies, the Company's Timberliner product is the leading brand in residential roofing, and the Company's Ruberoidr product is the leading brand in the modified bitumen commercial roofing, the latter being the fastest growing segment in the commercial roofing industry. The Company does business under the name "GAF Materials Corporation."


     The Company operates 16 roofing manufacturing facilities, five roofing accessory plants, one glass mat manufacturing plant, two perlite roofing manufacturing plants, one liquid roofing membrane and adhesive plant and one fiber-cement siding plant. The Company has registered, through 1996, nine consecutive years of increases in operating income. During the five year period ended December 31, 1996, the Company's net sales and operating income have increased at average annual compound rates of approximately 14.9% and 18.3%, respectively, and its operating income margin has increased from 6.2% to 7.2%. The Company believes that its growth is primarily attributable to (i) improvement in its product mix, driven by a business strategy which emphasizes its higher-margin products; (ii) its low cost manufacturing operations; (iii) substantial capital spending programs for new property, plant and equipment that have enabled the Company to expand capacity and reduce manufacturing costs; (iv) the strength of its national distribution system; and (v) broadening its product lines through niche-type acquisitions.


     Effective as of January 31, 1994, GAFBMC transferred to the Company all of its business and assets (other than three closed manufacturing facilities, certain deferred tax assets and receivables from affiliates). The Company contractually assumed all of GAFBMC's liabilities, except (i) all of GAFBMC's environmental liabilities, other than environmental liabilities relating to the Company's plant sites and its business as then conducted, (ii) all of GAFBMC's tax liabilities, other than tax liabilities arising from the operations or business of the Company, and(iii) all of GAFBMC's asbestos-related liabilities, other than the first $204.4 million of such liabilities (whether for indemnity or defense) relating to then-pending asbestos-related bodily injury cases and previously settled asbestos-related bodily injury cases which the Company contractually assumed and agreed to pay. All of the Company's assumed asbestos-related liabilities had been satisfied as of March 30, 1997. G-I Holdings and GAFBMC have agreed, jointly and severally, to indemnify the Company from liabilities not assumed by the Company, including asbestos-related and environmental liabilities not expressly assumed by the Company and for all tax liabilities of the GAF consolidated tax group other than tax liabilities arising from the operations or business of the Company. See Note 3 to Consolidated Financial Statements, "Risk Factors--Parents' Dependence upon Company's Cash Flow" and "Certain Relationships--Tax Sharing Agreement."

     USI was acquired by G-I Holdings in October 1995 and became a subsidiary of the Company on January 1, 1997 as part of the Separation Transactions. The financial and statistical data regarding the Company contained herein reflect the results of USI from and after October 20, 1995, the date on which USI was acquired by G-I Holdings, except as expressly set forth herein. For pro forma information, see "Selected Financial Data."

INDUSTRY OVERVIEW

     The United States residential roofing industry comprises manufacturers of asphalt, tile, wood, slate and metal roofing materials, with asphalt roofing representing approximately 90% of industry residential roofing unit sales in 1996. Residential asphalt roofing materials comprise higher margin, premium laminated shingles and strip shingles, which represented approximately 27% and 73%, respectively, of industry asphalt roofing unit sales in 1996. Total asphalt residential unit sales grew during the past five years (from January 1, 1992 through December 31, 1996) at an average annual compound rate of approximately 6%, during which period unit sales of laminated and strip shingles grew at average annual compound rates of approximately 18% and 4%, respectively. While the Company believes that growth of laminated shingle sales will continue to exceed the growth of the overall residential asphalt roofing market, the Company expects increased competition in this product line.

     The United States commercial roofing industry comprises manufacturers of asphalt built-up roofing, modified bitumen, single-ply polymer and other roofing products. Approximately 70% of commercial roofing industry membrane unit sales utilize asphalt built-up roofing and modified bitumen products, both of which the Company manufactures and markets. Over the past five years, commercial roofing industry membrane unit sales experienced an increase of 7%, while unit sales of modified bitumen products grew at a rate of approximately 12%, the latter due principally to shifts in customer preferences.

     Over the past five years, approximately 80% of industry sales, as well as those of the Company, of both residential and commercial roofing products were for re-roofing, as opposed to new construction. As a result, the exposure of both the Company and the industry to cyclical downturns in the new construction market is substantially lower than other building material manufacturers which produce, for example, gypsum, wood and cement. Management expects that demand for re-roofing will continue to increase as the existing housing stock ages andas homeowners upgrade from standard strip roofing shingles to premium laminated shingles for enhanced aesthetics and durability.

RESIDENTIAL ROOFING PRODUCTS

     Residential roofing represented approximately 66% of the Company's net sales in 1996. The Company believes that it is the largest manufacturer of laminated shingles and the second largest manufacturer of strip shingles in the United States. The Company produces two lines of shingles, the Timberline(R) series and the Sovereign(R) series, as well as certain specialty shingles principally for regional markets.

     The Company's sales of laminated shingles represented approximately 37% of its residential sales in 1996, with sales of such shingles having grown during the five years ended December 31, 1996 at an average annual compound rate of approximately 13%. The Timberline(R) series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof.

     The Company's sales of strip shingles have grown at an average annual compound rate of approximately 9% during the past five years and represented approximately 50% of the Company's residential sales in 1996. The Sovereign(R) series includes a line of standard strip shingles and heavier weight 3-tab shingles designed to capitalize on the demand for quality shingles.

     All of the Company's asphalt roofing shingles have a Class A fire rating and are made from glass fiber mat, coated with waterproofing asphalt on both sides and surfaced with colored ceramic-coated mineral granules. The Company's other residential roofing products include Timbertex(R) and Ridgetex(TM) Hip & Ridge shingles, Shingle-Mate(R) underlayment, Weather Watch(R) ice and water barrier, a waterproof underlayment, and Cobra(R) ridge vent, a ventilation system on a coil, all of which enable the Company to offer a complete system of residential roofing components.

COMMERCIAL ROOFING PRODUCTS

     Commercial roofing represented approximately 34% of the Company's net sales in 1996. The Company manufactures a broad line of modified bitumen products, asphalt built-up roofing and roofing accessories. The Company markets commercial roofing through BMCA and USI and believes that it is the second largest manufacturer of asphalt built-up roofing products and the largest manufacturer of modified bitumen products in the United States. The Company also manufactures perlite roofing insulation products and accessories, which consist of low thermal insulation products for commercial roofing installation below the roofing membrane. The Company also markets isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coatings.

INCREASING EMPHASIS ON HIGHER MARGIN, PREMIUM PRODUCTS

     One of the Company's strategies to grow sales and profitability has been to improve its product mix, with an increased emphasis on laminated shingles and longer-life, high performance premium strip and specialty shingles, which sell at higher prices and profit margins than standard strip shingles. From January 1, 1992 and through December 31, 1996, the Company's unit sales of premium shingles have increased at an average annual compound rate of approximately 16%. This growth enabled the Company to significantly increase its premium product mix of residential sales. Management expects to continue this strategy to improve product mix by increasing sales of premium shingles.

SUBSTANTIAL CAPITAL PROGRAMS

     The Company believes that its plants are among the most modern in the industry, due in part to the fact that since 1985 and through December 31, 1996, the Company has invested in excess of $240 million in new property, plant and equipment (of which more than $135 million has been invested since the beginning of 1990), principally in order to increase capacity and implement process improvements to reduce manufacturing costs and has included the installation of efficient in-line lamination equipment in a number of its roofing plants, as well as the modernization of the Company's glass mat facilities. The Company has been able to reduce its manufacturing costs as a result of this capital program, the vertical integration discussed above, and the rigorous application of its process and quality control standards.

NEW PRODUCT DEVELOPMENT

     The Company believes that it has been among the most innovative industry leaders in terms of the introduction of new products, having been the first to develop the three-dimensional laminated roofing shingle, Timberliner, which created an entire new product line within the asphalt roofing industry. New products introduced by the Company in just the last four years include: the Timberline(R) 25 and Timberline Ultra(R) shingles, which offer wood shake appearance, enhanced visual depth and contrast simulating shadows; the Marquis(R) shingle, a heavyweight three-tab shingle designed for northern markets which offers greater flexibility and added durability in cold temperatures; the Grand Sequoia(R) shingle, a premier architectural shingle; and Ruberoid(R) 20/30, a polymer modified bitumen roofing system which utilizes fiberglass reinforcements coated with modified asphalt to form a durable high performance two-ply roofing membrane and which requires no additional treatment or coating to qualify for an Underwriters Laboratory Class A rating. In 1995, the Company introduced GAF CompositeRoof(TM), a new commercial roofing product that combines the tensile strength of built-up roofing with the flexibility and superior elongation of modified bitumen membranes. In 1997, the Company introduced Flexply(TM) 6, an enhanced performing premium built-up roofing felt, and Stratavent(R), a premium venting base sheet used in built-up roofing systems. See "--Legal Proceedings--Other Litigation."

ACQUISITIONS

     The Company's acquisition strategy is focused on niche-type acquisitions, designed to either complement existing product lines, further the geographic reach of the Company's business or increase its market shares, and preferably those which can benefit from the Company's strong national distribution network, manufacturing technology and marketing expertise. Recent acquisitions by the Company include the acquisition of the assets of the Leatherback Industries division of Hollinee Corporation, which is engaged in the manufacture and sale of asphalt-saturated roofing felts and other felt and construction paper products; the acquisition of the assets of Major Group, Incorporated, the manufacturer of the TOPCOAT(R) Roofing System, a liquid-applied polymer membrane system designed to protect and waterproof existing metal roofing; and the acquisition of USI, a leading national manufacturer of commercial roofing products.

RESIDENTIAL ROOFING

     The Company is a leading manufacturer of a complete line of premium residential roofing products, with residential roofing product sales representing approximately 66% of the Company's net sales in 1996. The Company has improved its sales mix of residential roofing products in recent years by increasing its emphasis on laminated products which generally are sold at higher prices with more attractive profit margins than its standard strip shingle products. The Company believes that it is the largest manufacturer of laminated residential roofing shingles, and the second largest manufacturer of standard shingles, in the United States.

     The Company produces two principal lines of roofing shingles, the Timberliner series and the Sovereignr series, as well as certain specialty shingles for regional markets.

     The Timberline(R) Series. The Timberline(R) Series offers a premium laminated product line that adds dramatic shadow lines and substantially improves the appearance of a roof. The series includes the GAF Timberline(R) 25 shingle, a mid-weight laminated shingle which serves as an economic trade-up for consumers, with a 25-year limited warranty; the Timberline(R) shingle, with a 30-year limited warranty, offering a woodshake appearance, enhanced visual depth and contrast simulating shadows and superior fire resistance and durability; and the Timberline Ultra(R) shingle, with a 40-year limited warranty, a super heavyweight laminated shingle with the same design features as the Timberline(R) 25 shingle, together with added durability.


     The Sovereign(R) Series. The Sovereign Series includes the standard 3-tab Sentinel(R) shingle with a 20-year limited warranty; the Royal Sovereign(R) shingle, a heavier 3-tab shingle with a 25-year limited warranty, designed to capitalize on the "middle market" for quality shingles; and the Marquis(R) Weathermax(TM) shingle, a super heavyweight 3-tab shingle with a 30-year limited warranty.


     Specialty Shingles. The Company's specialty asphalt shingles include:
Slateline(R) and Slateline(R) Color Contrast(TM) shingles offering the appearance of slate, labor savings in installation because of their larger size and a 30-year limited warranty; Dubl-Coverage(R) Tite-On(R) shingles offering a design feature that enables the shingles to lock together to form a double layer roof, and a 25-year limited warranty; and the Grand Sequoia(R) shingle, a premier architectural shingle with a 40-year limited warranty.

     WeatherStopper(TM) Roofing System. In addition to shingles, the Company supplies all the components necessary to install a complete roofing system. The Company's WeatherStopper(TM) Roofing System begins with Weather Watch(R) and stormguard waterproof underlayments for eaves, valleys and flashings to prevent water seepage between the roof deck and the shingles caused by ice build-ups and wind-driven rains. The Company's WeatherStopper(TM) Roofing System also includes Shingle-Mate(R) glass reinforced underlayment, Timbertex(R), Timber Ridge(TM), Ridgetex(TM) Hip and Ridge shingles which are significantly thicker and larger than standard hip and ridge shingles and provide dramatic accents to the slopes and planes of a roof and the Cobra(R) Ridge Vent which provides attic ventilation.

COMMERCIAL ROOFING

     The Company manufactures a full line of modified bitumen products, asphalt built-up roofing, liquid applied membrane and roofing accessories for use in the application of commercial roofing. Commercial roofing represented approximately 34% of the Company's net sales in 1996. Approximately 70% of commercial roofing industry membrane unit sales utilize asphalt built-up roofing and modified bitumen products, both of which the Company manufactures. The Company believes that it is the second largest manufacturer of asphalt built-up roofing products and the largest manufacturer of modified bitumen products in the United States.

     The Company provides comprehensive solutions to solve most commercial roofing needs. The Company manufactures glass membranes under the trademarks GAFGLAS(R) and Permaglas(R), which are made from asphalt impregnated glass fiber mat for use as a component in asphalt built-up roofing systems. Most of the Company's GAFGLAS(R) and Permaglas(R) products are assembled on the roof by applying successive layers of roofing membrane with asphalt and topped, in some applications, with gravel. Thermal insulation is often applied beneath the membrane. The Company also manufactures base sheets, flashings and other roofing accessories for use in these systems and perlite roofing insulation products, which consist of low thermal insulation that is installed as part of a commercial roofing application below the roofing membrane. In addition, the Company sells isocyanurate foam as roofing insulation, packaged asphalt and accessories such as vent stacks, roof insulation fasteners, cements and coating.

     Modified bitumen products are sold under the Ruberoid(R) trademark by the Company and under the Brai(R) trademark by USI and are used primarily in re-roofing applications or in combination with glass membranes in GAF CompositeRoof(TM) systems. These products consist of a roofing membrane utilizing polymer-modified asphalt, which strengthens and increases flexibility and is reinforced with a polyester non-woven mat or a glass mat. Modified bitumen systems provide high strength characteristics, such as weatherability, water resistance, and labor cost savings due to ease of application.

MARKETING AND SALES

     The Company has one of the industry's largest sales forces, which is supported by a staff of technical professionals who work directly with architects, consultants, contractors and building owners. The Company markets its roofing products through its own sales force of approximately 160 full-time employees and independent sales representatives operating from five regional sales offices located across the United States. System solutions are promoted at the contractor level by the sales force. USI markets its roofing products through approximately 50 full-time employees and independent sales representatives. A major portion of the Company's roofing product sales are to wholesale distributors who resell the Company's products to roofing contractors and retailers. The Company believes that the wholesale distribution channel offers the most attractive margins of all roofing market distribution channels and represents the principal distribution channel for professionally installed asphalt roofing products, and that its nationwide coverage has contributed to its roofing products being among the most recognized and requested brands in the industry. In addition, the Company's sales to large national retailers are growing rapidly and expanding the availability of the Company's products on a nationwide basis.

     No single customer accounted for as much as 10% of the Company's 1996 sales, except for American Builders and Contractors Supply Co., Inc., which accounted for approximately 11% of such sales.

RAW MATERIALS

     The major raw materials required for the manufacture of the Company's roofing products are asphalt, mineral stabilizer, glass fiber, glass fiber mat and granules. Asphalt and mineral stabilizer are available from a large number of suppliers and the Company currently has contracts with several of these suppliers, with others available as substitutes. Prices of most raw materials have been relatively stable, rising moderately with general industrial prices, while the price of asphalt tends to move in step with the price of crude oil.

     Five of the Company's roofing plants have easy access to deep water ports thereby permitting delivery of asphalt by ship, the most economical means of transport. The Company's Chester, South Carolina plant manufactures glass fiber mat substrate. The Company purchases from ISP substantially all its requirements for colored roofing granules (except for the requirements of its California roofing plant which are supplied by a third party) under a supply contract that was renewed for one year effective January 1, 1997 and is subject to annual renewal unless terminated by the Company or ISP. In addition, in December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants which are supplied by a third party) pursuant to a supply contract. As part of the Separation Transactions, the Company transferred to GFC its Nashville, Tennessee facility, which manufactures a significant portion of the Company's glass fiber requirements, and entered into a supply contract with GFC under which GFC produces glass fiber for the Company.

SEASONAL VARIATIONS AND WORKING CAPITAL

     Sales of roofing products in the northern regions of the United States generally decline during the winter months due to adverse weather conditions. Generally, the Company's inventory practice includes increasing inventory levels in the first and the second quarter in order to meet peak season demand (June through November).

WARRANTY CLAIMS

     The Company provides certain limited warranties covering most of its residential roofing products for periods ranging from 20 to 40 years. Although terms of warranties vary, the Company believes that its warranties generally are consistent with those offered by its competitors. The Company also offers limited warranties and guarantees of varying duration on its commercial roofing products. The Company currently believes that the reserves established for estimated probable future warranty claims are adequate.

COMPETITION

     The roofing products industry is highly competitive and includes a number of national competitors, which in the residential roofing market are Owens-Corning, Tamko, Elcor and Celotex, and in the commercial roofing market are Johns Manville, Celotex, Firestone and Carlisle. In addition, there are numerous regional competitors.

     Competition is based largely upon products and service quality, distribution capability, price and credit terms and the Company believes that it is well positioned in the marketplace as a result of its broad product lines in both the residential and commercial markets, consistently high product quality, strong sales force and national distribution capabilities. As a result of the growth in demand for premium laminated shingles, a number of roofing manufacturers, including the Company, have increased their laminated shingle production capacity in recent years and the Company expects increased competition in this area.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities are focused primarily on the development of new products, process improvements and the testing of alternative raw materials and supplies. The Company's research and development activities, dedicated to residential, commercial and fiberglass products, are located at technical centers at Wayne, New Jersey, Nashville, Tennessee and Port Arthur, Texas. The Company's research and development expenditures were approximately $2.5 million, $3.1 million and $4.5 million in 1994, 1995 and 1996, respectively.

PROPERTIES

     The corporate headquarters and principal research and development laboratories of the Company are located at a 100-acre campus-like office and research park owned by a subsidiary of ISP, at 1361 Alps Road, Wayne, New Jersey 07470. The Company occupies its headquarters pursuant to its management agreement with ISP. See "Certain Relationships--Management Agreements."

     The principal real properties either owned by, or leased to, the Company or its subsidiaries are described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, the Company maintains sales offices and warehouses, substantially all of which are in leased premises under relatively short-term leases.

      LOCATION                                 FACILITY
      --------                                 --------
      Alabama
       Mobile ...............................  Plant, Warehouse*
      Arizona
       Chandler .............................  Warehouse*
      California
       Fontana ..............................  Plant, Sales Office
       Hollister ............................  Plant, Plant*
       Ontario ..............................  Plant, Sales Office
       Stockton .............................  Plant, Plant, Warehouse*
      Florida
       Tampa ................................  Plant, Sales Office*
      Georgia
       Monroe ...............................  Plant, Warehouse*
       Savannah .............................  Plant, Sales Office
      Indiana
       Mount Vernon .........................  Plant, Sales Office
      Illinois
       Naperville ...........................  Sales Office*
      Kentucky
       Florence .............................  Plant
      Maryland
       Baltimore ............................  Plant, Warehouse*
      Massachusetts
       Millis ...............................  Plant, Sales Office
       Walpole ..............................  Plant*
      Minnesota
       Minneapolis ..........................  Plant, Sales Office, Warehouse*
      New Jersey
       Branchburg ...........................  Warehouse*
       North Branch .........................  Plant
       North Brunswick ......................  Sales Office*, Warehouse*
       Wayne ................................  Headquarters, Corporate
                                                 Administrative Offices,
                                                 Research Center*

      New Mexico
       Albuquerque ..........................  Plant
      Ohio
       Wadsworth ............................  Plant*, Warehouse*
      Oregon
       Corvallis ............................  Plant
      Pennsylvania
       Erie .................................  Plant, Sales Office, Warehouse*
       Wind Gap .............................  Plant
      South Carolina
       Chester ..............................  Plant
      Tennessee
       Nashville ............................  Research Center
      Texas
       Dallas ...............................  Plant, Sales Office, Warehouse*
       Fannett ..............................  Warehouse
       Houston ..............................  Plant, Warehouse, Warehouse*
       Nederland ............................  Plant
       Port Arthur ..........................  Plant, Warehouse, Office

----------
  * Leased Property

     The Company believes that its plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 1996, the Company made capital expenditures in the amount of $25.6 million relating to plant, property and equipment.

PATENTS AND TRADEMARKS

     The Company owns approximately 47 domestic and 83 foreign patents or patent applications and owns or licenses approximately 143 domestic and 55 foreign trademark registrations. While the Company believes the patent protection covering certain of its products to be material to those products, such patents are not of material significance to the Company's business.

     The Company believes that the duration of the existing patents and patent licenses is satisfactory.

ENVIRONMENTAL COMPLIANCE

     Since 1970, a wide variety of federal, state and local environmental laws and regulations relating to environmental matters (the "Regulations") have been adopted and amended. By reason of the nature of the operations of the Company and its predecessor and certain of the substances that are, or have been, used, produced or discharged at their plants or at other locations, the Company is affected by the Regulations. The Company has made capital expenditures averaging approximately $500,000 during each of the last three years in order to comply with the Regulations (which expenditures are included in additions to property, plant and equipment) and anticipates that aggregate capital expenditures relating to environmental compliance in each of 1998 and 1999 will beapproximately $600,000.

     The Regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. The Company believes that its manufacturing facilities comply in all material respects with applicable Regulations, and, while it cannot predict whether more burdensome requirements will be adopted in the future, it believes that any potential liability for compliance with the Regulations will not materially affect its business, liquidity or financial position.

LEGAL PROCEEDINGS

     Bodily Injury Claims. In connection with its formation, BMCA contractually assumed and agreed to pay the first $204.4 million of liabilities for asbestos-related bodily injury claims relating to the inhalation of asbestos fiber

 ("Asbestos Claims") of its parent, GAFBMC. As of March 30, 1997, BMCA had paid all of its assumed asbestos-related liabilities. G-I Holdings and GAFBMC have jointly and severally agreed to indemnify BMCA against any claims related to asbestos-related liabilities, other than those contractually assumed by BMCA, in the event that claims in connection with liabilities not assumed by BMCA are asserted against it.

     GAF has advised the Company that, as of September 28, 1997, it had been named as a defendant in approximately 65,500 pending lawsuits involving alleged Asbestos Claims, having resolved approximately 232,500 Asbestos Claims. Since December 31, 1996 through September 28, 1997, GAF has settled approximately 9,000 Asbestos Claims and received notice of approximately 15,100 new Asbestos Claims.

     The reserves of GAF and G-I Holdings for asbestos bodily injury claims, as of September 28, 1997, were $277.1 million (before estimated present value of recoveries from products liability insurance policies of $184.3 million and related deferred tax benefits of $33.4 million). GAF and G-I Holdings have advised the Company that certain components of the asbestos-related liabilities and the related insurance recoveries have been reflected on a discounted basis in their financial statements. See Note 3 to Consolidated Financial Statements and "--Insurance Matters."

     The amount of such reserves was based on the effectiveness of a proposed class action settlement of future Asbestos Claims (the "Settlement") and on assumptions which relate, among other things, to the number of new cases filed, the cost of resolving (either by settlement or litigation) pending and future claims, the realization of related tax benefits, the favorable resolution of pending litigation against certain insurance companies and the amount of GAF's recoveries from various insurance companies. See "--Insurance Matters." On June 25, 1997, the United States Supreme Court affirmed the ruling of the United States Court of Appeals for the Third Circuit that the class proposed in the Settlement was not certifiable, thus rendering the Settlement inoperable. GAF and G-I Holdings have advised the Company that they are presently evaluating the effect of this Supreme Court decision on the amount of their reserves for asbestos-related liabilities (including the impact on discounted reserves), that such analysis could result in GAF and G-I Holdings increasing their estimates of asbestos-related liabilities, and that it is not currently possible to estimate the range or amount, if any, of such possible additional reserves. GAF and G-I Holdings have stated that they remain committed to effectuating a comprehensive resolution of Asbestos Claims, that they are presently exploring a number of options, both judicial and legislative, to accomplish such resolution, but that there can be no assurance that these efforts will be successful.

     The Company believes that it will not sustain any additional liability in connection with asbestos-related claims. While the Company cannot predict whether any asbestos-related claims will be asserted against it or its assets, or the outcome of any litigation relating to such claims, it believes that it has meritorious defenses to such claims. Moreover, it has been jointly and severally indemnified by G-I Holdings and GAFBMC with respect to such claims. Should GAF or GAFBMC be unable to satisfy judgments against it in asbestos-related lawsuits, its judgment creditors might seek to enforce their judgments against the assets of GAF or GAFBMC, including its holdings of common stock of the Company, and such enforcement could result in a change of control with respect to the Company.

     Asbestos-in-Building Claims. GAF has also been named as a co-defendant in asbestos-in-buildings cases for economic and property damage or other injuries based upon an alleged present or future need to remove asbestos containing materials from public and private buildings ("Building Claims"). Since these actions were first initiated 14 years ago, GAF has not only successfully disposed of approximately 144 such cases at an average disposition cost (including cases disposed of at no cost to GAF) of approximately $18,000 per case (all of which have been paid by insurance under reservation of rights), but is a co-defendant in only 4 remaining lawsuits. See "--Insurance Matters." BMCA has not assumed any liabilities with respect to Building Claims, and G-I Holdings and GAFBMC have jointly and severally agreed to indemnify BMCA against any such liabilities in the event any such claims are asserted against it.

     Insurance Matters. GAF and G-I Holdings had available, as of September 28, 1997, to pay asbestos-related bodily injury claims aggregate insurance coverage of $193.7 million (which amount was used in the reserve calculation referred to in "Bodily Injury Claims" and is reduced as asbestos-related liabilities are satisfied), $13.2 million of which is the subject of negotiations with various insurers and/or the Coverage Action described below, and which $13.2 million of coverage GAF believes will be available to it either by agreement with its insurance carriers or, if necessary, by legal action. In addition to the $193.7 million of insurance referred to above, GAF and G-I Holdings have $57.2 million of additional insurance which may be available to pay a portion of the Asbestos Claims, which has not been included in the reserve calculations.

     Concurrently with the filing of the class action complaint relating to the Settlement, the members of the Center for Claims Resolution (the "CCR"), a non-profit organization of asbestos defendant companies including GAF, filed a third-party action with the United States District Court in Philadelphia against certain product liability insurers whose policies will or may be called upon to respond to asbestos-related bodily injury claims (the "Coverage Action"). The third-party complaint sought a declaratory judgment on behalf of certain CCR members, including GAF, against various third-party defendant product liability insurers to the effect that those insurers are obligated to provide coverage for Asbestos Claims. On June 27, 1997, GAF and other members of the CCR filed a motion for leave to file amended third party complaints for coverage for Asbestos Claims without reference to the Settlement and for leave to consolidate their amended third party complaints. The insurers who are defendants in GAF's amended third-party complaint are Atlanta International, Employers Mutual and Northbrook. The insurance carrier third-party defendants have raised various defenses to the Coverage Action including that the action creates a procedural morass, fails to name indispensable parties, and that the separate amended complaints of the various CCR members should not be consolidated.

     In October 1983, GAF filed a lawsuit in Los Angeles, California Superior Court against its past insurance carriers to obtain a judicial determination that such carriers were obligated to defend and indemnify it for Building Claims. GAF is seeking declaratory relief as well as compensatory damages. This action is presently in the pre-trial pleading stage. The parties have agreed to hold this action in abeyance until such time as they are better able to evaluate developments as they may occur in the Building Claims. Because such litigation is in early stages and evidence and interpretations of important legal questions are presently unavailable, it is not possible to predict the future of such litigation.


     In all the Building Claims, GAF's defense costs have been paid by one of its primary carriers. While GAF expects that such primary carrier will continue to defend and indemnify GAF, such primary carrier has reserved its rights to later refuse to defend and indemnify GAF and to seek reimbursement for some or all of the fees paid to defend and resolve the Building Claims. GAF believes that it will be able to resolve such cases for amounts within the total indemnity obligations available from such primary carrier. GAF further believes that it would prevail if the carrier's claims for reimbursement of fees paid to defend and resolve these cases were adjudicated by a court.


ENVIRONMENTAL LITIGATION

     BMCA, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ("Environmental Claims") under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites, a number of which are in the early stages or have been dormant for protracted periods.

     In connection with its formation, BMCA contractually assumed all environmental liabilities of GAFBMC relating to existing plant sites and the business of BMCA as then conducted, and the estimates referred to below reflect those environmental liabilities assumed by BMCA and other environmental liabilities of the Company. The environmental liabilities of GAFBMC which were not assumed by BMCA, for which G-I Holdings and GAFBMC have agreed to indemnify the Company, relate primarily to closed manufacturing facilities. G-I Holdings estimates that, as of September 28, 1997, its liability in respect of the environmental liabilities of GAFBMC not assumed by BMCA was approximately $14.5 million, before insurance recoveries reflected on its balance sheet of $6.4 million, as compared to BMCA's estimate of its liability as of September 28, 1997 in respect of assumed and other environmental liabilities of $1.0 million, before insurance recoveries reflected on its balance sheet (discussed below) of $0.5 million ("estimated recoveries").

     At most sites, BMCA anticipates that liability will be apportioned among the companies found to be responsible for the presence of hazardous substances at the site. Although it is difficult to predict the ultimate resolution of these claims, based on BMCA's evaluation of the financial responsibility of the parties involved and their insurers, relevant legal issues and cost sharing arrangements now in place, BMCA estimates that its liability in respect of all Environmental Claims, including certain environmental compliance expenses, will be as discussed above.

     After considering the relevant legal issues and other pertinent factors, BMCA believes that it will receive the estimated recoveries and it may receive amounts substantially in excess thereof. BMCA believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although BMCA's insurers have not affirmed a legal obligation under the policies to provide indemnity for such claims.

     The estimated recoveries are based in part upon interim agreements with certain insurers. BMCA terminated these agreements in 1995, and on March 8, 1995 GAF commenced litigation on behalf of it and its subsidiaries in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. The action was dismissed by the Court in December 1997 for lack of federal jurisdiction and the defendant insurers have filed a notice of appeal. On June 16, 1997 GAF filed a similar action against the insurers in the Superior Court of New Jersey, Somerset County, which action is proceeding. While BMCA believes that its claims are meritorious, there can be no assurance that BMCA will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.


     The Company believes that it will not sustain any liability for environmental liabilities of GAFBMC other than those that it has contractually assumed or that relate to the operations of its business. While the Company cannot predict whether any claims for non-assumed environmental liabilities will be asserted against it or its assets, or the outcome of any litigation relative to such claims, it believes that it has meritorious defenses to such claims. Moreover, it has been jointly and severally indemnified by G-I Holdings and GAFBMC with respect to such claims, and G-I Holdings has advised BMCA that it believes it has and will have sufficient resources to enable it to satisfy its environmental liabilities. The possible consequences to the Company of the failure of G-I Holdings and GAFBMC to satisfy judgments against them in environmental-related lawsuits are described in the second to last paragraph of "Risk Factors--Asbestos Claims Filed Against GAF."

OTHER LITIGATION

     Litigation is pending between the Company and Elk Corporation of Dallas ("Elk") in the United States District Court for the Northern District of Texas relating to certain aspects of the Company's laminated shingles, which Elk claims infringe design and utility patents issued to it. Elk also asserts that the Company has appropriated the trade dress of Elk's product. Elk seeks injunctive relief, damages and attorneys' fees. The Company denies infringement of Elk's patents or appropriation of Elk's trade dress, and has sued for a declaration that Elk's patents are invalid and unenforceable and that the Company's shingles do not infringe any of Elk's rights, and has sought money damages for Elk's unfair competition. On October 10, 1997, the Court issued an opinion holding that Elk's design patent is unenforceable because it was obtained through fraud and inequitable conduct. The Company believes that it will prevail on the balance of Elk's claims as well.


     On or about April 29, 1996, an action was commenced in the Circuit Court of Mobile County, Alabama against GAFBMC on behalf of a purported nationwide class of purchasers of, or current owners of, buildings with asphalt shingles manufactured by GAFBMC since January 1979. The action alleges, among other things, that such shingles were defective and seeks unspecified damages on behalf of the purported class. On or about January 7, 1997, an action was commenced in the Superior Court of New Jersey, Middlesex County against GAFBMC on behalf of a purported nationwide class of owners of buildings with shingles manufactured by GAFBMC who allegedly have suffered damages since January 1991. The action alleges, among other things, that such shingles were defective and seeks unspecified damages on behalf of the purported class. In August 1997, the Company filed a motion to deny class certification of the action, which motion remains pending. On or about September 19, 1997, an action was commenced in the Superior Court of New Jersey, Passaic County, against GAFBMC and GAF on behalf of a nationwide class of owners of structures with roof shingles manufactured and distributed by GAFBMC and which were installed from 1988 to 1993. The action alleges, among other things, that such shingles were defective andseeks unspecified damages on behalf of the purported class. On or about December 1, 1997, an action was commenced in the Supreme Court of the State of New York, County of Nassau, against GAFBMC and GAF on behalf of a nationwide class of owners of structures with roof shingles manufactured and distributed by GAFBMC which were installed between 1985 and 1993. The action alleges, among other things, that such shingles were defective and seeks unspecified damages on behalf of the purported class. Plaintiffs have not moved for class certification in any of these actions.


     On August 14, 1996, an action was commenced in Pointe Coupee Parish, Louisiana, against GAF and GAFBMC on behalf of a purported nationwide class of those who own or did own single family residences on which GAF Timberliner shingles were installed. The Company was not served or otherwise notified of the action until November 1996. Without any notice to the Company, in August 1996, the court in Pointe Coupee conditionally certified the nationwide class, reserving the right to decertify the class or otherwise modify this order. The Company has appealed the state court's conditional class certification. The action alleges that the shingles were defective and seeks unspecified damages on behalf of the purported class.

     The Company does not believe a class is warranted in any of these actions, and intends to vigorouslyoppose them.

                                      * * *

     The Company believes that the ultimate disposition of the cases described above under "Environmental Litigation," "Asbestos-in-Building Claims" and "Other Litigation" will not, individually or in the aggregate, have a material adverse effect on the Company's liquidity, financial position or results of operations.

EMPLOYEES


     At September 30, 1997, the Company employed approximately 3,000 people worldwide, approximately 1,045 of which were subject to 16 union contracts. The contracts are effective for three to four-year periods. During 1997, five labor contracts expired and were renegotiated. The Company believes that its relations with its employees and their unions are satisfactory.


     The Company has in effect various benefit plans, which include a non-qualified retirement plan for a group of executives, a capital accumulation plan for its salaried and certain hourly employees, a flexible benefit plan for its salaried employees, a retirement plan for certain of its hourly employees, and group insurance agreements providing life, accidental death, disability, hospital, surgical, medical and dental coverage. In addition, the Company has contracted with various health maintenance organizations to provide medical benefits. The Company and, in many cases, its employees contribute to the cost of these plans.

                                   MANAGEMENT

     The following table sets forth the name, age, position and other information with respect to the directors and executive officers of the Company. Each person listed below is a citizen of the United States.

                                                                     PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD(1)                          AGE             AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                          ---             --------------------------------

Samuel J. Heyman ................................  58     Mr. Heyman has been a director and Chairman of
 Director, Chairman and Chief                              BMCA since its formation and Chief Executive
 Executive Officer                                         Officer of BMCA since June 1996. He has served as
                                                           a director and Chairman and Chief Executive Officer
                                                           of ISP since its formation in May 1991 and Chief
                                                           Executive Officer of GAFBMC since May 1994. Mr.
                                                           Heyman has held the same offices with GAF, G-I
                                                           Holdings and certain of its subsidiaries since
                                                           April 1989, prior to which he held the same
                                                           position with GAF's predecessor from December 1983
                                                           to April 1989. Mr. Heyman has been a director of
                                                           USI since October 1995, and of ISP Holdings Inc.
                                                           ("ISP Holdings") since its formation. He is also
                                                           the Chief Executive Officer, Manager and General
                                                           Partner of a number of closely held real estate
                                                           development companies and partnerships whose
                                                           investments include commercial real estate and a
                                                           portfolio of publicly traded securities.

Sunil Kumar .....................................  48     Mr. Kumar has been the President, Chief Operating
 Director, President and                                   Officer and a director of BMCA since July 1996,
 Chief Operating Officer                                   March 1996 and May 1995, respectively. He was
                                                           President, Commercial Roofing Products Division,
                                                           and Vice President of BMCA from February 1995 to
                                                           March 1996. He has been Vice Chairman and a
                                                           director of USI since October 1995. From 1992 to
                                                           February 1995, he was Executive Vice President of
                                                           Bridgestone/Firestone Inc., a retail distributor
                                                           and manufacturer of tires and provider of
                                                           automobile services. From 1982 to 1990, Mr. Kumar
                                                           was President of Firestone Building Products
                                                           Company, and from 1990 to 1992 he was Vice
                                                           President of Bridgestone/Firestone.

James P. Rogers .................................  46     Mr. Rogers has been a director of BMCA since its
 Director and Executive Vice                               formation and Executive Vice President of BMCA
 President                                                 since December 1996. Mr. Rogers has been
                                                           Executive Vice President and Chief Financial
                                                           Officer of GAF, G-I Holdings and certain of its
                                                           subsidiaries and Executive Vice President-Finance
                                                           of ISP since December 1996. He was Senior Vice
                                                           President of such corporations from November 1993
                                                           to December 1996 and of BMCA from its formation to
                                                           December 1996. Mr. Rogers has been a director and
                                                           Senior Vice President of USI since October 1995 and
                                                           ISP Holdings since its formation. Mr. Rogers was
                                                           Treasurer of BMCA from its formation until December
                                                           1994. Mr. Rogers has served as Treasurer of G-I
                                                           Holdings, GAF and certain of its subsidiaries


                                                                     PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD(1)                          AGE             AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                          ---             --------------------------------
                                                           since March 1992 and was Vice President-Finance of
                                                           such corporations from March 1992 to October 1993.
                                                           From August 1987 to March 1992, Mr. Rogers was
                                                           Treasurer of Amphenol Corporation, a manufacturer
                                                           of electronic connectors.

Richard A. Weinberg .............................  38     Mr. Weinberg has been Senior Vice President and
 Senior Vice President and                                 General Counsel of BMCA since May 1996. He has
 General Counsel                                           been Senior Vice President and General Counsel of
                                                           GAF, G-I Holdings, ISP and certain of their
                                                           subsidiaries since May 1996 and of ISP Holdings
                                                           since its formation. He was Vice President and
                                                           General Counsel of BMCA from September 1994 to May
                                                           1996, Vice President-Law of BMCA from May 1994 to
                                                           September 1994 and Vice President-Law of GAFBMC
                                                           from April 1993 to May 1994. Mr. Weinberg was
                                                           employed by Reliance Group Holdings Inc., a
                                                           diversified insurance holding company, as Staff
                                                           Counsel from October 1987 to January 1990 and as
                                                           Assistant Vice President and Corporate Counsel from
                                                           January 1990 to April 1993.

Donald W. LaPalme ...............................  60     Dr. LaPalme has been Senior  Vice President-Operations
 Senior Vice President--Operations                         of BMCA and certain of its subsidiaries since April
                                                           1996. He was Vice President-Operations of BMCA and
                                                           certain of its subsidiaries from January 1994 to
                                                           April 1996 and held the same position with GAFBMC
                                                           from 1987 to May 1994. From 1985 to 1987 he was
                                                           plant manager and Director of Manufacturing
                                                           Polymers of GFC's Calvert City, Kentucky
                                                           manufacturing facility. From 1981 to 1984 he was
                                                           Vice President of Manufacturing of GAF's Building
                                                           Materials Division.

William C. Lang .................................  54     Mr. Lang has been Senior Vice President and Chief
 Senior Vice President and Chief                           Financial Officer of BMCA since April 1997. He was
 Financial Officer                                         Senior Vice President and Chief Financial Officer of
                                                           Duane Reade, a regional drug store chain, from 1993
                                                           to 1996. From 1990 to 1992, Mr. Lang was President
                                                           and Chief Financial Officer of Furr's, Inc., a
                                                           large supermarket chain.

Danny J. Adair ..................................  53     Mr. Adair has been President and Chief Executive
 President and Chief Executive                             Officer of USI since 1982.
 Officer, U.S. Intec, Inc.






                                                                     PRESENT PRINCIPAL OCCUPATION
NAME AND POSITION HELD(1)                          AGE             AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                          ---             --------------------------------

William W. Collins ..............................  47     Mr. Collins has been Senior Vice President--Marketing
 Senior Vice President--Marketing                          and Sales--Residential Roofing Products of BMCA
 and Sales, Residential Roofing                            since November 1997. He was Vice President--
 Products                                                  Marketing and Sales, Commercial Roofing Products
                                                           of BMCA from March 1996 to November 1997, Vice
                                                           President-Sales, Commercial of BMCA from December
                                                           1995 to March 1996, Director of Insulation,
                                                           Accessories and Cobra(R) Products of BMCA from
                                                           February 1995 to December 1995 and Director of
                                                           Special Projects of BMCA from July 1992 to February
                                                           1995. From February 1991 to July 1992, he was Vice
                                                           President-Sales & Marketing of Berger Building
                                                           Products, Incorporated.


Robert Tafaro ...................................  47     Mr. Tafaro has been Vice President-Marketing and
 Vice President--Sales and                                 Sales, Commercial Roofing Products of BMCA
 Marketing, Commercial Roofing                             since November 1997. He was Vice President-
 Products                                                  Residential Marketing of BMCA from May 1997 to
                                                           November 1997, Director of Residential Marketing of
                                                           BMCA from February 1997 to May 1997, Eastern
                                                           Regional Sales Manager of BMCA from July 1993 to
                                                           February 1997 and Field Sales Manager of BMCA from
                                                           August 1989 to July 1993.

-------------
(1) Under BMCA's By-laws, each director and executive officer continues in office until BMCA's next annual meeting of stockholders and until his successor is elected and qualified.

                                            EXECUTIVE COMPENSATION

Summary Compensation Table


     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and certain other executive officers of BMCA as of December 31, 1997.


                                                                                               LONG TERM
                                                            ANNUAL COMPENSATION              COMPENSATION
                                               --------------------------------------------  ------------
                                                                                              SECURITIES
                                                                                   OTHER      UNDERLYING
                                                                                  ANNUAL       SAR (S)/               ALL OTHER
  NAME AND PRINCIPAL POSITION(7)               YEAR     SALARY     BONUS(1)    COMPENSATION  OPTIONS(O)(1)           COMPENSATION
  ------------------------------               ----     ------     --------    ------------  -------------           ------------
  Samuel J. Heyman                             1997           (7)          (7)          (7)        (7)                       (7)
   Chairman and Chief Executive Officer        1996           (7)          (7)          (7)        (7)                       (7)
                                               1995           (7)          (7)          (7)        (7)                       (7)

  Sunil Kumar                                  1997   $293,550             (1)       $ 0      7,609(O)                $16,693(2)
   President and Chief Operating Officer       1996    274,500     $165,000            0      2,190(O)/8,609(S)(8)     13,561(2)
                                               1995    208,336(2)    60,000(2)    28,608(2)   9,201(S)                  8,475(2)

  Danny J. Adair                               1997   $216,686             (1)       $ 0      2,637(O)                $11,286(3)
   President and Chief Executive Officer,      1996    216,686     $ 53,093            0      1,550(O)                  3,972(3)
   U.S. Intec, Inc.                            1995    216,686(3)    25,000            0          0                     3,953(3)

  Donald W. LaPalme                            1997   $162,481             (1)       $ 0      3,076(O)                $16,102(4)
   Senior Vice President-Operations            1996    154,750     $ 59,774            0      1,200(O)                 14,519(4)
                                               1995    148,500       34,000            0          0                    14,381(4)

  Joseph J. Okaly                              1997   $158,242             (1)       $ 0      2,033(O)                $12,960(5)
   Senior Vice President-                      1996    125,000     $ 35,763            0        900(O)                 11,212(5)
   Materials Management                        1995    108,375       22,000            0          0                    10,033(5)

  William W. Collins                           1997   $148,242             (1)       $ 0      8,218(O)                $13,828(6)
   Senior Vice President-Marketing & Sales,    1996    128,000     $ 42,588            0        900(O)                 12,092(6)
   Residential Roofing Products                1995    110,071       20,000            0          0                     9,859(6)


-------------

(1) Bonus amounts are payable pursuant to BMCA's Executive Incentive Compensation Program. Bonus amounts for the fiscal year ended December 31, 1997 have not yet been determined. The stock appreciation rights (S) relate to shares of GAF common stock. The options (O) relate to shares of redeemable convertible preferred stock of BMCA. See "--Options/SARs."

(2) Included in "Other Annual Compensation" for Mr. Kumar are $19,897 in payment of moving related expenses and a "tax gross-up" of $8,711 in 1995. Included in "All Other Compensation" for Mr. Kumar are $11,450, $10,750, and $5,664, representing BMCA's contribution to the GAF Capital Accumulation Plan in 1997, 1996 and 1995, respectively; $3,280, $1,636 and $1,636 for premiums paid by BMCA for a life insurance policy in 1997, 1996 and 1995, respectively; and $1,963, $1,175 and $1,175 for the premiums paid by BMCA for a long-term disability policy in 1997, 1996 and 1995, respectively. Mr. Kumar commenced employment with the Company in February 1995.

(3) Included in "All Other Compensation" for Mr. Adair are $3,244, $1,260 and $1,260 in 1997, 1996 and 1995, respectively, for the premiums paid for a life insurance policy; $1,701, $2,212 and $2,193 for premiums paid on a long-term disability policy in 1997, 1996 and 1995, respectively; and $6,341, $500 and $500 representing the Company's contribution to the GAF Capital Accumulation Plan, in 1997, 1996 and 1995, respectively. USI became a subsidiary of the Company in 1995.

(4) Included in these amounts for Dr. LaPalme are: $11,700, $11,000 and $11,000, representing BMCA's contribution under the GAF Capital Accumulation Plan in 1997, 1996 and 1995, respectively; $3,127, $2,754 and $2,646 for the premiums paid by BMCA for a life insurance policy in 1997, 1996 and 1995, respectively; and $1,275, $765 and $735 for the premiums paid by BMCA for a long-term disability policy in 1997, 1996 and 1995, respectively.

(5) Included in these amounts for Mr. Okaly are: $10,981, $10,390 and $9,261, representing BMCA's contributions under the GAF Capital Accumulation Plan in 1997, 1996 and 1995, respectively; $783, $284 and $267 for the premiums paid by BMCA for a life insurance policy in 1997, 1996 and 1995, respectively; and $1,196, $538 and $505 for premiums paid by BMCA for a long-term disability policy in 1997, 1996 and 1995, respectively.

(6) Included in these amounts for Mr. Collins are: $11,513, $10,633 and $9,859, representing BMCA's contribution under the GAF Capital Accumulation Plan in 1997, 1996 and 1995, respectively; $1,244 and $849 for the premiums paid by BMCA for a life insurance policy in 1997 and 1996, respectively; and $1,071 and $610 for the premiums paid by BMCA for a long-term disability policy in 1997 and 1996, respectively.

(7) The salaries and other compensation of Messrs. Heyman, Weinberg and Rogers are paid by ISP, an affiliate of BMCA. Mr. Heyman, Mr. Rogers and Mr. Weinberg render services to BMCA pursuant to a management agreement. See "Certain Relationships--Management." No allocation of compensation for services is made pursuant to such management agreement.

(8) Excluded are options to purchase redeemable preferred stock of ISP Holdings Inc. See Note (2) to the second table under "--Options/SARs" below.

OPTIONS/SARS

     The following table summarizes options ("BMCA Preferred Options") to acquire BMCA's Redeemable Convertible Preferred Stock granted during 1997 to the executive officers named in the Summary Compensation Table above. No BMCA Preferred Options were exercised by such persons in 1997.


                                                                    BMCA PREFERRED STOCK OPTION
                                                                         GRANTS IN 1997(1)
                                                    ---------------------------------------------------------------
                                                     NUMBER OF      % OF TOTAL        POTENTIAL REALIZABLE VALUE AT
                                                    SECURITIES        OPTIONS         ASSUMED ANNUAL RATES OF BOOK
                                                    UNDERLYING    GRANTED TO ALL           VALUE APPRECIATION
                                                      OPTIONS   EMPLOYEES IN FISCAL   -----------------------------
                                                      GRANTED          1997                5%               10%
                                                    ----------  -------------------   -----------         --------
        Sunil Kumar ...............................    7,609           10.9%             $90,084          $328,506
        Danny J. Adair ............................    2,637            3.8               31,220           113,850
        Donald W. LaPalme .........................    3,076            4.4               36,405           132,756
        Joseph J. Okaly ...........................    2,033            2.9               24,066            87,761
        William W. Collins ........................    2,033            2.9               24,066            87,761
                                                       6,185            8.8               67,920           247,680

----------
(1) The BMCA Preferred Options represent options to purchase shares of Redeemable Convertible Preferred Stock of BMCA (the "Preferred Stock"). Each share of Preferred Stock is convertible, at the holder's option, into shares of common stock of BMCA at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The BMCA Preferred Options vest over seven years from the date of grant. Dividends will accrue on the Preferred Stock from the date of issuance at the rate of 8% per annum. The Preferred Stock is redeemable, at the Company's option, for a redemption price equal to the exercise price per share plus accrued and unpaid dividends. The common stock of BMCA issuable upon conversion of the Preferred Stock is subject to repurchase by the Company under certain circumstances, at a price equal to current Book Value. The exercise price of the options is equal to the fair value per share of the Preferred Stock at the date of grant. The BMCA Preferred Options have no expiration date. The potential realizable values are calculated on the basis of a seven-year period from the date of grant.



                BMCA PREFERRED STOCK OPTIONS/GAF STOCK APPRECIATION RIGHTS AS OF DECEMBER 31, 1997

                                                 NUMBER OF SECURITIES
                                                      UNDERLYING
                                                      UNEXERCISED          VALUE OF UNEXERCISED IN-THE-
                                                    BMCA PREFERRED             MONEY BMCA PREFERRED
                                                OPTIONS(O)/GAF SARS(S)       OPTIONS(O)/GAF SARS(S) AT
                                                    AT 12/31/97 (1)                 12/31/97(3)
       NAME                                    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
       ----                                    -------------------------   ---------------------------

       Sunil Kumar(2)                     3,680/14,130(S)    876/8,923(O)                  (3)
       Danny J. Adair                                        620/3,567(O)                  (3)
       Donald W. LaPalme                                     480/3,796(O)                  (3)
       Joseph J. Okaly                                       360/2,573(O)                  (3)
       William W. Collins                                    360/8,758(O)                  (3)

----------
(1) The stock appreciation rights relating to GAF common stock ("GAF SARs") represent the right to receive a cash payment based upon the appreciation in value of the specified number of shares of common stock of GAF over the determined initial book value per share of common stock of GAF (adjusted for the Separation Transactions) and interest on such book value at a specified rate. The GAF SARs vest over a five-year period, subject to earlier vesting under certain circumstances including in connection with a change of control, and have no expiration date.

(2) Excluded are options to purchase 24,095 shares of redeemable convertible preferred stock of ISP Holdings Inc. ("ISP Holdings Options") and 9,201 stock appreciation rights relating to ISP Holdings common stock("ISP Holdings SARs") held by Mr. Kumar. The value of the unexercised ISP Holdings Options and ISP Holdings SARs at December 31, 1997 has not yet been determined. The ISP Holdings SARs are on substantially the same terms as the GAF SARs described in Note (1) above.

(3) The value of the unexercised GAF SARs and BMCA Preferred Options at December 31, 1997 has not yet been determined.

COMPENSATION OF DIRECTORS

     The directors of BMCA do not receive any compensation for their services as such.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the outstanding common stock of BMCA (the "Common Stock") is owned of record by GAFBMC. All of the outstanding common stock of GAFBMC is owned of record by G Industries, which is 100% owned by G-I Holdings, which in turn is 100% owned by GAF.

     The following table sets forth information with respect to the ownership of Common Stock, as of January 1, 1998, by each other person known to BMCA to own beneficially more than 5% of the Common Stock outstanding on that date, by each director of BMCA and by all executive officers and directors of BMCA as a group.


                                                                       AMOUNT AND
                                                                        NATURE OF
                                      NAME AND ADDRESS OF              BENEFICIAL      PERCENT OF    TOTAL VOTING
TITLE OF CLASS                         BENEFICIAL OWNER                 OWNERSHIP        CLASS          POWER
--------------                        -------------------              -----------    ----------     ------------
Common Stock .......................  Samuel J. Heyman                   1,000,010      100%(1)        100%(1)
                                      1361 Alps Road
                                      Wayne, New Jersey 07470

                                      All directors and executive
                                       officers of BMCA as a
                                       group (9 persons)                 1,000,010      100%(1)        100%(1)

----------
(1) The number of shares shown as being beneficially owned by Mr. Heyman and by all directors and executive officers of the Company as a group attributes ownership of GAFBMC's shares to Mr. Heyman. As of January 1, 1998, Mr. Heyman beneficially owned approximately 96.7% of the capital stock of GAF.

                              CERTAIN RELATIONSHIPS

MANAGEMENT AGREEMENTS

     Pursuant to a management agreement which expires December 31, 1998, ISP (which is controlled by BMCA's Chief Executive Officer, Samuel J. Heyman) provides certain general management, administrative and facilities services to BMCA and USI (including the use of BMCA's headquarters in Wayne, New Jersey), for which BMCA and USI paid ISP management fees of $3.9 million in 1996. In addition to the management fee, BMCA paid approximately $0.8 million to ISP in 1996 primarily for telecommunications and information services and approximately $0.3 million to ISP in 1996 for certain legal services, which in each case were not then contemplated by the management agreement. In connection with the Separation Transactions, BMCA and ISP modified the management agreement to incorporate such services into the management agreement and, in that connection, increased the management fee payable by the Company to ISP to $4.7 million for 1997. Effective January 1, 1998, the term of the management agreement was extended through the end of 1998, and BMCA and ISP further modified the agreement to provide for separate lease payments by BMCA for the use of BMCA's headquarters and to adjust the management fees payable to ISP by the Company under the management agreement to approximately $3.3 million for 1998. Certain of BMCA's executive officers receive their compensation from ISP, with ISP being indirectly reimbursed therefor by virtue of the management fee.

     As of January 1, 1997, BMCA and GFC entered into a management agreement under which BMCA provides certain general management, administrative and financial services to GFC. Under the management agreement which expires December 31, 1998, GFC is obligated to pay BMCA an annual management fee of $1,000,000.

     Due to the unique nature of the services provided under the management agreements, comparisons with third party arrangements are difficult. However, BMCA believes that the terms of each of the management agreements taken as a whole are no less favorable to BMCA than could be obtained from an unaffiliated third party.

CERTAIN PURCHASES

     BMCA purchases from ISP all of its colored mineral granules requirements, except for the requirements of its California roofing plant, under a supply contract which was renewed for one year, effective as of January 1, 1997, and is subject to annual renewal unless terminated by BMCA or ISP. In December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants which are supplied by a third party) pursuant to a supply contract. In 1996, BMCA and USI purchased in the aggregate approximately $50.5 million of mineral products from ISP.

     As part of the Separation Transactions, the Company transferred to GFC its Nashville, Tennessee facility, which manufactures a significant portion of the Company's glass fiber requirements, and entered into a supply contract with GFC under which GFC produces glass fiber for the Company on terms which the Company believes are at least as favorable to the Company as could be obtained from an unaffiliated third party.

TAX SHARING AGREEMENT

     BMCA and its subsidiaries have entered into a Tax Sharing Agreement with GAF and G-I Holdings with respect to the payment of federal income taxes and certain related matters (the "Tax Sharing Agreement"). During the term of the Tax Sharing Agreement, which shall be effective for the period during which BMCA or any of its domestic subsidiaries is included in a consolidated federal income tax return filed by GAF, BMCA is obligated to pay G-I Holdings an amount equal to those federal income taxes BMCA would have incurred if BMCA (on behalf of itself and its domestic subsidiaries) filed its own federal income tax return. Unused tax attributes will carryforward for use in reducing amounts payable by BMCA to G-I Holdings in future years, but cannot be carried back. Were BMCA to leave the GAF consolidated tax group (the "GAF Group"), it would be required to pay to G-I Holdings the value of any tax attributes it would succeed to under the consolidated return regulations to the extent such attributes reduced the amounts otherwise payable by BMCA under the Tax Sharing Agreement. Under certain circumstances, the provisions of the Tax Sharing Agreement could result in BMCA having a greater liability thereunder than it would have had if it (and its domestic subsidiaries) had filed its own separate federal income tax return. Under the Tax Sharing Agreement, BMCA and each of its domestic subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of GAF or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that relate to the business or assets of BMCA or any domestic subsidiary of BMCA. Although, as a member of the GAF Group, BMCA is severally liable for all federal income tax liabilities of the GAF Group, including tax liabilities not related to the business of BMCA, G-I Holdings and GAF have agreed to indemnify BMCA and its subsidiaries for all tax liabilities of the GAF Group other than tax liabilities
(i) arising from the operations of BMCA and its domestic subsidiaries and (ii) for tax years pre-dating the Tax Sharing Agreement that relate to the business or assets of BMCA and its domestic subsidiaries. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF Group. The provisions of the Tax Sharing Agreement take into account both the federal income taxes BMCA would have incurred if it filed its own separate federal income tax return and the fact that BMCA is a member of the GAF Group for federal income tax purposes.

INTERCOMPANY BORROWINGS

     BMCA makes loans to, and borrows from, G-I Holdings and its subsidiaries from time to time at prevailing market rates (between 5.68% and 6.03% per annum during 1996). The highest amount of loans made by BMCA to G-I Holdings during 1996 was $45.4 million and the highest amount of loans made to BMCA by G-I Holdings and its subsidiaries during 1996 was $24.3 million. As of September 28, 1997, no loans were owed to BMCA by G-I Holdings and no loans were owed by BMCA to affiliates. In addition, BMCA makes non-interest bearing advances to affiliates, of which $27.2 million were outstanding at September 28, 1997.

     Prior to the consummation of the Separation Transactions, letters of credit for the benefit of BMCA were provided under ISP's revolving credit agreement. The highest amount of such letters of credit during 1996 was $0.1 million.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were issued by BMCA on October 20, 1997. In connection therewith, BMCA entered into the Indenture and the Registration Agreement, which agreements require that BMCA file a registration statement under the Securities Act with respect to the New Notes and, upon the effectiveness of such registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by the holders without registration under the Securities Act. Upon the completion of the Exchange Offer, BMCA's obligations with respect to the registration of the Old Notes and the New Notes will terminate, except as provided below. A copy of the Indenture and the Registration Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. As a result of the filing and the effectiveness of the Registration Statement, certain prospective increases in the interest rate on the Old Notes provided for in the Registration Agreement will not occur. Following the completion of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights, except as provided below, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected upon completion of the Exchange Offer.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with registration and prospectus delivery provisions of the Securities Act, provided that such holder represents to the Company that (i) such New Notes are acquired in the ordinary course of business of such holder, (ii) such holder is not engaging in and does not intend to engage in a distribution of such New Notes and (iii) such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See "Plan of Distribution."

     In the event that any holder of Old Notes would not receive freely tradeable New Notes in the Exchange Offer or is not eligible to participate in the Exchange Offer, such holder can elect, by so indicating on the Letter of Transmittal and providing certain additional necessary information, to have such holder's Old Notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that the Company is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for a period of two years or such shorter period that will terminate when all of the Old Notes covered by such registration statement have been sold pursuant thereto. Other than as set forth in this paragraph, no holder will have the right to require the Company to register such holder's Notes under the Securities Act. See "Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     Following the completion of the Exchange Offer holders of Old Notes not tendered will not have any further registration rights, except as set forth above, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's Old Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of New Notes are the same as the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Old Notes were issued and will be deemed one issue of notes, together with the Old Notes.

     As of the date of this Prospectus, $100,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the Old Notes. Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer under the General Corporation Law of the State of Delaware or the Indenture. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

     The term "Expiration Date" shall mean 12:00 midnight, New York City time, on March __, 1998, unless the Company, in its sole discretion, extends the Exchange Offer (in which case the term "Expiration Date" shall mean the later date and time to which the Exchange Offer is extended). The Company does not intend to extend the Exchange Offer although it reserves the right to do so by giving oral or written notice of such extension to the Exchange Agent and by giving each registered holder notice by means of a press release or other public announcement of any extension, in each case, prior to 9:00 A.M., New York City time, on the next business day after the scheduled Expiration Date. The Company also reserves the right, in its sole discretion, (i) to delay accepting any Old Notes or, if any of the conditions set forth below under "--Conditions" shall not have been satisfied or waived, to terminate the Exchange Offer or (ii) to amend the terms of the Exchange Offer in any manner, by giving oral or written notice of such delay or termination to the Exchange Agent, and by complying with Rule 14e-1(d) promulgated under the Exchange Act to the extent such Rule applies. The Company acknowledges and undertakes to comply with the provisions of Rule 14e-1(c) promulgated under the Exchange Act, which requires the Company to pay the consideration offered, or return the Old Notes surrendered for exchange, promptly after the termination or withdrawal of the Exchange Offer. Any such extension, termination or amendment will be followed as promptly as practicable by a notice to holders of Old Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a registered holder must complete, sign, and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the registered holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to the Expiration Date.

     The tender by a registered holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless (A) Old Notes tendered pursuant hereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution and (B) the box entitled "Special Registration Instructions" on the Letter of Transmittal has not been completed. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (each an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power and signed by such registered holder as such registered holder's name appears on such Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old

Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for, or to offer New Notes for, any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of such holder, (ii) the holder is not engaging in and does not intend to engage in a distribution of such New Notes, (iii) the holder does not have an arrangement or understanding with any person to participate in the distribution of such New Notes and (iv) the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes (or Old Notes in substitution therefor) will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to such tendering holder's account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 12:00 midnight, New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission (if available to such holder), mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

     For a withdrawal of a tender of Old Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth below under "Exchange Agent" prior to 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering" above at any time on or prior to 12:00 midnight, New York City time, on the Expiration Date.

CONDITIONS

     Notwithstanding any other provision of the Exchange Offer and subject to its obligations pursuant to the Registration Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange any of the following events shall occur:

          A. any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

          B. the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tenderedfor exchange.

ASSISTANCE

     All executed Letters of Transmittal should be directed to the Exchange Agent. Questions and requests for assistance may be directed to the Exchange Agent as provided below under "Exchange Agent."

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent addressed as follows:

                    By Registered or Certified Mail, by Hand
                            or by Overnight Courier:
                              The Bank of New York
                              101 Barclay Street-7E
                            New York, New York 10286
                          Attn: Reorganization Section

By Facsimile:                                                     By Telephone:
(212) 815-6339                                                   (212) 815-2791

     The Exchange Agent also acts as trustee under the Indenture.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the Exchange Agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

     The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expense of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were issued under an Indenture dated as of October 20, 1997 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The New Notes also will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "TIA"), upon the effectiveness of the Registration Statement. The form and terms of the New Notes and the Old Notes are the same except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth under "Certain Definitions." As used herein, "Company" means BMCA and does not include its Subsidiaries.

     The New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's principal corporate trust office in New York, New York. At the Company's option, interest may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

     The Notes will be general unsecured obligations of the Company and will rank senior to all subordinated indebtedness of the Company and pari passu in right of payment to the Deferred Coupon Notes, the 2006 Notes and to all other unsubordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all indebtedness and other obligations of the Company's subsidiaries. See Note 9 to Consolidated Financial Statements.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on October 15, 2007 and will be limited to $100,000,000 in aggregate principal amount.

     Interest on the Notes will accrue at the rate of 8% per annum, payable semi-annually on April 15 and October 15 of each year commencing April 15, 1998 to the holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date.

     If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date. Such special record date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a business day. At least 15 days before the special record date, the Company shall mail or cause to be mailed to each Holder and the Trustee a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

     The Company shall have the right to redeem all, but not less than all, of the Notes upon a Change of Control. See "--Change of Control Put and Call." The Notes are not otherwise subject to redemption at the option ofthe Company.

     Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes will not have the benefit of a sinking fund.

CHANGE OF CONTROL PUT AND CALL

       In the event of any Change of Control, each Holder shall have the right, at such Holder's option, to require the Company to purchase all or any portion (in integral multiples of $1,000) of such Holder's Notes on the date (the

"Change of Control Payment Date") which is 25 business days after the date the Change of Control Notice (as defined below) is mailed or is required to be mailed (or such later date as is required by applicable law) at 101% of the principal amount thereof, plus accrued interest to the Change of Control Payment Date.

     The Company or, at the request of the Company, the Trustee shall send, by first-class mail, postage prepaid, to all Holders, within ten business days after the occurrence of each Change of Control, a notice of the occurrence of such Change of Control (the "Change of Control Notice"), specifying a date by which a Holder must notify the Company of such Holder's intention to exercise the repurchase right and describing the procedure that such Holder must follow to exercise such right. The Company is required to deliver a copy of such notice to the Trustee.

     Each Change of Control Notice shall state: (1) that the change of control offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment; (2) the purchase price and the Change of Control Payment Date; (3) that any Note not tendered will continue to accrue interest;
(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the change of control offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have a Note purchased pursuant to a change of control offer will be required to surrender the Note in accordance with the instructions set forth therein;(6) that the Company has the right, pursuant to provisions described in the next paragraph, to purchase any Notes not tendered at the Call Price; and
(7) the circumstances and relevant facts regarding such Change of Control.

     In the event a Change of Control occurs, the Company may purchase all, but not less than all, of the Notes then outstanding, at a price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase, plus the Applicable Premium (the "Call Price"). Notice of any purchase to be made pursuant to this paragraph as a result of the occurrence of a Change of Control must be given no later than 10 days after the Change of Control Payment Date applicable to the Change of Control giving rise to such redemption, and redemption must be made within 30 days of the date of the notice.

     The Company shall comply with all applicable federal and state securities laws in connection with each Change of Control Notice.

     The Company's ability to pay cash to Noteholders upon a repurchase may be limited by its then existing financial resources and the terms of its debt instruments. See "Risk Factors--Substantial Leverage" and "--Change of Control--Acceleration of Debt".

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

     "Acquired Debt", with respect to any Person, means (i) Debt (including any then unutilized commitment under any revolving working capital facility) of an entity, which entity is acquired by such Person or any of its Subsidiaries after the Issue Date; provided that such Debt (including any such facility) is outstanding at the time of the acquisition of such entity, is not created in contemplation of such acquisition and is not, directly or indirectly, recourse (including by way of set-off) to such Person or its Subsidiaries or any of their respective assets other than to the entity and its Subsidiaries so acquired and the assets of the entity and its Subsidiaries so acquired, (ii) Debt of such Person that is not, directly or indirectly, recourse (including by way of set-off) to such Person and its Subsidiaries or any of their respective assets other than to specified assets acquired by such Person or its Subsidiaries after the Issue Date, which Debt is outstanding at the time of the acquisition of such assets and is not created in contemplation of such acquisition, or (iii) Refinancings of Debt described in clause (i) or (ii), provided that the recourse with respect to such Refinancing Debt is limited to the same extent as the Debt so Refinanced.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing. For the avoidance of doubt, ISP Holdings and its Affiliates (so long as they are under common control with the Company) shall be deemed to be Affiliates of the Company.

     "Applicable Premium" means, with respect to any Note, the greater of (x) 1.0% of the principal amount of such Note and (y) the excess, if any, of (a) the present value of the remaining interest payments, principal and future optional redemption premium (if applicable) of such Note, discounted on a semi-annual bond equivalent basis from the maturity date of the Note to the applicable date of purchase at a per annum interest rate equal to the Treasury Yield for such redemption date plus 100 basis points, over (b) the sum of the principal amount of such Note plus accrued and unpaid interest to the purchase date.

     "Asset Sale" means, with respect to any Person, the sale, lease, assignment or other disposition (including, without limitation, dispositions pursuant to any consolidation, merger or sale and leaseback transaction) by such Person or any of its Subsidiaries in any single transaction or series of related transactions which consists of the disposition of (i) any Capital Stock of any Subsidiary or (ii) all or substantially all of the properties and assets of any division or line of business of such Person or any Subsidiary of such Person (other than of a Non-Recourse Subsidiary) to any other Person which is not the Company or a Subsidiary of the Company. For the purposes of this definition, the term "Asset Sale" shall not include (A) any sale, lease, assignment or other disposition of properties or assets that is governed by the provisions under "Merger, Etc." or (B) any sale, lease, assignment or other disposition by a Person that has outstanding senior debt securities all of which (I) are rated BBB- or higher by S&P and have not been placed on credit watch by S&P for a possible downgrade or (II) are rated Baa3 or higher by Moody's and have not been placed on credit watch by Moody's for a possible downgrade.

     "Average Life" means, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of the transaction or event giving rise to the need to calculate the Average Life of such Debt to the date, or dates, of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Board Resolution" means, with respect to the Board of Directors of any Person, a copy of a resolution certified by the Secretary or Assistant Secretary of such Person to have been duly adopted by such Board of Directors and to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Capitalized Lease Obligation" means any rental obligation that, in accordance with GAAP, is required to be classified and accounted for as a capitalized lease and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due in respect of such obligation.

     "Capital Stock" of any Person means any and all shares, interests (including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including common or preferred stock, whether now outstanding or issued after the Issue Date, but excluding any debt securities convertible into or exchangeable for such equity.

     "Cash Equivalents" means (i) marketable direct obligations Issued by, or unconditionally Guaranteed by, the United States Government or Issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (ii) marketable direct obligations Issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof Issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital surplus of not less than $500,000,000, (v) Eurodollar time deposits maturing within one year from the date of acquisition thereof and issued or accepted by any commercial bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above and (vii) investments in money market funds having assets in excess of $500,000,000 and which invest substantially all their assets in securities of the types described in clauses
(i) through (vi) above.

     "Change of Control" means the occurrence of any of the following events:

          (i) prior to the time that at least 15% of the then outstanding Voting Stock of Parent, the Company, or any Subsidiary of Parent of which the Company is also a Subsidiary is publicly traded on a national securities exchange or in the NASDAQ (national market system), the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of majority voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company or any of its Affiliates, any merger, consolidation, liquidation or dissolution of the Company or any of its Affiliates, any direct or indirect transfer of securities by any Permitted Holder or by Parent or any of its Subsidiaries or otherwise (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, a majority of the Voting Stock of the parent corporation);

          (ii) any "Person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of Parent or the Company; provided that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the Voting Stock of Parent or the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Parent or the Company; or

          (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company including predecessors, was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company, then in office.

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Common Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of such Person's common stock whether now outstanding or issued after the Issue Date.

     "Company" means Building Materials Corporation of America, a Delaware corporation, and its successors.

     "Consolidated EBITDA Coverage Ratio" with respect to any Person for any period means the ratio of (i) the aggregate amount of EBITDA of such Person for such period to (ii) Consolidated Interest Expense of such Person for such period; provided that (A) if such Person or any Subsidiary of such Person has Issued any Debt or Capital Stock since the beginning of such period that remains outstanding on the date such calculation is made or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Issuance of Debt or Capital Stock, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect, on a pro forma basis, to the issuance of such Debt or Capital Stock as if such Debt or Capital Stock had been Issued on the first day of such period and the discharge of any other Debt or Capital Stock Refinanced or otherwise discharged with the proceeds of such new Debt or Capital Stock as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period such Person or any Subsidiary of such Person shall have made any asset sales out of the ordinary course of business, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt or Capital Stock of such Person or any Subsidiary of such Person Refinanced or otherwise discharged with respect to such Person and its continuing Subsidiaries (including as a result of the assumption of such Debt or Capital Stock by the purchaser of such assets, provided that such Person or any of its Subsidiaries is no longer liable therefor) in connection with such asset sales for such period (or if the Capital Stock of any Subsidiary of such Person is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Subsidiary to the extent such Person and its continuing Subsidiaries are no longer liable for such Debt after such sale) and (C) if since the beginning of the period such Person or any Subsidiary of such Person (by merger or otherwise) shall have made an Investment in any Subsidiary of such Person (or any Person which becomes a Subsidiary of such Person) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as if such Investment or acquisition occurred on the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Person with respect to which the calculation is being made. If any Debt or Capital Stock bears a floating rate of interest and is being given pro forma effect, the interest on such Debt and the dividends on such Capital Stock shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the sum of (a) the interest expense of such Person and its consolidated Subsidiaries (other than interest expense related to Non-Recourse Debt) for such period as determined in accordance with GAAP consistently applied, plus the amount of all dividends paid or accrued on any series of Preferred Stock (other than non-Redeemable Stock) of such Person and its Subsidiaries (other than Non-Recourse Subsidiaries).

     "Consolidated Net Income (Loss)" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss), by excluding (i) all extraordinary gains in such period net of all extraordinary losses in such period; (ii) net income (or loss) of any other Person attributable to any period prior to the date of combination of such other Person with such Person or any of its Subsidiaries on a "pooling of interests" basis;
(iii) net gains or losses in respect of dispositions of assets by such Person or any of its Subsidiaries (including pursuant to a sale-and-leaseback arrangement) other than in the ordinary course of business; (iv) the net income (loss) of any Subsidiary of such Person to the extent that the declaration of dividends or distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its shareholders; (v) the net income (or net loss) of any other Person that is not a Subsidiary of the first Person with respect to which Consolidated Net Income is being calculated (the "first Person") and in which any other Person (other than such first Person and or any of its Subsidiaries) has an equity interest or of a Non-Recourse Subsidiary of such first Person, except to the extent of the amount of dividends or other distributions actually paid or made to such first Person or any of its Subsidiaries by such other Person during such period (subject, in the case of a dividend or distribution received by a Subsidiary of such first Person, to the limitations contained in clause (iv) above); (vi) any interest income resulting from loans or investments in Affiliates, other than cash interest income actually received; (vii) any reserve established at the time the Company's Affiliates first acquired USI; and (viii) the cumulative effect of a change in accounting principles. In determining Consolidated Net Income (Loss), gains or losses resulting from the early retirement, extinguishment or refinancing of indebtedness for money borrowed, including any fees and expenses associated therewith, shall be deducted or added back, respectively.

     "Consolidated Net Worth" of any Person means, at any date, all amounts that would, in conformity with GAAP, be included under shareholders' equity on a consolidated balance sheet of such Person as at such date less (to the extent otherwise included therein) any amounts attributable to Redeemable Stock.

     "Credit Agreement" means the credit agreement, dated as of August 29, 1997, among the Company, the Lenders party thereto and The Bank of New York, as administrative agent, as amended and supplemented from time to time.

     "Debt" of any Person means, without duplication, (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than those payable to government agencies to defer the payment of workers' compensation liabilities, taxes, assessments or other obligations, and provided in the ordinary course of business of such Person); (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding any accrued dividends);(vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations and dividends; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. For purposes of the "Limitation on Asset Sales", Debt of the Company or any of its Subsidiaries shall include the provision for existing or future asbestos-related bodily injury claims, as set forth in the then most recent consolidated financial statement of the Company.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Deferred Coupon Notes" means the Company's 11-3/4% Senior Deferred Coupon Notes due 2004 and Series B 11-3/4% Senior Deferred Coupon Notes due 2004.

     "EBITDA" with respect to any Person for any period means the Consolidated Net Income of such Person for such period, adjusted to the extent deducted in calculating such Consolidated Net Income by adding back (without duplication):
(i) income tax expense of such Person and its Subsidiaries accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary items or other items excluded from the definition of Consolidated Net Income),
(ii) Consolidated Interest Expense of such Person for such period, (iii) depreciation expense of such Person for such period, (iv) amortization expense of such Person for such period, and (v) minority interest in any non Wholly-Owned Recourse Subsidiary that is otherwise consolidated in the financial statements of such Person, but only so long as such Subsidiary is consolidated with such Person for such period for U.S. federal income tax purposes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAF" means GAF Corporation, a Delaware corporation, and its successors.

     "Generally Accepted Accounting Principles" or "GAAP" means generally acceptable accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as of the date of the Indenture.

     "GFC" means GAF Fiberglass Corporation, a Delaware corporation, and its successors.

     "G-I Holdings" means G-I Holdings Inc., a Delaware corporation, and its successors.

     "Glass Fiber Contract" means the supply agreement effective as of January 1, 1997 between GFC and the Company.

     "Granules Contracts" means (i) the supply agreement, dated as of January 1, 1995 between ISP Technologies, Inc. and the Company, as amended by amendment dated as of December 31, 1995 and (ii) the letter dated November 9, 1995 from ISP Mineral Products Inc. to USI.

       "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation, contingent or otherwise, of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of participation arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring the obligee of such Debt or other obligation in any other manner of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Interest Payment Date" means the Stated Maturity of an installment of interest on the Notes.

     "Investment" means any direct or indirect advance, loan (other than advances or loans to customers in the ordinary course of business, which are recorded, in accordance with GAAP, at the time made as accounts receivable on the balance sheet of the Person making such advance or loan) or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities Issued by, any other Person.

     "ISP" means International Specialty Products Inc., a Delaware corporation, and its successors.

     "ISP Holdings" means ISP Holdings Inc., a Delaware corporation, and its successors.

     "Issue" means issue, assume, Guarantee, incur or otherwise become liable for; provided that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be issued by such Subsidiary at the time it becomes a Subsidiary of such other Person.

     "Issue Date" means October 20, 1997.

     "Lien" means any lien, mortgage, charge, pledge, security interest, or other encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Management Agreement" means the amended and restated management agreement, dated as of March 3, 1992, between the Company and ISP as amended through the Issue Date.

     "Margin Stock" shall have the meaning provided in Regulation U.

     "Material Assets" means assets, singly or in the aggregate, the book or fair market value of which equals 5%or more of the consolidated tangible assets of the Company, as set forth on its most recently publicly availablebalance sheet.

     "Moody's" means Moody's Investors Service, Inc. or its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition, including under any tax sharing arrangements, and (2) after taking into account any reduction in tax liability due to available tax credits or deductions applicable to the transaction, (c) a reasonable reserve for the after-tax cost of any indemnification obligations (fixed and/or contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale and (d) repayment of Debt that is required to be repaid in connection with such Asset Sale, under the agreements governing such Debt or Asset Sale.

     "Non-Recourse Debt" of any Person means Debt or the portion of Debt (i) as to which neither Parent nor any of its Subsidiaries (other than a Non-Recourse Subsidiary) (A) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), (B) is directly or indirectly liable or
(C) constitutes the lender and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of such Person or its Subsidiaries (other than Non-Recourse Subsidiaries) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Non-Recourse Subsidiary" of any Person means a Subsidiary (A) which has been designated as such by such Person, (B) which has not acquired any assets directly or indirectly from Parent or any of its Subsidiaries other than at fair market value, including by the receipt of Capital Stock of such Non-Recourse Subsidiary; provided that, if any such acquisition or series of related acquisitions involves assets having a value in excess of $2,000,000, such acquisition or series of related acquisitions shall be approved by a majority of the members of the Board of Directors of the Company in a Board Resolution which shall set forth that such acquisitions are being, or have been, made at fair market value, and (C) which has no Debt other than Non-Recourse Debt.

     "Notes" means the Old Notes, the Private Exchange Notes and the New Notes, treated as a single class of securities.

     "Parent" means GAF so long as it owns, and any other Person which acquires or owns, directly or indirectly, 80% or more of the Voting Stock of the Company.

     "Permitted Holders" means (i) Samuel J. Heyman, his heirs, administrators, executors and entities of which a majority of the Voting Stock is owned by Samuel J. Heyman, his heirs, administrators or executors and (ii) any Person controlled, directly or indirectly, by Samuel J. Heyman or his heirs, administrators or executors.

     "Permitted Lien" means:

     (1) Liens for taxes, assessments and governmental charges to the extent not required to be paid under the Indenture;

     (2) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

     (3) pledges or deposits in the ordinary course of business to secure lease obligations or non-delinquent obligations under workers' compensation, unemployment insurance or similar legislation;

     (4) Liens to secure the performance of public statutory obligations that are not delinquent, appeal bonds, performance bonds or other obligations of a like nature (other than for borrowed money);

     (5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company and its Subsidiaries, takenas a whole;

     (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

     (7) judgment and attachment Liens not giving rise to a Default or Event of Default;

     (8) leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

     (9) Liens encumbering deposits made in the ordinary course of business to secure non-delinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

     (10) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of default by the Company or any of its Subsidiaries of its obligations under any such lease which is material;

     (11) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases or conditional sales of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is lessee;

     (12) broker's Liens securing the payment of commissions and management fees in the ordinary courseof business;

     (13) Liens on cash and cash equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent such Liens are required from customers generally (regardless of creditworthiness) in accordance with customary market practice;

     (14) Liens on cash collateralizing reimbursement obligations in respect of letters of credit issued for the account of the Company or any of its Subsidiaries in the ordinary course of business (other than letters of credit issued as credit support for any Debt);

     (15) Liens arising in respect of accounts receivable arising as a result of non-recourse sales thereof; and

     (16) Liens on stock or assets of any Non-Recourse Subsidiary securing Debt owing by such Non-Recourse Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation. Preferred Stock of any Person shall include Redeemable Stock of such Person.

     "Private Exchange Notes" means a like principal amount of debt securities of the Company identical in all material respects to the Old Notes that may be issued to the Initial Purchasers under the circumstances set forth in the Registration Agreement.

     "Receivables" means accounts receivables, and related documentation, contract rights, related proceeds and general intangibles.

     "Receivables Financing Agreement" means the Pooling and Servicing Agreement, dated as of November 1, 1996, among the Company, BMCA Receivables Corporation and The Bank of New York, as Trustee, and related agreements, as amended or supplemented.

     "Recourse Subsidiaries" of any Person means all Subsidiaries of such Person other than Non-Recourse Subsidiaries of such Person.

     "Redeemable Stock" means, with respect to any Person, Capital Stock of such Person that by its terms or otherwise (x) is required, directly or indirectly, to be redeemed on or prior to the ninetieth day after the Stated Maturity of the Notes, (y) is redeemable or puttable, directly or indirectly, at the option of the holder thereof at any time on or prior to the ninetieth day after the Stated Maturity of the Notes, or (z) is exchangeable or convertible into another security (other than a security that is not itself Redeemable Stock).

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Restricted Investment" means, with respect to the Company or any of its Subsidiaries, an Investment by such Person in an Affiliate of the Company; provided that the following shall not be Restricted Investments:(i) Investments in the Company or any of its Recourse Subsidiaries; (ii) Investments in Unrestricted Affiliates; and (iii) Investments in Affiliates that become, as a result of such Investment, Recourse Subsidiaries.

     "Restricted Payment" means (i) the declaration or making of any dividend or of any other payment or distribution (other than dividends, payments or distributions payable solely in shares of the Company's Capital Stock other than Redeemable Stock) on or with respect to the Company's Capital Stock (other than Redeemable Stock) and (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of the Company's Capital Stock (other than Redeemable Stock).

     "Restricted Security" has the meaning set forth in Rule 144(a)(3) under the Securities Act.

     "S&P" means Standard & Poor's Rating Services or its successors.

     "Significant Subsidiary" means (i) any Subsidiary (other than a Non-Recourse Subsidiary) of the Company which at the time of determination either (A) had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 5% of the Company's total assets on a consolidated basis as of such date, in each case determined in accordance with GAAP, or (B) had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 5% of the Company's total revenues on a consolidated basis for such period, or (ii) any Subsidiary of the Company (other than a Non-Recourse Subsidiary) which, if merged with all Defaulting Subsidiaries (as defined below) of the Company, would at the time of determination either (A) have had assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, would have constituted at least 10% of the Company's total assets on a consolidated basis as of such date or (B) have had revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which would have constituted at least 10% of the Company's total revenues on a consolidated basis for such period (each such determination being made in accordance with GAAP). "Defaulting Subsidiary" means any Subsidiary of the Company (other than a Non-Recourse Subsidiary) with respect to which an event described under clause (6), (7) or
(8) of "Events of Default" below has occurred and is continuing.

     "Stated Maturity," when used with respect to any Note or any installment of interest thereon, means the dates specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest is due and payable.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director's qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Tax Sharing Agreement" means the tax sharing agreement, dated as of January 31, 1994, among the Company, G-I Holdings and GAF.

     "Treasury Yield" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the applicable redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining Average Life of the Notes; provided that, if the Average Life of the Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "2006 Notes" means the Company's 8-5/8% Senior Notes due 2006 and the Series B 8-5/8% Senior Notes due 2006.

     "Unrestricted Affiliate" means a Person (other than a Subsidiary of the Company except a Non-Recourse Subsidiary) controlled by, or under common control with, the Company in which no Affiliate of the Company (other than (i) the Company or a Wholly-Owned Recourse Subsidiary, (ii) any director or officer of the Company or any of its Subsidiaries, whose primary employment is by the Company or any of its Subsidiaries other than a Non-Recourse Subsidiary, except for Permitted Holders or members of their immediate family and (iii) another Unrestricted Affiliate) has an Investment.

     "U.S. Government Obligations" means money or direct non-callable obligations of the United States of America for the payment of which the full faith and credit of the United States is pledged.

     "USI" means U.S. Intec, Inc., a Texas corporation, and its successors.

     "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind normally entitled to vote in the election of the board of directors or other governing body of such Person.

     "Wholly-Owned Recourse Subsidiary" means a Subsidiary of a Person (other than a Non-Recourse Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by such Person or another Wholly-Owned Recourse Subsidiary of such Person.

     "Wholly-Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the applicable corporation or another Wholly-Owned Subsidiary of the applicable corporation.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Debt and Preferred Stock of the Company and its Subsidiaries.
(a) The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, Issue, directly or indirectly, any Debt unless, at the time of such Issuance and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated EBITDA Coverage Ratio of the Company for the period of its most recently completed four consecutive fiscal quarters ending at least 45 days prior to the date such Debt is Issued is at least 2.00 to 1.00.

     (b) Notwithstanding the foregoing, there may be issued the following Debt:

          (1) The Old Notes, the New Notes and the Private Exchange Notes;

          (2) (i) Debt of the Company Issued to and held by a Wholly-Owned Recourse Subsidiary of the Company and (ii) Debt of a Recourse Subsidiary of the Company Issued to and held by the Company or a Wholly-Owned Recourse Subsidiary of the Company; provided that any subsequent transfer of such Debt (other than to the Company or to a Wholly-Owned Recourse Subsidiary of the Company) shall be deemed, in each case, to constitute the Issuance of such Debt by the Company or such Subsidiary;

          (3) Debt the proceeds of which are used to acquire assets of the Company and its Subsidiaries; provided that, after giving effect to the Issuance of any such Debt that otherwise complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause
     (3), including all Refinancings thereof then outstanding, shall not at any time exceed $60,000,000;

          (4) Acquired Debt;

          (5) (x) Debt outstanding on the Issue Date (including the Deferred Coupon Notes and 2006 Notes) and (y) Debt Issued to Refinance any Debt permitted by clause (a), this clause (5) or by clauses (1) or (3) above; provided that, in the case of a Refinancing, (i) the amount of the Debt so Issued shall not exceed the principal amount or the accreted value (in the case of Debt Issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing, (ii) the Average Life and Stated Maturity of the Debt so Issued shall equal or exceed that of the Debt so Refinanced, (iii) the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced, (iv) if the Debt being Refinanced does not bear interest in cash prior to a specified date, the Refinancing Debt shall not bear interest in cash prior to such specified date, (v) if the Debt being Refinanced is Debt permitted by clause (3), such Refinancing Debt is not secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and (vi) the obligors with respect to the Refinancing Debt shall not include any Persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced;

          (6) Non-Recourse Debt of a Non-Recourse Subsidiary of the Company and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries;

          (7) Debt under the Credit Agreement or any Refinancing thereof; provided that the aggregate outstanding amount thereunder does not at any time exceed $100,000,000;

          (8) Debt secured by Receivables, including to Refinance the Receivables Financing Agreement, provided that such Debt does not exceed 85% of the face amount of the Receivables; and

          (9) Debt (other than Debt identified in clauses (1) through (8) above) in an aggregate principal amount outstanding at any one time not to exceed $75,000,000.

     (c) The Company shall not, and shall not permit any of its Subsidiaries to, Issue any Preferred Stock; provided that there may be issued the following Preferred Stock:

          (1) Preferred Stock of the Company or any Subsidiary of the Company issued to and held by the Company or a Wholly-Owned Recourse Subsidiary of the Company; provided that any subsequent transfer of such Preferred Stock (other than to the Company or to a Wholly-Owned Recourse Subsidiary of the Company) or such Wholly-Owned Recourse Subsidiary of the Company ceasing to be a Wholly-Owned Recourse Subsidiary of the Company shall be deemed, in each case, to constitute the Issuance of such Preferred Stock by the Company or such Subsidiary;

          (2) Preferred Stock (other than Preferred Stock described in clause
     (1) but including the Preferred Stock referred to in the proviso to clause
     (1) above); provided that the liquidation value of any Preferred Stock issued pursuant to this clause (2) shall constitute Debt for purposes of this covenant and dividends on such Preferred Stock shall be included in determining Consolidated Interest Expense of the Company for purposesof calculating the Consolidated EBITDA Coverage Ratio of the Company under paragraph (a) of thiscovenant; and

          (3) Preferred Stock (other than Redeemable Stock) of the Company.

     (d) To the extent the Company or any of its Subsidiaries Guarantees any Debt of the Company or any other Subsidiary, such Guarantee and such Debt will be deemed to be the same Debt and only the amount of the Debt will be deemed to be outstanding. If the Company or any of its Subsidiaries Guarantees any Debt of a Person that, subsequent to the Issuance of such Guarantee, becomes a Subsidiary of the Company, such Guarantee and the Debt so Guaranteed shall be deemed to be the same Debt, which shall be deemed to have been Issued when the Guarantee was Issued and shall be deemed to be permitted to the extent the Guarantee was permitted when Issued.

     Limitation on Restricted Payments and Restricted Investments. (a) So long as no Default or an Event of Default shall have occurred and be continuing, the Company may make, and may permit any of its Subsidiaries to make, directly or indirectly, any Restricted Payment or Restricted Investment so long as, at the time of such Restricted Payment or Restricted Investment and immediately after giving effect thereto, the aggregate amount of Restricted Payments made since the Issue Date and the aggregate amount of Restricted Investments made since the Issue Date and then outstanding (the amount expended for such purposes, if other than in cash, shall be the fair market value of such property as determined by the Board of Directors of the Company in good faith as of the date of payment or investment) shall not exceed the sum of:

          (i) 50% of the cumulative Consolidated Net Income (or minus 100% of the cumulative Consolidated Net Loss) of the Company accrued during the period beginning April 3, 1994 (the "Commencement Date") and ending on the last day of the fiscal quarter for which financial information has been made publicly available by the Company but ending no more than 135 days prior to the date of such Restricted Payment or Restricted Investment (treating such period as a single accounting period);

          (ii) 100% of the net cash proceeds, including the fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, as evidenced by a Board Resolution, received by the Company from any Person (other than a Subsidiary of the Company) from the Issuance and sale subsequent to the Commencement Date of Capital Stock of the Company (other than Redeemable Stock) or as a capital contribution; provided that, if the value of the non-cash contribution is in excess of $10,000,000, the Company shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to the shareholders of the Company or such Subsidiary, in their capacity as such (the determination as to the value of any non-cash consideration referred to in this clause (ii) to be made by such investment banking firm), and such opinion shall have been delivered to the Trustee;

          (iii) 100% of the net cash proceeds received by the Company from the exercise of options or warrants on Capital Stock of the Company (other than Redeemable Stock) since the Commencement Date;

          (iv) 100% of the net cash proceeds received by the Company from the conversion into Capital Stock (other than Redeemable Stock) of convertible Debt or convertible Preferred Stock issued and sold (other than to a Subsidiary of the Company) since the Commencement Date; and

          (v) $50,000,000.

     The designation by the Company or any of its Subsidiaries of a Subsidiary as a Non-Recourse Subsidiary shall be deemed to be the making of a Restricted Investment by the Company in an amount equal to the outstanding Investments made by the Company and its Subsidiaries in such Person being designated a Non-Recourse Subsidiary at the time of such designation.

     (b) Paragraph (a) shall not prevent the following, as long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom other than pursuant to paragraph (a) of this covenant):

          (1) the making of any Restricted Payment or Restricted Investment within 60 days after (x) the date of declaration thereof or (y) the making of a binding commitment in respect thereof; provided that at such date of declaration or commitment such Restricted Payment or Restricted Investment complied with paragraph (a) of this covenant;

          (2) any Restricted Payment or Restricted Investment made out of the net cash proceeds received by the Company from the substantially concurrent sale of its Common Stock (other than to a Subsidiary of the Company); provided that such net cash proceeds so utilized shall not be included in paragraph (a) in determining the amount of Restricted Payments or Restricted Investments the Company could make under paragraph (a) of this covenant;

          (3) cumulative Investments in Non-Recourse Subsidiaries not in excess of $50,000,000 in the aggregate determined as of the date of the Investment (the amount so expended, if other than cash, to be determined by the Company's Board of Directors, as evidenced by a Board Resolution); and

          (4) repurchases of Capital Stock of the Company, in each case from employees of the Company or any of its Subsidiaries (other than any Permitted Holder); provided, however, that the aggregate amount of Restricted Payments made under this clause shall not exceed $1,500,000 in any fiscal year.

Restricted Payments or Restricted Investments made pursuant to clause (2), (3) or (4) shall not be deducted in determining the amount of Restricted Payments or Restricted Investments made or then outstanding under paragraph (a) of this covenant.

     Limitation on Liens. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur or suffer to exist any Liens upon their respective property or assets whether owned on the Issue Date or acquired after such date, or on any income or profits therefrom, other than the following:

          (1) Liens existing on the Issue Date;

          (2) Permitted Liens;

          (3) Purchase money Liens on assets of the Company and its Subsidiaries or improvements or additions thereto existing or created within 180 days after the time of acquisition of or improvements or additions to such assets, or replacements thereof; provided that (i) such acquisition, improvement or addition is otherwise permitted by the Indenture, (ii) the principal amount of Debt (including Debt in respect of Capitalized Lease Obligations) secured by each such Lien in each asset shall not exceed the cost (including all such Debt secured thereby, whether or not assumed) of the item subject thereto, and such Liens shall attach solely to the particular item of property so acquired, improved or added and any additions or accessions thereto, or replacements thereof, and (iii) the aggregate amount of Debt secured by Liens permitted by this clause (3) shall not at any time exceed $30,000,000;

          (4) Liens to secure Refinancing of any Debt secured by Liens described in clauses (1)-(3) above and (5) below; provided that (i) Refinancing does not increase the principal amount of Debt being so Refinanced and(ii) the Lien of the Refinancing Debt does not extend to any asset not securing the Debt being Refinanced or improvements or additions thereto, or replacements thereof;

          (5) Liens securing Acquired Debt; provided that (i) any such Lien secured the Acquired Debt at the time of the incurrence of such Acquired Debt by the Company or by one of its Subsidiaries and such Lien and Acquired Debt were not incurred by the Company or any of its Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or by one of its Subsidiaries and (ii) any such Lien does not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of the Company or of one of its Subsidiaries;

          (6) Liens on Receivables securing Debt permitted by clause (b)(8) under "Limitation on Debt and Preferred Stock of the Company and its Subsidiaries";

          (7) Liens securing intercompany Debt permitted by paragraph (b)(2) under the "Limitation on Debt and Preferred Stock of the Company and its Subsidiaries" covenant; and

          (8) Liens on assets of the Company and its Subsidiaries in addition to those referred to in clauses (1)-(7), provided that such Liens only secure Debt of the Company and its Subsidiaries in an aggregate amount not to exceed at any one time outstanding $50,000,000.

     Limitation on Transactions with Affiliates. (a) The Indenture provides that the Company shall not enter, and shall not permit any of its Subsidiaries to enter, directly or indirectly, into any transaction or series of related transactions with any Affiliate of the Company (other than (x) the making of a Restricted Payment or Restricted Investment otherwise permitted by "Limitation on Restricted Payments and Restricted Investments" or those transactions specifically permitted by paragraph (b) thereunder, (y) transactions between or among Non-Recourse Subsidiaries of the Company or (z) transactions between or among the Company and its Subsidiaries (other than

Non-Recourse Subsidiaries)) including, without limitation, any loan, advance or investment or any purchase, sale, lease or exchange of property or the rendering of any service, unless the terms of such transaction or series of transactions are set forth in writing and at least as favorable as those available in a comparable transaction in arms-length dealings from an unrelated Person; provided that (i) if any such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business, but including entering into any long-term arrangement involving the purchase of granules or glass fiber from, or the provision of management services of the type currently provided under the Management Agreement by, an Affiliate of the Company, including ISP or a Subsidiary thereof) involves aggregate payments or other consideration in excess of $5,000,000, such transaction or series of related transactions shall be approved (and the value of any non-cash consideration shall be determined) by a majority of those members of the Board of Directors of the Company or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions; and (ii) in the event that such transaction or series of related transactions (other than any purchase or sale of inventory in the ordinary course of business or other than purchases of granules or glass fiber from an Affiliate of the Company, including ISP or a Subsidiary thereof) involves aggregate payments or other consideration in excess of $25,000,000 (with the value of any noncash consideration being determined by a majority of those members of the Board of Directors of the Company or such Subsidiary, as the case may be, having no personal stake in such business, transaction or transactions), the Company or such Subsidiary, as the case may be, shall have also received a written opinion from a nationally recognized investment banking firm that such transaction or series of related transactions is fair to the shareholders, in their capacity as such, of the Company or such Subsidiary from a financial point of view and such opinion has been delivered to the Trustee; provided, further, in the event that each member of the Board of Directors of the Company or the Subsidiary, as the case may be, proposing to engage in a transaction or series of related transactions described in the preceding proviso has a personal stake in such business, transaction or transactions, the Company or such Subsidiary may enter into such transaction or series of transactions if the Company or such Subsidiary, as the case may be, shall have received the written opinion of a nationally recognized investment banking firm that the terms thereof, from a financial point of view, are fair to the shareholders of the Company or such Subsidiary, in their capacity as such (the determination as to the value of any non-cash consideration referred to in the preceding proviso to be made by such investment banking firm), and such opinion shall have been delivered to the Trustee.

       (b) Paragraph (a) shall not prevent the following:

          (1) the purchase of granules from an Affiliate of the Company, including ISP or a Subsidiary of ISP; provided that (a) subject to paragraph (c) of this covenant, the price and other terms shall not be less favorable to the Company than those set forth in the Granules Contracts or
     (b) a nationally recognized investment banking firm or accounting firm has delivered a written opinion to the Company to the effect that either the terms thereof are fair to the Company from a financial point of view or are on terms at least as favorable to the Company as those available in comparable transactions in arms-length dealings from an unrelated third party;

          (2) the continuance of the Management Agreement (including with an Affiliate of the Company other than ISP) (a) in accordance with its terms or on terms no less favorable to the Company than those contained in the Management Agreement or (b) on other terms provided that the Company shall have received the written opinion of a nationally recognized investment banking firm or accounting firm that either the terms thereof, from a financial point of view, are fair to the Company or are on terms at least as favorable to the Company as those available in comparable transactions in arms-length dealings from an unrelated Person;

          (3) any transaction between the Company or a Subsidiary thereof and its own employee stock ownership or benefit plan;

          (4) any transaction with an officer or director of the Company or any Subsidiary of the Company entered into in the ordinary course of business (including compensation or employee benefit arrangements with any such officer or director);

          (5) any business or transaction with an Unrestricted Affiliate;

          (6) borrowings by the Company or its Subsidiaries from Affiliates of the Company; provided that such loans are unsecured, are prepayable at any time without penalty, contain no restrictive covenants and the effective cost of borrowings thereunder do not exceed the interest rate then in effect from time to time under the Credit Agreement or any Refinancings thereof (or, if such agreement is not outstanding, under the unsecured bank debt of the Company);

          (7) payments made pursuant to the Tax Sharing Agreement; or

          (8) purchases made pursuant to the Glass Fiber Contract; provided that the terms of such contract are set forth in writing and are at least as favorable to the Company as those available in a comparable transaction in arms-length dealings with an unrelated Person.

       (c) The Company shall not, and shall not permit any of its Subsidiaries to, amend, modify or waive any provision of the Tax Sharing Agreement, the Granules Contracts or the Glass Fiber Contract in any manner which is significantly adverse to the Company or the holders of the Notes (it being understood that an extension or modification of any of the Granules Contracts (or any similar granules purchase contract) or the Glass Fiber Contract on terms at least as favorable to the Company as those available at the time of the extension or modification (or any such new agreement) in a comparable transaction in arms-length dealings with an unrelated Person shall not be deemed significantly adverse to the Company or the Holders).

       Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries (other than Non-Recourse Subsidiaries) to, directly or indirectly, create or otherwise cause to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Debt owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries, (c) transfer any of its properties or assets to the Company or (d) incur or suffer to exist Liens in favor of the Holders, except for such encumbrances or restrictions existing under or by reason of any of the following:

          (1) applicable law;

          (2) the Indenture and the indentures governing the Deferred Coupon Notes and 2006 Notes;

          (3) customary provisions restricting subletting or assignment of any lease or license or other commercial agreement;

          (4) any instrument governing Acquired Debt of any Person, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than such Person and its Subsidiaries, or the property or assets of such Person and its Subsidiaries, so acquired;

          (5) the Liens specifically permitted by the provisions under "--Limitation on Liens"; provided that such Liens and the terms governing such Liens do not, directly or indirectly, restrict the Company or its Subsidiaries from granting other Liens, except as to the assets subject to such Liens;

          (6) the Credit Agreement, the Receivables Financing Agreement or other Debt existing on the IssueDate; and

          (7) any Refinancing of the Credit Agreement, the Receivables Financing Agreement or any such other Debt existing on the Issue Date; provided that the terms and conditions of any such Refinancing agreements relating to the terms described in paragraphs (a)-(d) above are no less favorable to the Company than those contained in the agreements governing the Debt being Refinanced.

     Limitation on Asset Sales. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to consummate an Asset Sale unless:

          (1) the Company or such Subsidiary, as the case may be, receives consideration (including non-cash consideration, whose fair market value shall be determined in good faith by the Board of Directors of the Company or such Subsidiary, as evidenced by a Board Resolution) at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by its Board of Directors, as evidenced by a Board Resolution);

          (2) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, shall be cash or Cash Equivalents; provided that this clause (2) shall not prohibit any Asset Sale for which the Company or such Subsidiary, as the case may be, receives 100% of the consideration, directly or through the acquisition of Capital Stock of a Person, in operating assets; and

          (3) in the case of an Asset Sale by the Company or any of its Subsidiaries, the Company shall commit to apply the Net Cash Proceeds of such Asset Sale within 300 days of the consummation of such Asset Sale, and shall apply such Net Cash Proceeds within 360 days of receipt thereof, (i) to invest in the businesses that the

     Company and its Recourse Subsidiaries are engaged in at the time of such Asset Sale or any like or related business, (ii) to pay or satisfy any Debt of the Company or any of its Subsidiaries (other than Debt which is subordinated by its terms to the Notes) or Preferred Stock of a Subsidiary, including the Debt referred to in the last sentence of the definition thereof or make provision for the payment thereof, through an escrow or other fund, and/or (iii) to offer to purchase the Notes in a tender offer (a "Net Proceeds Offer") at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase; provided, however, that the Company shall, to the extent required under the indentures governing the Deferred Coupon Notes and 2006 Notes, first offer to purchase any outstanding Deferred Coupon Notes in a tender offer at a redemption price equal to 100% of the accreted value thereof to the date of redemption, and then offer to purchase any outstanding 2006 Notes, in a tender offer at a redemption price equal to 100% of the principal amount thereof plus accrued interest thereon to the date of purchase, provided, further, however that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied pursuant to this clause (3)(iii) equal or exceed $20,000,000;

provided that (i) the Company and its Subsidiaries may retain up to $5,000,000 of Net Cash Proceeds from Asset Sales in any twelve-month period (without complying with clause (3)), and (ii) any Asset Sale that would result in a Change of Control shall not be governed by this covenant but shall be governed by the provisions described above under "Change of Control Put and Call".

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

     Restriction on Transfer of Certain Assets to Subsidiaries. The Indenture provides that if the Company transfers or causes to be transferred, in one or a series of related transactions, Material Assets to any one or more Non-Recourse Subsidiaries of the Company, the Company shall cause such transferee Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such transferee Subsidiary shall unconditionally Guarantee, on a senior basis, all the Company's obligations under the Notes and(ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly executed and delivered by such transferee Subsidiary.

     Investment Company Act. The Indenture provides that the Company will not take any action that would require it or any of its Subsidiaries to register as an investment company under the Investment Company Act of 1940.

     Reports to the Securities and Exchange Commission and Holders. The Company shall file with the Trustee and provide Holders of record, within 15 days after it files them with the Commission, copies of its annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, without exhibits in the case of Holders, unless the Company is requested in writing by the Holders. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will continue to file with the Commission and provide the Trustee and Holders with such annual reports and information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which are specified in Sections 13 and 15(d) of the Exchange Act, without exhibits in the case of Holders, unless the Company is requested in writing by the Holders. The Company also will comply with the other provisions of TIA Section 314(a).

     So long as any of the Notes remain outstanding, the Company shall cause each annual, quarterly and other financial report mailed or otherwise furnished by it generally to public stockholders to be filed with the Trustee and mailed to the Holders of record at their addresses appearing in the register of Notes maintained by the Registrar, in each case at the time of such mailing or furnishing to such stockholders.

     The Company shall provide to any Holder or any beneficial owner of Notes any information reasonably requested by such holder or such beneficial owner concerning the Company and its Subsidiaries (including financial statements) necessary in order to permit such holder or such beneficial owner to sell or transfer Notes in compliance with Rule 144A under the Securities Act or any similar rule or regulation adopted by the Commission.

MERGER, ETC.

     The Indenture provides that the Company shall not consolidate with or merge with or into or sell, assign, transfer or lease all or substantially all of its properties and assets (either in one transaction or in a series of related transactions) to any Person, unless:

          (1) the Company shall be the continuing Person, or the resulting, surviving or transferee Person (if other than the Company) shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and the Indenture shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person or any of its Subsidiaries as a result of such transaction as having been issued by such Person or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately before and after giving effect to such transaction, the resulting, surviving or transferee Person could incur at least $1.00 of additional Debt under paragraph (a) of "Limitation on Debt and Preferred Stock of the Company and its Subsidiaries"; and

          (4) immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction.

     In connection with any consolidation, merger, sale, assignment, transfer or lease contemplated by this covenant, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer or lease and the supplemental indenture in respect thereto comply with this covenant and the TIA and that all conditions precedent herein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer or lease of all or substantially all of the assets of the Company in accordance with the preceding two paragraphs, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, with the same effect as if such successor corporation had been named as the Company herein, and, except in the case of a lease, the Company will be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

          (2) (i) the Company defaults in the payment of the principal of any Note when the same becomes due and payable at maturity or otherwise or (ii) the Company fails to redeem or repurchase Notes when required pursuant to the Indenture or the Notes;

          (3) the Company fails to comply with provisions of "Merger, etc.";

          (4) the Company fails to comply for 30 days after notice with any of its obligations described under "Change of Control Put and Call" and "Certain Covenants";

          (5) the Company fails to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes (other than those referred to in clauses (1)-(4) above);

          (6) principal of or interest on Debt of the Company or any of its Significant Subsidiaries is not paid within any applicable grace period or is accelerated by the holders thereof because of a default and the total amount that is unpaid or accelerated exceeds $15,000,000 or its foreign currency equivalent and such default continues for 5 days after notice;

          (7) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries occurs pursuant to or within the meaning of any Bankruptcy Law; or

          (8) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate is rendered against the Company or any of its Significant Subsidiaries and (i) there is a period of 60 days following the entry of such judgment or order during which such judgment or order is not discharged, waived or the execution thereof stayed and such default continues for 10 days after the notice specified below or (ii) foreclosure proceedings therefor have begun and have not been stayed within five days of the commencement of such foreclosure proceeding.

     A Default under clauses (4), (5), (6) or (8) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Company in writing of the Default, and the Company does not cure the Default within the time specified in such clause after receipt of such notice. Such notice shall be given by the Trustee if so requested in writing by the Holders of at least 25% in aggregate principal amount of the outstanding Notes. When a Default under clause (4), (5), (6) or
(8) is cured or remedied within the specified period, it ceases to exist.

     If an Event of Default (other than an Event of Default with respect to the Company specified in clause (7) above) occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may declare all unpaid principal of and accrued interest on the Notes then outstanding to be due and payable (the "Default Amount"). Upon a declaration of acceleration, such amount shall be due and payable immediately.

     If an Event of Default with respect to the Company specified in clause (7) above occurs, the Default Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholder.

     Under certain circumstances, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind an acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest (if any) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing,(ii) Holders of at least 25% in principal amount at maturity of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount at maturity of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount at maturity of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholder or that would involve the Trustee in personal liability.

     The Indenture provides that, if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 10 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status, and what action the Company is taking or proposes to take in respect thereof.

DISCHARGE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Certain Covenants" and "Change of Control Put and Call," above and the operation of clauses (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Defaults" above and the limitations contained in clause (3) or (4) described under "Merger, Etc." above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "Defaults" above, or because of the failure of the Company to comply with clause (3) or (4) described under "Merger, Etc." above.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (unless the Notes will mature or be redeemed within 30 days) delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit and defeasance had not occurred, and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:(i) change the stated maturity of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of the Holders of which is required for any such supplemental indenture or the consent of such Holders is required for any waiver of compliance with certain provisions of the Indenture or certain Defaults thereunder and their consequences provided for in the Indenture; (iii) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase any such percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Noteholder affected thereby; or (iv) except as otherwise permitted by the covenants described under "--Merger, Etc.," consent to the assignment or transfer by the Company of any of its rights and obligations under the Indenture.

     It shall not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. Any amendment, waiver or consent shall be deemed effective upon receipt by the Trustee of the necessary consents and shall not require execution of any supplemental indenture to be effective.

     The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Noteholders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences to tendering holders of Old Notes of (i) the exchange of Old Notes for New Notes and (ii) the ownership and disposition of Notes.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (including temporary regulations), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of such holder's individual investment circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks, life insurance companies, tax-exempt organizations and persons who hold (or will hold) the Notes as part of a "straddle," "hedge" or "conversion transaction"), nor does it discuss any aspect of state, local or foreign taxation. The following discussion assumes that the Old Notes and New Notes are (and will be) held by the holders thereof as "capital assets" within the meaning of Section 1221 of the Code.

     THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATIONAL PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF OLD NOTES SHOULD CONSULT WITH SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE EXCHANGE OFFER, AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation or other entity organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate whose income is subject to federal income tax regardless of the source, or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "U.S. Holder"). Certain material U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

FEDERAL INCOME TAX CONSEQUENCES OF TENDERING OLD NOTES

       The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute an exchange for federal income tax purposes. Accordingly, the Exchange Offer should have no federal income tax consequences to U.S. Holders. Except for the immediately succeeding paragraph, the balance of this discussion assumes that the exchange of Old Notes for New Notes will not constitute an exchange for federal income tax purposes.

     If, contrary to the above conclusion, the exchange of Old Notes for New Notes constitutes an exchange for federal income tax purposes, both the Old Notes and the New Notes should constitute "securities" for federal income tax purposes (which determination generally is made by reference to the initial terms of the debt instrument, with debt instruments with initial terms of more than five years generally being treated as securities) and, thus, a U.S. Holder should not recognize any gain or loss on the consummation of the Exchange Offer.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING NEW NOTES

STATED INTEREST

     Interest on a Note should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for federal income tax purposes.

SALE OR REDEMPTION

     The sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of Notes generally will be a taxable event for federal income tax purposes. A U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of a New Note (other than in respect of accrued interest thereon) and (ii) the holder's adjusted tax basis in such debt instrument (other than in respect of accrued interest thereon).

     Assuming the Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss, which will be either long-term or short-term if the U.S. Holder is a corporation, or long-term, mid-term or short-term if the U.S. Holder is a non-corporate entity, in each case depending on the U.S. Holder's holding period.

MARKET DISCOUNT

     Except as discussed below, gain recognized on the disposition of Notes having market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount thereon, provided the amount of market discount to the U.S. Holder exceeds a de minimis amount. Market discount is defined generally as the excess of (i) the "stated redemption price at maturity" of a debt obligation over (ii) the tax basis of the debt obligation in the hands of the holder immediately after its acquisition.

     If a holder of Notes having accrued market discount disposes of such New Notes in any transaction other than a sale, exchange or redemption (e.g., a gift), such holder will be deemed to have realized an amount equal to the fair market value of such Notes and will be required to recognize as ordinary income any accrued market discount thereon. See "Sale or Redemption" above for the general consequences of a sale, exchange or redemption. Partial principal payments (if any) on such Notes also would be includable as ordinary income to the extent of any accrued market discount on such Notes. A holder of Notes having accrued market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry such Notes until they are disposed of in a taxable transaction.

     A holder of Notes having accrued market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service (the "Service"). If a holder of Notes elects to include market discount in income, the above-discussed rules with respect to ordinary income recognition resulting from sale and certain other disposition transactions and to deferral of interest deductions would not apply.

BOND PREMIUM

     If the initial tax basis of a U.S. Holder in any Note exceeds the "amount payable on maturity" (such excess being the "bond premium"), the holder may elect to amortize the bond premium over the period from the acquisition date of such Notes to their maturity date (or an earlier call date, if using such earlier date would result in a smaller amortization deduction) and, except as Treasury Regulations may otherwise provide, reduce the amount of interest included in income in respect of such Notes by such amount.

     A holder who elects to amortize bond premium must reduce his adjusted basis in such New Notes by the amount of such allowable amortization. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held at or acquired after the beginning of the holder's taxable year as to which the election is made, and may be revoked only with the consent of the Service.

BACKUP WITHHOLDING

       Under the Code, a U.S. Holder of Notes may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments of interest or the gross proceeds from the sale, exchange or redemption of such notes. This withholding generally applies only if the holder (i) fails to furnish his social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,(iii) fails to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the Service. Holders of Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such an exemption.


NON-U.S. HOLDERS


     The following discussion is limited to certain material U.S. federal income tax consequences relevant to a holder of a Note who, for U.S. federal income tax purposes, is (i) a nonresident alien individual, (ii) a foreign corporation,

(iii) a foreign estate which is not subject to federal income tax on a net income basis in respect of income or gain from a Note or (iv) a trust if a U.S. court is not able to exercise primary supervision over administration of the trust or one or more U.S. persons do not have the authority to control all substantial decisions of the trust (a "Non-U.S. Holder").

IN GENERAL

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerningbackup withholding:

          (a) payments of principal and interest on the Notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax; provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the beneficial owner fulfills the statement requirement set forth in
     Section 871(h) or Section 881(c) of the Code;

          (b) a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition of such Note unless (i) subject to certain exceptions, such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met; (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain former citizens and residents of the United States; and

          (c) a Note held by an individual, who is not a citizen or resident of the United States at the time of his death, will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     In order to obtain the portfolio interest exemption from U.S. federal withholding tax under Sections 871(h) and 881(c) of the Code, described in paragraph (a) above, either the beneficial owner or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner must file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States person. Under temporary United States Treasury Regulations, such requirement is considered to have been fulfilled if the beneficial owner of a Note certifies on IRS Form W-8, under penalty of perjury, that he is not a United States person and provides his name and address, and any Financial Institution holding the Note on behalf of the beneficial owner certifies that such a statement has been received from the beneficial owner by it, or by a Financial Institution between it and the beneficial owner, and furnishes the withholding agent with a copy thereof. An IRS Form W-8 generally remains in effect for three calendar years.

     Interest paid to a Non-U.S. Holder may also be exempt from U.S. withholding taxes provided such Non-U.S. Holder delivers (i) IRS Form 1001 signed by the beneficial owner of the Note or such holder's agent claiming complete exemption from withholding under an applicable tax treaty, or (ii) IRS Form 4224 signed by the beneficial owner of the Note or such owner's agent claiming exemption from withholding tax on income connected with the conduct of a trade or business in the United States; provided that in any such case (x) the applicable form is delivered pursuant to applicable procedures and is properly transmitted to the United States entity otherwise required to withhold tax and (y) none of the entities receiving the form has actual knowledge that the Non-U.S. Holder is a U.S. person or that any certification on the form is false. Under recently enacted legislation, Non-U.S. Holders that are classified as partnerships for federal income tax purposes but classified as corporations for foreign tax purposes may not be entitled to the benefits of otherwise applicable tax treaties.

     Recently adopted Treasury Regulations that are not yet in effect (the "Final Regulations") and generally are to be effective January 1, 1999 would alter the foregoing rules in certain respects. Under the Final Regulations, a Non-U.S. Holder seeking an exemption under (i) or (ii) of the preceding paragraph will generally be required to provide to the withholding agent a beneficial owner certificate on IRS Form W-8, which form may require, among other things, the Non-U.S. Holder's taxpayer identification number. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, interest paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding interests in the entity. As the foregoing is not a complete discussion of the provisions of the Final Regulations, Non-U.S. Holders are urged to consult their advisors with respect to the effect that the Final Regulations will have when they become effective.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     As noted in the above discussion for U.S. Holders, a 31% backup withholding tax and information reporting requirements also may apply to payments of principal and interest made to, and to the proceeds of sales before maturity by, a noncorporate United States person. Under current Treasury Regulations, however, backup withholding will not apply to payments made on a Note to a non-U.S. Holder if the certifications required by Sections 871(h) and 881(c) of the Code (described above) are received; provided that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker are not subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or certain other foreign entities with a U.S. connection, information reporting is required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker are subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     The Final Regulations would provide certain presumptions under which a Non-U.S. Holder would be subjectto backup withholding and information reporting unless the Non-U.S. Holder provided a certification ofnon-U.S. status.

     Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances, and availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules would be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished tothe Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable fees and expenses of Latham & Watkins, counsel to the initial purchasers of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the New Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and continues to represent, Bear, Stearns & Co. Inc., one of the initial purchasers of the OldNotes, in connection with various legal matters. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, GAF and certain of its affiliates (including G-I Holdings, ISP, ISP Holdings and BMCA) in connection with certain legal matters.

                                     EXPERTS

     The audited consolidated financial statements and schedules of Building Materials Corporation of America included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

     BMCA is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The reports and other information filed by BMCA with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such reports also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Finally, the Commission maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-4 under the Securities Act with respect to the New Notes offered hereby. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                PAGE
                                                                                                ----
Report of Independent Public Accountants ......................................................  F-2

Consolidated Statements of Income for the three years ended December 31, 1996 and the nine months ended September 29, 1996 and September 28, 1997 (Unaudited) ......................  F-3

Consolidated Balance Sheets as of December 31, 1995 and 1996 and as of
 September 28, 1997 (Unaudited) ...............................................................  F-4

Consolidated Statements of Cash Flows for the three years ended December 31, 1996 and the nine months ended September 29, 1996 and September 28, 1997 (Unaudited) ......................  F-5

Consolidated Statements of Stockholder's Equity (Deficit) for the three years ended December 31, 1996 and the nine months ended September 28, 1997 (Unaudited) .............  F-7

Notes to Consolidated Financial Statements ....................................................  F-8


Supplementary Data (Unaudited)
 Quarterly Financial Data (Unaudited) ......................................................... F-23




                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Building Materials Corporation of America:

     We have audited the accompanying consolidated balance sheets of Building Materials Corporation of America (a Delaware corporation and a wholly-owned subsidiary of GAF Building Materials Corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholder's equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, appearing on Pages F-3 to F-22 of this Prospectus, present fairly, in all material respects, the financial position of Building Materials Corporation of America and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                           ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 3, 1997


                                   BUILDING MATERIALS CORPORATION OF AMERICA

                                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                        NINE MONTHS ENDED
                                                                                   -------------------------
                                           YEAR ENDED DECEMBER 31,                   SEPT. 29,     SEPT. 28,
                                       -------------------------------------           1996          1997
                                        1994           1995          1996           (UNAUDITED)   (UNAUDITED)
                                       --------      --------       --------        -----------   -----------
                                                                  (THOUSANDS)
Net sales ...........................  $593,147      $687,184       $851,967         $648,426       $723,614
                                       --------      --------       --------         --------       --------
Costs and expenses:
 Cost of products sold ..............   425,080       506,012        622,234          470,678        521,291
 Selling, general and
  administrative ....................   122,274       134,145        166,706          125,360        141,100
 Goodwill amortization ..............     1,064         1,170          1,664            1,201          1,421
                                       --------      --------       --------         --------       --------
 Total costs and expenses ...........   548,418       641,327        790,604          597,239        663,812
                                       --------      --------       --------         --------       --------
Operating income ....................    44,729        45,857         61,363           51,187         59,802
Interest expense ....................   (13,149)      (24,822)       (32,044)         (23,741)       (30,494)
Other income (expense), net .........    (3,761)       (4,486)        (1,455)            (490)         8,864
                                       --------      --------       --------         --------       --------
Income before income taxes ..........    27,819        16,549         27,864           26,956         38,172
Income taxes ........................   (11,159)       (6,450)       (10,809)         (10,474)       (14,887)
                                       --------      --------       --------         --------       --------
Net income ..........................  $ 16,660      $ 10,099       $ 17,055         $ 16,482       $ 23,285
                                       ========      ========       ========         ========       ========




     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                                     F-3


                                   BUILDING MATERIALS CORPORATION OF AMERICA

                                          CONSOLIDATED BALANCE SHEETS

                                                    ASSETS

                                                                          DECEMBER 31,               SEPT. 28,
                                                                      -----------------------         1997
                                                                       1995           1996          (UNAUDITED)
                                                                     --------       --------         ---------
                                                                                  (THOUSANDS)
Current Assets:
 Cash and cash equivalents ........................................  $ 45,989       $124,560         $ 44,114
 Investments in trading securities ................................     6,095          1,065           18,470
 Investments in available-for-sale securities .....................    31,951         82,016           56,206
 Investments in held-to-maturity securities .......................       --           7,169            1,202
 Other short-term investments .....................................     2,069         15,944           16,837
 Accounts receivable, trade, less reserve of $1,794, $1,180 and
  $2,506, respectively ............................................    12,735          9,870           28,277
 Accounts receivable, other .......................................    23,263         23,235           50,659
 Inventories ......................................................    69,073         77,196           89,349
 Deferred income tax benefits .....................................     3,845            --               --
 Other current assets .............................................     5,402          3,751            4,145
                                                                     --------       --------         --------
   Total Current Assets ...........................................   200,422        344,806          309,259
 Property, plant and equipment, net ...............................   223,784        220,500          227,776
 Excess of cost over net assets of businesses acquired, net
  of accumulated amortization of $5,225, $6,889 and $8,310,
  respectively ....................................................    57,702         60,469           70,330
 Deferred income tax benefits .....................................    66,059         59,053           43,798
 Receivable from related parties ..................................       --             --            27,179
 Other assets .....................................................    11,304         16,755           16,374
                                                                     --------       --------         --------
 Total Assets .....................................................  $559,271       $701,583         $694,716
                                                                     ========       ========         ========

                                     LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
 Current maturities of long-term debt .............................   $ 8,990        $ 3,412          $ 3,728
 Accounts payable .................................................    51,975         47,879           52,242
 Payable to related parties, net ..................................     2,749          2,287            7,184
 Accrued liabilities ..............................................    22,970         27,938           39,823
 Reserve for asbestos claims ......................................    48,176          3,062              --
 Reserve for product warranty claims ..............................    11,000         12,914           10,700
                                                                     --------       --------         --------
   Total Current Liabilities ......................................   145,860         97,492          113,677
                                                                     --------       --------         --------
Long-term debt less current maturities ............................   310,260        405,690          415,902
                                                                     --------       --------         --------
Reserve for asbestos claims .......................................    21,110            --               --
                                                                     --------       --------         --------
Reserve for product warranty claims ...............................    39,395         30,755           25,925
                                                                     --------       --------         --------
Other liabilities .................................................    26,864         24,409           22,668
                                                                     --------       --------         --------
Commitments and Contingencies
Stockholder's Equity:
 Series A Cumulative Redeemable Convertible Preferred
  Stock, $.01 par value per share; 100,000
  shares authorized; no shares issued .............................       --             --               --
 Common Stock, $.001 par value per share; 1,050,000 shares
  authorized; 1,000,010 shares issued and outstanding .............       --               1                1
 Additional paid-in capital .......................................    73,374        182,699          131,910
 Accumulated deficit ..............................................   (57,229)       (40,174)         (16,889)
 Other ............................................................      (363)           711            1,522
                                                                     --------       --------         --------
 Stockholder's Equity .............................................    15,782        143,237          116,544
                                                                     --------       --------         --------
Total Liabilities and Stockholder's Equity ........................  $559,271       $701,583         $694,716
                                                                     ========       ========         ========


     The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                                        BUILDING MATERIALS CORPORATION OF AMERICA

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  NINE MONTHS ENDED
                                                                                               -----------------------
                                                                YEAR ENDED DECEMBER 31,        SEPT. 29,    SEPT. 28,
                                                          ----------------------------------      1996        1997
                                                             1994        1995       1996       (UNAUDITED)  (UNAUDITED)
                                                          ---------    --------    ---------    ---------    ---------
                                                                                  (THOUSANDS)
Cash and cash equivalents, beginning of period ........   $     821    $ 29,015    $  45,989    $  45,989    $ 124,560
                                                          ---------    --------    ---------    ---------    ---------
Cash provided by operating activities:
 Net income ...........................................      16,660      10,099       17,055       16,482       23,285
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
 Depreciation .........................................      16,796      20,252       23,857       18,072       16,796
 Goodwill amortization ................................       1,064       1,170        1,664        1,201        1,421
 Deferred income taxes ................................      10,959       6,250       10,609       10,260       14,736
 Noncash interest charges .............................      10,480      21,432       23,718       17,661       20,125
Increase in working capital items .....................     (12,842)     (8,050)     (14,905)     (46,182)     (52,316)
Purchases of trading securities .......................        --          --        (33,824)     (28,726)     (60,470)
Proceeds from sales of trading securities .............        --          --         30,394       25,868       46,217
(Increase) decrease in other assets ...................       2,720       1,924       (1,711)        (940)       1,621
Decrease in other liabilities .........................      (6,384)     (4,502)      (4,158)      (1,390)      (6,336)
Increase (decrease) in payable to related parties .....     (11,663)      1,939         (341)       4,831      (22,282)
Other, net ............................................         757         112          787        1,043        1,351
                                                          ---------    --------    ---------    ---------    ---------
Net cash provided by (used in) operating activities ...      28,547      50,626       53,145       18,180      (15,852)
                                                          ---------    --------    ---------    ---------    ---------
Cash provided by (used in) investing activities:
 Capital expenditures and acquisitions ................     (54,279)    (54,111)     (25,629)     (15,726)     (56,713)
 Purchases of available-for-sale securities ...........        --       (45,706)    (139,355)    (106,452)    (103,427)
 Purchases of held-to-maturity securities .............        --          --           --           --         (4,591)
 Purchases of other short-term investments ............        --        (2,069)        (660)        --           --
 Proceeds from sales of available-for-sale securities .        --         8,416      101,095      120,305      125,445
 Proceeds from held-to-maturity securities ............        --          --           --           --         10,558
                                                          ---------    --------    ---------    ---------    ---------
Net cash used in investing activities .................     (54,279)    (93,470)     (64,549)      (1,873)     (28,728)
                                                          ---------    --------    ---------    ---------    ---------
Cash provided by (used in) financing activities:
 Proceeds from sale of accounts receivable ............      12,217       7,919        8,015       16,378       15,574
 Increase in short-term debt ..........................        --          --           --            256         --
 (Increase) decrease in loans receivable from/payable
  to related party ....................................     (24,502)     23,633         --        (21,953)        --
 Proceeds from issuance of debt .......................     195,528      40,002       99,502         --            662
 Repayments of long-term debt .........................     (15,317)    (10,440)     (34,856)     (11,880)      (2,610)
 (Increase) decrease in restricted cash ...............     (24,484)     24,484         --           --           --
 Capital contribution from (distribution to)
  parent company ......................................        --        34,312       86,077       11,627      (46,000)
 Dividend to parent company ...........................      (7,900)       --           --           --           --
 Payments of asbestos claims ..........................     (75,340)    (59,795)     (66,224)     (43,716)      (3,062)
 Financing fees and expenses ..........................      (6,276)       (297)      (2,539)         (56)        (430)
                                                          ---------    --------    ---------    ---------    ---------
 Net cash provided by (used in) financing activities ..      53,926      59,818       89,975      (49,344)     (35,866)
                                                          ---------    --------    ---------    ---------    ---------
Net change in cash and cash equivalents ...............      28,194      16,974       78,571      (33,037)     (80,446)
                                                          ---------    --------    ---------    ---------    ---------
Cash and cash equivalents, end of period ..............   $  29,015    $ 45,989    $ 124,560    $  12,952    $  44,114
                                                          =========    ========    =========    =========    =========

                                        BUILDING MATERIALS CORPORATION OF AMERICA

                                   CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                                                  NINE MONTHS ENDED
                                                                                               -----------------------
                                                                YEAR ENDED DECEMBER 31,        SEPT. 29,    SEPT. 28,
                                                          ----------------------------------      1996        1997
                                                             1994        1995       1996       (UNAUDITED)  (UNAUDITED)
                                                          ---------    --------    ---------    ---------    ---------
                                                                                  (THOUSANDS)
Supplemental Cash Flow Information
Effect on cash from (increase) decrease in working
 capital items*:
  Accounts receivable ..................................  $(14,340)    $     666   $  (5,122)   $(52,858)    $(57,587)
  Inventories ..........................................    (6,534)       (4,557)     (8,123)    (11,855)      (9,094)
  Other current assets .................................       151         1,760         756       1,329         (931)
  Accounts payable .....................................    11,900        (6,093)     (4,096)      4,833        5,560
  Accrued liabilities ..................................    (4,019)          174       1,680      12,369        9,736
                                                          --------     ---------   --------     --------     --------
   Net effect on cash from increase in working
    capital items ......................................  $(12,842)    $  (8,050)  $(14,905)    $(46,182)    $(52,316)
                                                          ========     =========   ========     ========     ========
Cash paid during the period for:
 Interest (net of amount capitalized) ..................  $  2,583     $   2,796   $  6,442     $  4,632     $  8,193
 Income taxes (including taxes paid pursuant to the
  Tax Sharing Agreement) ...............................     9,609           213        537          143          130

Acquisition of U.S. Intec, Inc., net of $180 cash
 acquired:
  Fair market value of assets acquired .................               $ 105,285
  Purchase price of acquisition ........................                  27,358
                                                                       ---------
  Liabilities assumed ..................................               $  77,927
                                                                       =========
Acquisition of Leatherback Industries
 business, net of $8 cash acquired:
  Fair market value of assets acquired .................                                                     $  27,037
  Purchase price of acquisition ........................                                                        25,231
                                                                                                             ---------
  Liabilities assumed ..................................                                                     $   1,806
                                                                                                             =========
---------------

*    Working capital items exclude cash and cash equivalents, short-term investments, short-term debt and net payables to related parties. Working capital acquired in connection with acquisitions is reflected in "Capital expenditures and acquisitions." The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown above. In addition, the increase in receivables shown above does not reflect the cash proceeds from the sale of certain of the Company's receivables (see Note 6); such proceeds are reflected in cash from financing activities. As discussed in Notes 1 and 2, in connection with the Separation Transactions, G-I
     Holdings made a noncash contribution to the Company in December 1996 of $2.8 million of available-for-sale securities, $7.1 million of held-to-maturity securities and $13.2 million of other short-term investments.

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                    BUILDING MATERIALS CORPORATION OF AMERICA
            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

                                                                         CAPITAL
                                                                        STOCK AND                     RETAINED
                                                                       ADDITIONAL                     EARNINGS
                                                                        PAID--IN                    (ACCUMULATED
                                                                         CAPITAL         OTHER        DEFICIT)
                                                                       ----------       -------     ------------
                                                                                      (THOUSANDS)


  Balance, December 31, 1993 ..........................................  $ 46,936       $(1,802)      $ 48,608
   Net income .........................................................      --            --           16,660
   Assumption of a portion of parent company's asbestos
    liability, net of related income tax benefits .....................      --            --         (124,696)
   Dividend to parent company .........................................      --            --           (7,900)
   Adjustment of unfunded pension liability ...........................      --           1,214           --
                                                                         --------       -------       --------
  Balance, December 31, 1994 ..........................................  $ 46,936       $  (588)      $(67,328)
   Net income .........................................................      --            --           10,099
   Capital contribution from parent company ...........................    34,312          --             --
   Reclassification to additional paid-in capital of the
    excess of purchase price over the adjusted historical
    cost of predecessor company shares ................................    (7,874)         --             --
   Unrealized gain on available-for-sale securities, net of
    income tax effect of $174 .........................................      --             272           --
   Adjustment of unfunded pension liability ...........................      --             (47)          --
                                                                         --------       -------       --------
  Balance, December 31, 1995 ..........................................  $ 73,374       $  (363)      $(57,229)
   Net income .........................................................      --            --           17,055
   Capital contribution from parent company ...........................   109,326          --             --
   Unrealized gain on available-for-sale securities, net of
    income tax effect of $333 .........................................      --             522           --
   Adjustment of unfunded pension liability ...........................      --             552           --
                                                                         --------       -------       --------
  Balance, December 31, 1996 ..........................................  $182,700       $   711       $(40,174)
   Net income (unaudited) .............................................      --            --           23,285
   Distribution to parent company (unaudited) .........................   (46,000)         --             --
   Transfer of Nashville, Tennessee plant to GAF Fiberglass
    Corporation (unaudited) ...........................................    (4,789)         --             --
   Unrealized gain on available-for-sale securities, net of
    income tax effect of $519 (unaudited) .............................      --             811           --
                                                                         --------       -------       --------
  Balance, September 28, 1997 (unaudited) .............................  $131,911       $ 1,522       $(16,889)
                                                                         ========       =======       ========



       The accompanying Notes to Consolidated Financial Statements are an
                       integral part of these statements.

                    BUILDING MATERIALS CORPORATION OF AMERICA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Building Materials Corporation of America (the "Company") was formed on January 31, 1994 and is a wholly owned subsidiary of GAF Building Materials Corporation ("GAFBMC"), which is a wholly owned subsidiary ofG Industries Corp. ("G Industries"). G Industries is a wholly owned subsidiary of G-I Holdings Inc. ("G-I Holdings"), which is a wholly owned subsidiary of GAF Corporation ("GAF"). Financial information with regard to the nine months ended September 29, 1996 and September 28, 1997 is unaudited and, in the opinion of management, contains all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. All adjustments are of a normal recurring nature. The results of operations for these periods are not necessarily indicative of the results to be expected for the full year.

     The Company manufactures a broad line of asphalt roofing products and accessories for the residential and commercial roofing markets in the United States.

NOTE 1. FORMATION OF THE COMPANY

     Effective as of January 31, 1994, GAFBMC transferred to the Company all of its business and assets (other than three closed manufacturing facilities, certain deferred tax assets and receivables from affiliates). The Company recorded the assets and liabilities related to such transfer at GAFBMC's historical costs. The Company contractually assumed all of GAFBMC's liabilities, except (i) all of GAFBMC's environmental liabilities, other than environmental liabilities relating to the Company's plant sites and its business as then conducted, (ii) all of GAFBMC's tax liabilities, other than tax liabilities arising from the operations or business of the Company and (iii) all of GAFBMC's asbestos-related liabilities, other than the first $204.4 million of such liabilities (whether for indemnity or defense) relating to then-pending asbestos-related bodily injury cases and previously settled asbestos-related bodily injury cases which the Company contractually assumed and agreed to pay. G-I Holdings and GAFBMC have agreed, jointly and severally, to indemnify the Company from liabilities not assumed by the Company, including asbestos-related and environmental liabilities not expressly assumed by the Company. See Note 3.

     The Company's Consolidated Financial Statements have been prepared on a basis which retroactively reflects the formation of the Company, as discussed above, for all periods presented prior to 1995, except that the Company's assumption of $204.4 million of asbestos-related liabilities described above and related income tax benefits of $79.7 million have been reflected as a charge of $124.7 million to stockholder's equity upon the Company's formation as of January 31, 1994.

     In October 1995, G-I Holdings acquired all of the outstanding shares of U.S. Intec, Inc. ("USI"), which manufactures commercial roofing products, for a purchase price of $27.5 million and assumed $35 million of USI's indebtedness. As of January 1, 1997, USI became a wholly owned subsidiary of the Company through a capital contribution to the Company by G-I Holdings. Accordingly, the Company's historical consolidated financial statements include USI's results of operations from the date of its acquisition by G-I Holdings, including sales of $21.8 and $99 million for the years ended December 31, 1995 and 1996, respectively, and $76.3 million for the nine months ended September 29, 1996, and net income (loss) of $(0.5) million, $1.3 million and $0.8million, respectively.

     On January 1, 1997, GAF effected a series of transactions involving its subsidiaries (the "Separation Transactions") that resulted in, among other things, (1) the approximately 83.5% of the issued and outstanding common stock of International Specialty Products Inc. ("ISP"), an affiliate, owned by a subsidiary of GAF being distributed to the stockholders of GAF, (2) the Company's glass fiber manufacturing facility in Nashville, Tennessee (and certain related assets and liabilities) being transferred to GAF Fiberglass Corporation ("GFC"), (3) USI becoming a subsidiary of the Company and (4) G-I Holdings making a contribution of approximately $82.5 million in cash and short-term investments to the Company. As a result of the Separation Transactions, ISP Holdings Inc. ("ISP Holdings") and ISP are no longer direct or indirect subsidiaries of GAF, while the Company and GFC remain subsidiaries of GAF.

     The parent corporations of the Company are GAF, G-I Holdings, G Industries and GAFBMC, and, except for the Company, the only other significant asset of such parent corporations is GFC. As a result of the Separation Transactions, dividends from ISP are not available to GAF and G-I Holdings, and loans from ISP to GAF, G-I Holdings and the Company are prohibited by ISP Holdings' debt instruments.

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     All subsidiaries are consolidated and intercompany transactions have been eliminated.

     Financial Statement Estimates

     The preparation of financial statements requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources, subject to the matters discussed in Note 12 (Commitments and Contingencies).

     Short-term Investments

     For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in income. For securities classified as "available-for-sale", unrealized gains and losses, net of income tax effect, are included in a separate component of stockholder's equity (deficit), "Other", and were $0.3, $0.8 and $1.6 million as of December 31, 1995 and 1996 and September 28, 1997, respectively. Investments classified as "held-to-maturity" securities are carried at amortized cost in the Consolidated Balance Sheet.

     "Other income (expense), net" includes $0.4, $6.4, $5.4 and $14.5 million of net realized and unrealized gains on securities in 1995 and 1996 and the first nine months of 1996 and 1997, respectively. The determination of cost in computing realized gains and losses is based on the specific identification method.

     In connection with the Separation Transactions (see Note 1), in December 1996, G-I Holdings made a capital contribution to the Company of $2.8 million of available-for-sale securities, $7.1 million of held-to-maturity securities and $13.2 million of other short-term investments.

     During the fourth quarter of 1995, the Company redesignated certain equity securities held long (which are offsets against short positions in certain other securities), with a fair market value of $6.3 million, as "trading" and recorded unrealized gains on such securities, through the date of redesignation, in the amount of $0.5 million as "Other Income".

     As of December 31, 1995 and 1996 and September 28, 1997, the market value of the Company's equity securities held long was $38.2, $82.5 and $74.8 million, respectively, and the Company had $5.9, $5.6 and $13.0 million, respectively, of short positions in common stocks, based on market value. As of December 31, 1996 and September 28, 1997, the market value of the Company's held-to-maturity securities was $7.6 and $1.2 million, respectively. The market values referred to above are based on quotations as reported by various stock exchanges and major broker-dealers. With respect to its investments in securities, the Company is exposed to the risk of market loss.

     "Other short-term investments" are investments in limited partnerships which are accounted for by the equity method. Gains and losses are reflected in "other income (expense), net". Liquidation of partnership interests generally require a 30 to 45 day notice period.

     Cash and cash equivalents include cash on deposit and debt securities purchased with original maturities of three months or less.

     In accordance with the terms of the indenture for the Company's 11-3/4% Senior Deferred Coupon Notes due 2004 (the "Deferred Coupon Notes") (see Note
9), the Company deposited $100 million of the proceeds from the issuance of the Deferred Coupon Notes into a segregated account maintained by the trustee under the indenture (the "Account"). Funds in the Account could be invested only in certain permitted investments and could be used, subject to certain exceptions, only to fund the Company's assumed asbestos liabilities. As of December 31, 1994, $24.5 million remained in the Account and was invested in Eurodollar deposits purchased with a maturity of less than three months. The Account was reduced to a zero balance in 1995.

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Inventories

     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for a portion of the Company's inventories. All other inventories are determined principally based on the FIFO (first-in, first-out) method.

  Property, Plant and Equipment

     Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.

     Excess of Purchase Price Over the Adjusted Historical Cost of Predecessor Company Shares

     Stockholder's equity reflects a reduction of $7.9 million which arose from a management-led buyout in March 1989 of the predecessor company to GAF (the "Acquisition"), because certain members of the management group owned shares of the predecessor company's common stock before the Acquisition and own shares of GAF after the Acquisition. Accordingly, a step-up in asset values to fair value as required by the purchase method of accounting (which was applied to the Acquisition) does not apply to their shares. Such amount has been reclassified to be reflected as a reduction of additional paid-in capital.

  Excess of Cost Over Net Assets of Businesses Acquired ("Goodwill")

     Goodwill is amortized on the straight-line method over a period of approximately 40 years. The Company believes that the goodwill is recoverable. The primary financial indicator to assess recoverability of goodwill is operating income before amortization of goodwill. The assessment is based on an undiscounted analysis.

  Debt Issuance Costs

     Debt issuance costs are amortized to expense over the life of the related debt. Revenue Recognition Revenue is recognized at the time products are shipped to the customer.

     Revenues in 1996 included sales to American Builders and Contractors Supply Co., Inc., which accounted for approximately 11% of the Company's net sales.

  Interest Rate Swaps


     Gains (losses) on interest rate swap agreements ("swaps") are deferred and amortized as a reduction (increase) of interest expense over the shorter of the remaining life of the swaps or the remaining period to maturity of the debt issue with respect to which the swaps were entered.


  Research and Development

     Research and development expenses are charged to operations as incurred and were $2.5, $3.1, $4.5, $3.0 and $3.8 million for 1994, 1995 and 1996 and the first nine months of 1996 and 1997, respectively.

  Warranty Claims

     The Company provides certain limited warranties covering most of its residential roofing products for periods ranging from 20 to 40 years. The Company also offers limited warranties and guaranties of varying duration on its commercial roofing products; income from warranty contracts related to commercial roofing products is recognized over the life of the agreements. The Company believes that the reserves established for estimated probable future warranty claims are adequate.

  Environmental Liability

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability in respect of such environmental matters, and certain

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

other environmental compliance expenses, as of September 28, 1997, is $1.0 million, before reduction for insurance recoveries reflected on its balance sheet of $0.5 million. The Company's liability is reflected on an undiscounted basis. See "Business--Legal Proceedings--Environmental Litigation" for further discussions with respect to environmental liabilities and estimated insurance recoveries.

NOTE 3. RESERVE FOR ASBESTOS-RELATED BODILY INJURY CLAIMS

     Upon its formation, the Company contractually assumed and agreed to pay the first $204.4 million of GAFBMC's asbestos-related bodily injury liabilities (whether for indemnity or defense), relating to pending cases and previously settled, but not paid, cases as of January 31, 1994, and no other asbestos liabilities of GAFBMC. As of March 30, 1997, the Company had paid all of its assumed asbestos-related liabilities. Also see Note 1. G-I Holdings and GAFBMC have agreed, jointly and severally, to indemnify the Company against any claims related to asbestos-related liabilities, other than those assumed by the Company, in the event that claims in connection with liabilities not assumed by the Company are asserted against it.

     The reserves of GAF and G-I Holdings for asbestos bodily injury claims, as of September 28, 1997, were $277.1 million (before estimated present value of recoveries from products liability insurance policies of $184.3 million and related deferred tax benefits of $33.4 million). GAF and G-I Holdings have advised the Company that certain components of the asbestos-related liabilities and the related insurance recoveries have been reflected on a discounted basis in their financial statements. The rate (6.25%) used to discount the affected components of the asbestos-related liability was equivalent to the interest rate in October 1993 for securities with a 10-year maturity backed by U.S. Government agencies. As of September 28, 1997, G-I Holdings' consolidated expected net payments (receipts) for the remainder of 1997 and the years 1998, 1999, 2000, 2001 and 2002 are $9.3, $(9.8), $24.2, $28.1, $34.3 and $17.6 million, respectively, and the aggregate expected payments to be made after 2002 are $8.8 million.

     The amount of such reserves was based on the effectiveness of a proposed class action settlement of future asbestos claims (the "Settlement") and on assumptions which relate, among other things, to the number of new cases filed, the cost of resolving (either by settlement or litigation) pending and future claims, the realization of related tax benefits, the favorable resolution of pending litigation against certain insurance companies and the amount of GAF's recoveries from various insurance companies. On June 25, 1997, the United States Supreme Court affirmed the ruling of the United States Court of Appeals for the Third Circuit that the class proposed in the Settlement was not certifiable, thus rendering the Settlement inoperable. GAF and G-I Holdings have advised the Company that they are presently evaluating the effect of this Supreme Court decision on the amount of their reserves for asbestos-related liabilities (including the impact on discounted reserves), that such analysis could result in GAF and G-I Holdings increasing their estimates of asbestos-related liabilities, and that it is not currently possible to estimate the range or amount, if any, of such possible additional reserves. GAF and G-I Holdings have stated that they remain committed to effectuating a comprehensive resolution of asbestos claims, that they are presently exploring a number of options, both judicial and legislative, to accomplish such resolution, but that there can be no assurance that these effortswill be successful.

     The Company believes that it will not sustain any additional liability in connection with asbestos-related claims. While the Company cannot predict whether any asbestos-related claims will be asserted against it or its assets, or the outcome of any litigation relating to such claims, it believes that it has meritorious defenses to such claims. Moreover, it has been jointly and severally indemnified by G-I Holdings and GAFBMC with respect to such claims. Should GAF or GAFBMC be unable to satisfy judgments against it in asbestos-related lawsuits, its judgment creditors might seek to enforce their judgments against the assets of GAF or GAFBMC, including its holdings of common stock of the Company, and such enforcement could result in a change of control with respect to the Company.

     For a further discussion with respect to the foregoing, see
"Business--Legal Proceedings", which is incorporated herein by reference.

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 4. ACQUISITIONS

     In March 1994, a subsidiary of the Company acquired the assets and certain liabilities of International Permalite Inc. ("IPI"), a manufacturer of perlite roofing insulation products. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of IPI, including sales of $19.3 million for the year 1994, are included from the date of acquisition; the effects were not material to 1994 operations.

     On March 14, 1997, the Company acquired the assets of the Leatherback Industries division of Hollinee Corporation, which is engaged in the manufacture and sale of asphalt-saturated felts and other felt and construction paper products. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair values of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of the Leatherback business, including sales of $21.3 million for the first nine months of 1997, are included from the date of acquisition; the effects were not material to the first nine months 1997 operations.

NOTE 5. INCOME TAXES

     Income tax provision, which has been computed on a separate return basis, consists of the following:

                                                                                                NINE MONTHS ENDED
                                                                                         ---------------------------
                                             YEAR ENDED DECEMBER 31,                       SEPT. 29,       SEPT. 28,
                                    -------------------------------------------             1996            1997
                                      1994             1995             1996             (UNAUDITED)     (UNAUDITED)
                                    --------          -------         --------            ---------       ---------
                                                                      (THOUSANDS)
Federal--Deferred ...............   $ (9,438)         $(5,424)        $ (9,241)           $ (9,094)        $(12,592)
                                    --------          -------         --------            --------         --------
State and Local:
 Current ........................       (200)            (200)            (200)               (214)            (151)
 Deferred .......................     (1,521)            (826)          (1,368)             (1,166)          (2,144)
                                    --------          -------         --------            --------         --------
   Total state and local ........     (1,721)          (1,026)          (1,568)             (1,380)          (2,295)
                                    --------          -------         --------            --------         --------
Income tax provision ............   $(11,159)         $(6,450)        $(10,809)           $(10,474)        $(14,887)
                                    ========          =======         ========            ========         ========

     The differences between the income tax provision computed by applying the statutory Federal income tax rate to pre-tax income, and the income tax provision reflected in the Consolidated Statements of Income are as follows:

                                                                                                       NINE MONTHS ENDED
                                                                                                 --------------------------
                                                      YEAR ENDED DECEMBER 31,                     SEPT. 29,       SEPT. 28,
                                            -------------------------------------------             1996            1997
                                              1994             1995             1996             (UNAUDITED)     (UNAUDITED)
                                            --------          -------         --------            ---------       ---------
                                                                              (THOUSANDS)
Statutory provision ......................  $ (9,737)         $(5,792)        $ (9,752)           $ (9,434)        $(13,360)
Impact of:
 State and local taxes, net of Federal
  benefits ...............................    (1,119)            (667)          (1,019)               (897)          (1,492)
 Nondeductible goodwill amortization .....      (372)            (260)            (484)               (291)            (371)
 Other, net ..............................        69              269              446                 148              336
                                            --------          -------         --------            --------         --------
Income tax provision .....................  $(11,159)         $(6,450)        $(10,809)           $(10,474)        $(14,887)
                                            ========          =======         ========            ========         ========

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 5. INCOME TAXES--(CONTINUED)

     The components of the net deferred tax assets are as follows:

                                                                            DECEMBER 31,                  SEPT. 28,
                                                                     -------------------------              1997
                                                                       1995            1996              (UNAUDITED)
                                                                     --------         --------            ---------
                                                                                    (THOUSANDS)
     Deferred tax liabilities related to property, plant
      and equipment ...............................................  $(10,173)        $(11,782)           $(13,331)
                                                                     --------         --------            --------
     Deferred tax assets related to:
      Expenses not yet deducted for tax purposes:
       Reserve for asbestos claims ................................    27,022            1,195                 --
       Other ......................................................    35,437           38,774              35,947
      Net operating losses not yet utilized under the Tax
       Sharing Agreement ..........................................    17,618           30,866              21,182
                                                                     --------         --------            --------
      Total deferred tax assets ...................................    80,077           70,835              57,129
                                                                     --------         --------            --------
      Net deferred tax assets .....................................    69,904           59,053              43,798
      Less current portion                                              3,845              --                  --
                                                                     --------         --------            --------
      Noncurrent deferred tax assets ..............................  $ 66,059         $ 59,053            $ 43,798
                                                                     ========         ========            ========

     Management has determined, based on the Company's history of prior earnings and its expectations for the future, that future taxable income will more likely than not be sufficient to utilize fully the deferred taxassets recorded.

     The Company and its subsidiaries entered into a tax sharing agreement dated January 31, 1994 with GAF and G-I Holdings under which the Company is obligated to pay G-I Holdings an amount equal to those Federal income taxes the Company would have incurred if the Company (on behalf of itself and its subsidiaries) filed its own Federal income tax return. Unused tax attributes will carry forward for use in reducing amounts payable by the Company to G-I Holdings in future years, but cannot be carried back. If the Company were no longer a member of the GAF consolidated tax group (the "GAF Group"), it would be required to pay to G-I Holdings the value of any tax attributes it would succeed to under the consolidated return regulations to the extent such attributes reduced the amounts otherwise payable by the Company under the Tax Sharing Agreement. Under certain circumstances, the provisions of the Tax Sharing Agreement could result in the Company having a greater liability thereunder than it would have had if it (and its subsidiaries) had filed its own separate Federal income tax return. Under the Tax Sharing Agreement, the Company and each of its subsidiaries are responsible for any taxes that would be payable by reason of any adjustment to the tax returns of GAF or its subsidiaries for years prior to the adoption of the Tax Sharing Agreement that relate to the business or assets of the Company or any subsidiary of the Company. Although, as a member of the GAF Group, the Company is severally liable for all Federal income tax liabilities of every member of the GAF Group, including tax liabilities not related to the business of the Company, G-I Holdings and GAF have agreed to indemnify the Company and its subsidiaries for all tax liabilities of the GAF Group other than tax liabilities (i) arising from the operations of the Company and its subsidiaries and (ii) for tax years pre-dating the Tax Sharing Agreement that relate to the business or assets of the Company and its subsidiaries. The Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the Tax Sharing Agreement, GAF makes all decisions with respect to all matters relating to taxes of the GAF Group. The provisions of the Tax Sharing Agreement take into account both the Federal income taxes the Company would have incurred if it filed its own separate Federal income tax return and the fact that the Company is a member of the GAF Group for Federal income tax purposes. In accordance with the Tax Sharing Agreement, effective January 31, 1994, tax benefits generated by net operating losses and credits will reduce future tax sharing payments to G-I Holdings.

     On September 15, 1997, GAF received a notice from the Internal Revenue Service (the "Service") of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 5. INCOME TAXES--(CONTINUED)

credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P. (the "surfactants partnership"), a partnership in which GFC holds an interest. The claim of the Service for interest and penalties, after taking into account the effect on the use of net operating losses and foreign tax credits, could result in GFC incurring liabilities significantly in excess of the deferred tax liability of $131.4 million that GAF recorded in 1990 in connection with this matter. GAF has advised the Company that it believes that GFC will prevail in this matter, although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its financial position or results of operations. GAF, G-I Holdings and certain subsidiaries of GAF have agreed to jointly and severally indemnify the Company against any tax liability associated with the surfactants partnership, which the Company would be severally liable for, together with GAF and several current and former subsidiaries of GAF, should GAF and certain of its subsidiaries be unable to satisfy such indemnity.

NOTE 6. SALE OF ACCOUNTS RECEIVABLE

     In March 1993, the Company sold its trade accounts receivable ("receivables") to a trust, without recourse, pursuant to an agreement which provided for a maximum of $75 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. In November 1996, the Company entered into new agreements, pursuant to which it sold the receivables to a special purpose subsidiary of the Company, BMCA Receivables Corporation, without recourse, which in turn sold them to a new trust, without recourse. The new agreements provide for a maximum of $115 million in cash to be made available to the Company based on eligible receivables outstanding from time to time. This facility expires in December 2001. The excess of accounts receivable sold over the net proceeds received is included in "Accounts receivable, other." The effective cost to the Company varies with LIBOR and is included in "Other income (expense), net."

NOTE 7. INVENTORIES

     At December 31, 1995 and 1996 and September 28, 1997, $6.2, $7.6 and $10.2
million, respectively, of inventories were valued using the LIFO method. Inventories consist of the following:

                                                  DECEMBER 31,                  SEPT. 28,
                                            ------------------------              1997
                                             1995            1996              (UNAUDITED)
                                            -------          -------            ---------
                                                          (THOUSANDS)
     Finished goods ......................  $36,363          $41,201             $51,026
     Work in process .....................    7,594           10,844              10,578
     Raw materials and supplies ..........   25,621           26,206              28,800
                                            -------          -------             -------
      Total ..............................   69,578           78,251              90,404
     Less LIFO reserve ...................     (505)          (1,055)             (1,055)
                                            -------          -------             -------
     Inventories .........................  $69,073          $77,196             $89,349
                                            =======          =======             =======

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                                           DECEMBER 31,                  SEPT. 28,
                                                                    -------------------------              1997
                                                                      1995            1996              (UNAUDITED)
                                                                    --------         --------            ---------
                                                                                   (THOUSANDS)
     Land and land improvements ..................................  $ 25,255         $ 25,722            $ 25,705
     Buildings and fixtures ......................................    40,608           46,001              46,998
     Machinery and equipment (including equipment under
      capitalized leases of $20,450, $17,660 and $16,089--
      see Note 9) ................................................   172,993          178,190             181,328
     Construction in progress ....................................    20,879           19,039              31,929
                                                                    --------         --------            --------
      Total ......................................................   259,735          268,952             285,960
     Less accumulated depreciation and amortization ..............   (35,951)         (48,452)            (58,184)
                                                                    --------         --------            --------
     Property, plant and equipment, net ..........................  $223,784         $220,500            $227,776
                                                                    ========         ========            ========


NOTE 9. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                              DECEMBER 31,                  SEPT. 28,
                                                                       ------------------------               1997
                                                                         1995            1996              (UNAUDITED)
                                                                       --------         --------            --------
                                                                                      (THOUSANDS)

     11-3/4% Senior Deferred Coupon Notes due 2004 .................   $207,814         $233,018            $253,955
     8-5/8% Senior Notes due 2006 ..................................        --            99,504              99,542
     Borrowings under revolving credit facilities ..................     24,412              --                  --
     Industrial revenue bonds with various interest rates
      and maturity dates to 2012 ...................................     19,625           19,625              11,125
     Obligations on mortgaged properties ...........................      7,639            5,155               4,754
     Obligations under capital leases (Note 12) ....................     59,760           51,800              50,254
                                                                       --------         --------            --------
      Total ........................................................    319,250          409,102             419,630
     Less current maturities .......................................     (8,990)          (3,412)             (3,728)
                                                                       --------         --------            --------
     Long-term debt less current maturities ........................   $310,260         $405,690            $415,902
                                                                       ========         ========            ========

     On December 9, 1996, the Company issued $100 million in aggregate principal amount at maturity of 8-5/8% Senior Notes due 2006 (the "Notes"). In June 1994, the Company issued $310 million in principal amount of the Deferred Coupon Notes for net proceeds of $169.3 million. The Deferred Coupon Notes will accrete to face value on July 1, 1999 and cash interest will accrue from and after that date. Holders of the Deferred Coupon Notes and the Notes have the right under the indentures governing such notes to require the Company to purchase the Deferred Coupon Notes at a price of 101% of Accreted Value (as defined herein) and the Notes at a price of 101% of the principal amount thereof, and the Company has the right to redeem the Deferred Coupon Notes at Accreted Value and the Notes at a price of 101% of the principal amount thereof, plus, in each case, the Applicable Premium (as defined therein), together with any accrued and unpaid interest, in the event of a Change of Control (as defined therein).

     The indentures relating to the Notes, the Deferred Coupon Notes and the Credit Agreement (see below) contain covenants that, among other things, limit the ability of the Company and its subsidiaries to pay certain dividends or make certain other restricted payments and restricted investments, incur liens, engage in transactions with affiliates, and agree to certain additional limitations on dividends and other payment restrictions affecting subsidiaries. As of September 28, 1997, after giving effect to the most restrictive of the aforementioned covenants, the Company could have paid dividends of up to $82.0 million. Under the indentures relating to the Notes and the Deferred Coupon Notes,

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 9. LONG-TERM DEBT--(CONTINUED)

the incurrence of additional debt by the Company and the issuance by the Company of preferred stock would be restricted unless, at the time of such issuance and after giving effect thereto, the ratio of the Company's consolidated net income before income taxes, interest, depreciation and amortization expense to its consolidated interest expense for its most recently completed four fiscal quarters is at least 2 to 1. For the four quarters ended September 28, 1997, the Company was in compliance with such tests.


     In connection with the Deferred Coupon Notes, the Company entered into interest rate swap agreements ("swaps") with banks with a remaining aggregate ending notional principal amount of $80 million and a final maturity of July 1, 1999. As a result of the swaps, the effective interest cost to the Company of the portion of the Deferred Coupon Notes covered by the swaps varies at a fixed spread over LIBOR. Based on the fair value of the swaps at December 31, 1995 and 1996 and September 28, 1997, the Company would have incurred gains of $9.3, $8.0 and $3.9 million, respectively, representing the estimated amount that would be receivable by the Company if the swaps were terminated at such dates. No cash interest will be paid on the swaps until maturity. In June and September 1997, the Company terminated swaps each with an aggregate ending notional principal amount of $31 million, resulting in gains of $0.4 and $1.4 million, respectively. The gains have been deferred and will be amortized as a reduction of interest expense over the remaining life of the swaps. The Company may be considered to be at risk, to the extent of the costs of replacing such swaps at current market rates, in the event of nonperformance by counterparties. However, since the counterparties are major financial institutions, the credit ratings of which are continually monitored by the Company, the risk of such nonperformance is considered by the Company to be remote.


     In August 1997, the Company entered into a new three-year bank credit facility (the "Credit Agreement"). The terms of the Credit Agreement provide for a $75 million revolving credit facility, the full amount of which is available for letters of credit, provided that total borrowings and outstanding letters of credit may not exceed $75 million in the aggregate. As of September 28, 1997, $38.6 million of letters of credit were outstanding and no amounts had been borrowed under the Credit Agreement. Under the terms of the Credit Agreement, the Company is subject to certain financial covenants, including interest coverage and leverage ratios, and dividends and other restricted payments are limited. As of September 28, 1997, the Company was in compliance with such covenants. The Credit Agreement replaced previous bank credit facilities which provided up to $42 million in total borrowings and outstanding letters of credit.

     In connection with the Credit Agreement, USI's revolving credit facility, which provided for borrowings of up to $29.6 million, and letters of credit of up to $2.0 million (such total borrowings and outstanding letters of credit not to exceed $29.6 million), was terminated.

     In December 1995, the Company consummated a $40 million sale-leaseback of certain equipment located at its Chester, South Carolina roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in certain equipment at the Chester facility. The lease term extends to December 2005. In December 1994, the Company consummated a $20.4 million sale-leaseback of certain equipment located at its Baltimore, Maryland roofing facility, in a transaction accounted for as a capital lease, and the gain has been deferred. The lessor was granted a security interest in the land, buildings, and certain equipment at the Baltimore facility. The proceeds were used in part to repay $12 million outstanding under a loan obtained in 1990 which was secured by the same equipment. The lease term extends to December 2004. In December 1993, the Company obtained a loan of $7.3 million, which is secured by manufacturing equipment located at its Dallas plant. The loan is being repaid over a seven-year period and has a fixed interest rate. The Company has two industrial revenue bond issues outstanding, which bear interest at short-term floating rates. Interest rates on the foregoing obligations ranged between 3.65% and 8.87% as of September 28, 1997.

     The Company believes that the fair value of its non-public indebtedness approximates the book value of such indebtedness, because the interest rates on such indebtedness are at floating short-term rates. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of the fair values from an independent source believed to be reliable. The estimated fair value of the Deferred Coupon Notes as of December 31,

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 9. LONG-TERM DEBT--(CONTINUED)


1995 and 1996 and September 28, 1997 was $210.8, $268.9 and $289.1 million, respectively. The estimated fair value of the Notes as of December 31, 1996 and September 28, 1997 was $100 and $103.5 million, respectively.

     The aggregate maturities of long-term debt as of September 28, 1997 for the next five years are as follows:

       TWELVE MONTHS
       ENDED SEPTEMBER 30,                        (THOUSANDS)
       -------------------                        -----------
       1998 ....................................     $3,728
       1999 ....................................      4,048
       2000 ....................................      4,660
       2001 ....................................      6,015
       2002 ....................................      5,420

NOTE 10. BENEFIT PLANS

     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

  Defined Contribution Plan


     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $2.6, $2.7, $3.0, $2.3 and $2.7 million for 1994, 1995 and 1996 and the first nine months of 1996 and 1997, respectively.

     USI provides a defined contribution plan for eligible employees. USI may contribute a discretionary matching contribution equal to 100% of each participant's eligible contributions each plan year up to a maximum of $500 for each participant. Such contributions by USI were immaterial for the period of 1995 after the acquisition of USI and were $157,000, $138,000 and $126,000 for 1996 and the first nine months of 1996 and 1997, respectively.

  Defined Benefit Plans

     The Company provides a noncontributory defined benefit retirement plan for hourly employees (the "Hourly Retirement Plan"). Benefits under this plan are based on stated amounts for each year of service. The Company's funding policy is consistent with the minimum funding requirements of ERISA.

     The Company's net periodic pension cost for the Hourly Retirement Plan included the following components:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------
                                                                  1994          1995          1996
                                                                   ----          ----          ----
                                                                            (THOUSANDS)

     Service cost ..............................................   $501          $463          $631
     Interest cost .............................................    551           598           686
     Actual income on plan assets ..............................   (380)         (432)         (829)
     Net deferral and amortization of unrecognized prior
      service cost and actuarial losses ........................    175            97            35
                                                                   ----          ----          ----
     Net periodic pension cost .................................   $847          $726          $523
                                                                   ====          ====          ====

     Net periodic pension cost for the Hourly Retirement Plan was $0.3 and $0.4 million, respectively, for the first nine months of 1996 and 1997.

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 10. BENEFIT PLANS--(CONTINUED)


     The following table sets forth the funded status of the Hourly Retirement
Plan:

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                    1995         1996
                                                                   ------       -------
                                                                       (THOUSANDS)
     Accumulated benefit obligation:
      Vested ...................................................   $7,623       $ 8,407
      Nonvested ................................................    1,266         1,621
                                                                   ------       -------
     Total accumulated benefit obligation ......................   $8,889       $10,028
                                                                   ======       =======
     Projected benefit obligation ..............................   $8,889       $10,028
     Fair value of plan assets, primarily publicly traded
      stocks and U.S. Government securities ....................   (7,092)       (9,530)
                                                                   ------       -------
     Projected benefit obligation in excess of plan assets .....    1,797           498
     Unrecognized prior service cost ...........................     (368)         (338)
     Unrecognized net loss .....................................     (635)          (83)
                                                                   ------       -------
     Unfunded accrued pension cost .............................   $  794       $    77
                                                                   ======       =======

     At December 31, 1996, the difference between the "Projected benefit obligation in excess of plan assets" and the "Unfunded accrued pension cost," in the amount of $421,000 was recorded by the Company as a liability, offset by an intangible asset in the amount of $338,000 and a reduction of stockholder's equity in the amount of $83,000. The foregoing amounts will be amortized to expense over a period of approximately 15 years, as the Company continues to fund the benefits under the Hourly Retirement Plan.

     In determining the projected benefit obligation, the weighted average assumed discount rate was 7.5% and 7.75% for 1995 and 1996, respectively. The expected long-term rate of return on assets, used in determining net periodic pension cost, was 9% for 1995 and 11% for 1996.

     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan was immaterial for 1994, 1995 and 1996 and the first nine months of 1996 and 1997.

  Preferred Stock Option Plan

     On January 1, 1996, the Company issued options to certain employees to purchase 24,509 shares of Redeemable Convertible Preferred Stock ("Preferred Stock") of the Company, exercisable at a price of $100 per share. Options to purchase 71,578 shares of Preferred Stock were issued in 1997, exercisable at a price of $100 per share. Each share of Preferred Stock is convertible, at the holder's option, into shares of common stock of the Company at a formula price based on Book Value (as defined in the option agreement) as of the date of grant. The options vest over seven years. Dividends will accrue on the Preferred Stock from the date of issuance at the rate of 8% per annum. The Preferred Stock is redeemable, at the Company's option, for a redemption price equal to $100 per share plus accrued and unpaid dividends. The Preferred Stock, and common stock issuable upon conversion of Preferred Stock into common stock, is subject to repurchase by the Company under certain circumstances, at a price equal to current Book Value (as defined under the option agreements). The exercise price of the options to purchase Preferred Stock was equal to estimated fair value per share of the Preferred Stock at the date of grant. No expense is accrued in connection with the preferred stock options.

  Income Appreciation Unit Plan and Book Value Appreciation Unit Plan

     The Company provided an Income Appreciation Unit Plan, an employee incentive program based on the operating performance of the Company. Expense accrued for the plan was $1.1, $0.2, $0.4 and $0.8 million for 1994, 1995 and 1996 and the first nine months of 1996, respectively.

     The Income Appreciation Unit Plan was terminated as of December 31, 1996, and the values were frozen as of that date. Participants who hold vested units will be entitled to receive a cash payment equal to the value of their vested

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 10. BENEFIT PLANS--(CONTINUED)


units as of December 31, 1996 and, as the remaining units become vested, holders will be entitled to receive additional cash payment for such value.

     A Book Value Appreciation Unit Plan was implemented effective January 1, 1996. Under the plan, employees were granted units which vest over seven years. Upon exercise, employees are entitled to receive a cash payment based on the increase in Book Value (as defined in the plan). Expense accrued under this plan was $0.1 million for 1996, was immaterial for the first nine months of 1996 and was $0.4 million for the first nine months of 1997.

  Postretirement Medical and Life Insurance

     The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced or ended as of January 1, 1997.

     The following table shows the components of the accrued postretirement health care cost obligation as of December 31, 1995 and 1996:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1995          1996
                                                                     -------       -------
                                                                         (THOUSANDS)
     Accumulated postretirement benefit obligation:
      Retirees, dependents and beneficiaries eligible
       for benefits ...............................................  $ 5,866       $ 5,108
      Active employees fully eligible for benefits ................    1,193         1,131
      Active employees not fully eligible for benefits ............    1,154         1,182
                                                                     -------       -------
     Total accumulated postretirement benefit obligation ..........    8,213         7,421
     Fair value of plan assets ....................................      --            --
     Unrecognized net gain ........................................    3,284         4,039
                                                                     -------       -------
     Accrued postretirement benefit obligation ....................  $11,497       $11,460
                                                                     =======       =======

     Net periodic postretirement benefit cost included the following components:

                                                                 YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                           1994          1995          1996
                                                           ----          ----          ----
                                                                    (THOUSANDS)

     Service cost ......................................   $ 86          $ 79          $ 95
     Interest cost .....................................    599           645           597
     Amortization of net gain from earlier periods .....   (200)         (415)         (232)
                                                           ----          ----          ----
     Net periodic postretirement benefit cost ..........   $485          $309          $460
                                                           ====          ====          ====

     Net periodic postretirement benefit cost was $0.3 million for each of the first nine months of 1996 and 1997.

     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 1996 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $700 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 13% and 7% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 1997 for such retirees under and over 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to 7% and 6%, respectively, by the year 2003 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 7.75% for 1995 and 1996, respectively.

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 10. BENEFIT PLANS--(CONTINUED)


     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $345,000 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year 1996 by $77,000.

NOTE 11. RELATED PARTY TRANSACTIONS

     Included in the Consolidated Balance Sheets are the following receivable (payable) balances with related parties, which arise from operating transactions between the Company and its affiliates:

                                                             DECEMBER 31,             SEPT. 28,
                                                       ----------------------           1997
                                                        1995          1996          (UNAUDITED)
                                                        -------       -------        ---------
                                                                   (THOUSANDS)

     Receivable from (payable to):
      GAF/G-I Holdings/G Industries ..................  $   208       $   274         $   259
      GAFBMC .........................................      (55)          115             579
      GFC ............................................      --            --           (1,278)
      International Specialty Products Inc. ..........   (2,902)       (2,676)         (6,744)
                                                        -------       -------         -------
      Payable to related parties, net ................  $(2,749)      $(2,287)        $(7,184)
                                                        =======       =======         =======

     The Company makes loans to, and borrows from, G-I Holdings and its subsidiaries at prevailing market rates (between 6.14% and 6.55% during 1995 and between 5.68% and 6.03% during 1996). The highest amount of loans made by the Company to G-I Holdings during 1995 and 1996 was $45.4 million. No loans were made to the Company by G-I Holdings and its subsidiaries during 1995, and the highest amount of loans made to the Company by G-I Holdings and its subsidiaries during 1996 was $24.3 million. As of December 31, 1995 and 1996 and September 28, 1997, no loans were owed to the Company by G-I Holdings, and no loans were owed by the Company to affiliates. In addition, the Company advances funds on a non-interest bearing basis to G-I Holdings and its subsidiaries. The balance of such advances as of September 28, 1997 was $27.2 million and was classified as a long-term receivable from related parties in the Consolidated Balance Sheet. Also, through September 28, 1997, the Company had made distributions of $46 million to its parent company.

     Mineral Products: The Company purchases all of its colored roofing granules requirements (except for the requirements of the California roofing plant) from ISP under a requirements contract which was renewed in 1996 and is subject to annual renewal unless terminated by the Company or ISP. In addition, in December 1995, USI commenced purchasing substantially all of its requirements for colored roofing granules from ISP (except for the requirements of its Stockton, California and Corvallis, Oregon plants) pursuant to a requirements contract which expires December 31, 1997. Such purchases by BMCA and USI totaled $42.5, $45.8, $50.5, $39.0 and $40.8 million for 1994, 1995 and 1996 and the first nine months of 1996 and 1997, respectively. The amount payable to ISP at December 31, 1995 and 1996 and September 28, 1997 for such purchases was $2.8, $3.2 and $5.1 million, respectively.

     Glass Fiber Supply Agreement: As a result of the Separation Transactions (see Note 1), the Company's glass fiber manufacturing facility in Nashville, Tennessee, which manufactures a significant portion of the Company's glass fiber requirements, was transferred to GFC as of January 1, 1997. In connection with that transaction, the Company entered into a seven-year supply agreement with GFC under which GFC produces glass fiber for the Company. Purchases under this agreement totaled $17.8 million for the first nine months of 1997.

     Management Agreements: The Company is a party to a Management Agreement with ISP (the "Management Agreement"), which expires December 31, 1997, pursuant to which ISP provides certain general management, administrative and facilities services to the Company (including the use of the Company's headquarters in Wayne, New Jersey), for which the Company paid ISP a management fee of $3.5, $3.6, $3.9, $2.9 and $3.5 million for 1994,

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 11. RELATED PARTY TRANSACTIONS--(CONTINUED)

1995 and 1996 and the first nine months of 1996 and 1997, respectively. In addition to the management fee, the Company paid to ISP approximately $0.7 million in each of 1994 and 1995, $0.8 million in 1996, and $0.6 million in the first nine months of 1996, primarily for telecommunications and information services, and the Company paid approximately $0.2, $0.1 and $0.3 million to ISP in 1994, 1995 and 1996, respectively, for certain legal services, which in each case were not encompassed within the Management Agreement. In connection with the Separation Transactions (see Note 1), the Management Agreement was modified to incorporate such services, and, in that connection, the total charges for management fees were increased to an annual rate of $4.7 million, effective January 1, 1997.

     As of January 1, 1997, the Company and GFC entered into a management agreement under which the Company provides certain general management, administrative and financial services to GFC. Under the management agreement, which expires December 31, 1997, GFC is obligated to pay the Company an annual management fee of $1.0 million.

  Tax Sharing Agreement: See Note 5.

     Stock Appreciation Rights: An executive officer of the Company was granted stock appreciation rights in 1995 and 1996 relating to GAF's common stock. Compensation expense in connection with such stock appreciation rights is reflected in G-I Holdings' operating expenses, and was immaterial for 1995, 1996 and the first nine months of 1996, respectively, and was $0.4 million for the first nine months of 1997.

NOTE 12. COMMITMENTS AND CONTINGENCIES

     The discussions as to legal matters involving the Company contained in "Business--Legal Proceedings--Environmental Litigation" and "--Other Litigation" are incorporated herein by reference.

     GAF, G-I Holdings, G Industries and GAFBMC are presently dependent upon the earnings and cash flow of their subsidiaries, principally the Company, in order to satisfy their obligations, including as of September 28, 1997, the asbestos-related liability discussed in Note 3, $5.7 million of G-I Holdings' 11.125% Senior Discount Notes due 1998, $0.1 million of G-I Holdings' Series B 10% Senior Notes due 2006, and approximately $155.6 million of various tax and other liabilities, including tax liabilities relating to the surfactants partnership (discussed in Note 5). Of such obligations, $20.9 million (net of estimated insurance recoveries of $95.8 million) is estimated to be payable during the twelve months ended September 30, 1998. GAF has advised the Company that it expects to obtain funds to satisfy such obligations from, among other things, dividends and loans from subsidiaries (principally the Company), as to which there are restrictions under the indentures relating to the Deferred Coupon Notes, the Notes and the Credit Agreement, and from payments pursuant to the Tax Sharing Agreement between GAF and the Company. The Company does not believe that the dependence of its parent corporations on the cash flows of their subsidiaries should have a material adverse effect on the operations, liquidity or capital resources of the Company.

                    BUILDING MATERIALS CORPORATION OF AMERICA

NOTE 12. COMMITMENTS AND CONTINGENCIES--(CONTINUED)


     The leases for certain property, plant and equipment at the Company's Baltimore, Maryland and Chester, South Carolina roofing facilities are accounted for as capital leases (see Note 9). The Company is also a lessee under operating leases principally for production, transportation and computer equipment. Rental expense on operating leases was $7.1, $7.0 and $8.3 million for 1994, 1995 and 1996, respectively. Future minimum lease payments for properties which were held under long-term noncancellable leases as of December 31, 1996 were as follows:

                                                    CAPITAL         OPERATING
                                                     LEASES          LEASES
                                                    -------         --------
                                                          (THOUSANDS)
     1997 ........................................  $ 6,862         $ 4,396
     1998 ........................................    6,862           3,126
     1999 ........................................    6,862           1,748
     2000 ........................................    7,302           1,158
     2001 ........................................    8,108             467
     Later years .................................   38,964             148
                                                    -------         -------
     Total minimum payments ......................   74,960         $11,043
                                                                    =======
     Less interest included above ................  (23,160)
                                                    -------
     Present value of net minimum lease payment ..  $51,800
                                                    =======

NOTE 13. SUBSEQUENT EVENT (UNAUDITED)

     In October 1997, the Company issued in a private placement offering $100 million in aggregate principal amount at maturity of 8% Senior Notes due 2007.

                    BUILDING MATERIALS CORPORATION OF AMERICA

                         SUPPLEMENTARY DATA (UNAUDITED)
                      QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                       1995 BY QUARTER                            1996 BY QUARTER
                                           --------------------------------------      --------------------------------------
                                            FIRST     SECOND      THIRD    FOURTH       FIRST     SECOND     THIRD     FOURTH
                                           ------     ------     ------    ------      ------     ------    ------     ------
                                                                               (MILLIONS)

  Net sales .............................. $138.6     $177.1     $191.9    $179.6      $166.7     $230.2    $251.6     $203.5

  Cost of products sold ..................  102.9      127.0      139.7     136.4       124.3      165.6     180.9      151.5
                                           ------     ------     ------    ------      ------     ------    ------     ------
  Gross profit ........................... $ 35.7     $ 50.1     $ 52.2    $ 43.2      $ 42.4     $ 64.6    $ 70.7     $ 52.0
                                           ======     ======     ======    ======      ======     ======    ======     ======
  Operating income ....................... $  7.0     $ 15.8     $ 15.6    $  7.5      $  7.7     $ 20.7    $ 22.8     $ 10.2
                                           ======     ======     ======    ======      ======     ======    ======     ======
  Interest expense ....................... $  6.0     $  6.0     $  6.2    $  6.6      $  7.8     $  8.0    $  7.9     $  8.3
                                           ======     ======     ======    ======      ======     ======    ======     ======
  Income (loss) before income taxes ...... $   .6     $  8.0     $  8.0    $  (.1)     $  (.3)    $ 12.4    $ 14.9     $    9

  Income tax (provision) benefit .........    (.2)      (3.2)      (3.2)       .2          .1       (4.8)     (5.8)       (.3)
                                           ------     ------     ------    ------      ------     ------    ------     ------
  Net income (loss) ...................... $   .4     $  4.8     $  4.8    $   .1      $  (.2)    $  7.6    $  9.1     $   .6
                                           ======     ======     ======    ======      ======     ======    ======     ======

================================================================================


     NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BMCA. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   ----------

                                TABLE OF CONTENTS

                                                                    PAGE

Prospectus Summary ...............................................   1
Risk Factors .....................................................  11
Capitalization ...................................................  15
Selected Financial Data ..........................................  16
Management's Discussion and Analysis of Financial Condition and
 Results of Operations ...........................................  18
Business .........................................................  22
Management .......................................................  33
Executive Compensation ...........................................  36
Security Ownership of Certain Beneficial Owners and Management ...  39
Certain Relationships ............................................  40
The Exchange Offer ...............................................  42
Description of the New Notes .....................................  48
Certain U.S. Federal Income Tax Considerations ...................  67
Plan of Distribution .............................................  70
Legal Matters ....................................................  71
Experts ..........................................................  71
Available Information ............................................  71
Index to Consolidated Financial Statements ....................... F-1


================================================================================


================================================================================


                                  $100,000,000


                                   SERIES B 8%
                              SENIOR NOTES DUE 2007


                               BUILDING MATERIALS
                             CORPORATION OF AMERICA




                            -------------------------

                                   PROSPECTUS

                            -------------------------






                                FEBRUARY __, 1998



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Building Materials Corporation of America ("BMCA") is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL") enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transactions from which a director derived an improper personal benefit. Article Seventh of BMCA's Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.


     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.


     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Article VIII of the Company's By-Laws states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against judgments, fines and amounts paid in settlement actually incurred by him in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest ofthe corporation.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (A) EXHIBITS

EXHIBIT
NUMBER        DESCRIPTION
------        -----------

  *3.1     -- Certificate of Incorporation of BMCA.

   3.2     -- By-laws of BMCA (incorporated by reference to Exhibit 3.2 to
              BMCA's Registration Statement on Form S-4 (Registration No. 33-81808) (the "Deferred Coupon Note Registration Statement").

  *4.1     -- Indenture, dated as of October 20, 1997 between BMCA and The Bank of New York, as trustee.

  *4.2     -- Form of Notes (included in Exhibit 4.1).

  *4.3     -- Registration Rights Agreement, dated October 20, 1997, between
              BMCA, Bear, Stearns & Co. Inc., BNY Capital Markets, Inc. and Chase Securities Inc.

 **5       -- Opinion of Weil, Gotshal & Manges LLP re: legality.

 **8       -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.

  10.1     -- Indenture dated as of June 30, 1994 between BMCA and The Bank of
              New York, as trustee (incorporated by reference to Exhibit 4.1 to the Deferred Coupon Note Registration Statement).

  10.2     -- Indenture dated as of December 9, 1996, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration No. 333-20859)).

  10.3     -- Management Agreement, dated as of March 3, 1992 ("Management
              Agreement"), among GAF, G-I Holdings, G Industries, ISP, GAF Building Materials Corporation and GAF Broadcasting (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of G-I Holdings (Registration No. 33-72220)).

  10.4     -- Amendment No. 1 dated as of January 1, 1994, to the Management
              Agreement (incorporated by reference to Exhibit 10.10 to G-I Holdings' Form 10-K for the year ended December 31, 1993).

  10.5     -- Amendment No. 2, dated as of May 31, 1994, to the Management
              Agreement (incorporated by reference to Exhibit 10.1 to G-I Holdings' Form 10-Q for the quarter ended July 3, 1994).


  10.6     -- Amendment No. 3, dated as of December 31, 1994, to the Management
              Agreement (incorporated by reference to Exhibit 10.4 to ISP's Form 10-K for the year ended December 31, 1994).

  10.7     -- Amendment No. 4, dated as of December 31, 1995, to the Management
              Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of G-I Holdings (Registration No. 333-2436)).

  10.8     -- Amendment No. 5, dated as of October 18, 1996 to the Management
              Agreement (incorporated by reference to Exhibit 10.6 to ISP Holdings' Registration Statement on Form S-4 (Registration No. 333-17827)).

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------


  10.9     -- Amendment No. 6, dated as of January 1, 1997, to the Management
              Agreement (incorporated by reference to Exhibit 10.8 to BMCA's Registration Statement on Form S-4 (Registration No. 333-20859)).

**10.10    -- Amendment No. 7, dated as of December 31, 1997, to the Management
              Agreement.

**10.11    -- Amendment No. 8, dated as of January 1, 1998, to the Management
              Agreement.

  10.12    -- Tax Sharing Agreement, dated as of January 31, 1994, among GAF,
              G-I Holdings and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration Statement).

  10.13    -- Form of Option Agreement relating to Series A Cumulative
              Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 10.9 to BMCA's Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K")).

  10.14    -- Stock Appreciation Right Agreement dated January 1, 1997 between
              GAF Corporation and Sunil Kumar (incorporated by reference to
              Exhibit 10.11 to the 1996 Form 10-K).

  10.15    -- Amended and Restated Stock Appreciation Right Agreement dated
              January 1, 1997 between GAF Corporation and Sunil Kumar (incorporated by reference to Exhibit 10.12 to the 1996 Form 10-K).


 *12       -- Computation of Ratio of Earnings to Fixed Charges.

  21       -- Subsidiaries of BMCA (incorporated by reference to Exhibit 21 to the 1996 Form 10-K).


**23.1     -- Consent of Arthur Andersen LLP.


**23.2     -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and
              8).


 *24       -- Power of Attorney.


**25       -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of The Bank of New York, as Trustee under the Indenture.

  27       -- Financial Data Schedule for the first nine months of fiscal year
              1997, which is submitted electronically to the Securities and Exchange Commission for information only (incorporated by reference to Exhibit 27 to the Company's Form 10-Q for the fiscal quarter ended September 28, 1997).

**99.1     -- Form of Letter of Transmittal.

**99.2     -- Form of Notice of Guaranteed Delivery.

**99.3     -- Form of Exchange Agreement between The Bank of New York and BMCA.

----------


  * Previously filed.
 ** Filed herewith.


      (B) SCHEDULES

          Consolidated Financial Statement Schedules:

          Report of Independent Public Accountants ........................ S-1

          Schedule II--Valuation and Qualifying Accounts .................. S-2

ITEM 22. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wayne, State of New Jersey, on the 4th day of February 1998.


                                    BUILDING MATERIALS CORPORATION OF AMERICA

                                    By: /s/ JAMES P. ROGERS
                                       --------------------------------
                                        Name:  James P. Rogers
                                        Title: Executive Vice President



                    SIGNATURE                                      TITLE                              DATE
                    ---------                                      -----                              ----

                        *                      Chairman, Chief Executive Officer and             February 4, 1998
--------------------------------------------    Director (Principal Executive Officer)
               SAMUEL J. HEYMAN

                        *                      President, Chief Operating Officer                February 4, 1998
--------------------------------------------    and Director
                  SUNIL KUMAR

            /s/  JAMES P. ROGERS               Executive Vice President                          February 4, 1998
--------------------------------------------    and Director
                JAMES P. ROGERS

                        *                      Senior Vice President and Chief Financial         February 4, 1998
--------------------------------------------    Officer (Principal Financial and
                WILLIAM C. LANG                 Accounting Officer)

*By:        /s/  JAMES P. ROGERS
    ----------------------------------------
                 JAMES P. ROGERS
                Attorney-in-fact


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Building Materials Corporation of America:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Building Materials Corporation of America and subsidiaries included in this registration statement and have issued our report thereon dated March 3, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in item 21(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                         ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 3, 1997

                                                                     SCHEDULE II

                    BUILDING MATERIALS CORPORATION OF AMERICA

                        VALUATION AND QUALIFYING ACCOUNTS

                          YEAR ENDED DECEMBER 31, 1994
                                   (THOUSANDS)


                                                      BALANCE     CHARGED TO                     BALANCE
                                                    JANUARY 1,     SALES OR                    DECEMBER 31,
DESCRIPTION                                            1994        EXPENSES     DEDUCTIONS         1994
-----------                                         ----------    ----------    ----------     ------------
Valuation and Qualifying Accounts
 Deducted from Assets To Which
 They Apply:
  Allowance for doubtful accounts ..................  $ 1,251         $  666      $   9(a)      $ 1,908(b)
  Allowance for discounts ..........................   17,041         56,988     58,594          15,435
  Reserve for inventory market valuation ...........      574            222        192             604


                          YEAR ENDED DECEMBER 31, 1995
                                   (THOUSANDS)

                                                      BALANCE     CHARGED TO                             BALANCE
                                                    JANUARY 1,     SALES OR                            DECEMBER 31,
DESCRIPTION                                            1995        EXPENSES   DEDUCTIONS     OTHER        1995
-----------                                         ----------    ----------  ----------     -----     ------------
Valuation and Qualifying Accounts
 Deducted from Assets To Which
 They Apply:
  Allowance for doubtful accounts ..................  $ 1,908       $  478     $   920(a)   $1,751(c)   $ 3,217(b)
  Allowance for discounts ..........................   15,435       65,057      61,695        --         18,797
  Reserve for inventory market valuation ...........      604         --            30        --            574


                        YEAR ENDED DECEMBER 31, 1996
                                 (THOUSANDS)

                                                      BALANCE     CHARGED TO                     BALANCE
                                                    JANUARY 1,     SALES OR                   DECEMBER 31,
DESCRIPTION                                            1996        EXPENSES    DEDUCTIONS         1996
-----------                                         ----------    ----------   ----------     ------------
Valuation and Qualifying Accounts
 Deducted from Assets To Which
 They Apply:
  Allowance for doubtful accounts ..................  $ 3,217         $  716    $ 1,959(a)      $ 1,974(b)
  Allowance for discounts ..........................   18,797         73,936     70,265          22,468
  Reserve for inventory market valuation ...........      574          2,025         90           2,509

----------
Notes:

(a)  Represents write-offs of uncollectible accounts net of recoveries.

(b) The balance at December 31, 1994 principally represents a reserve for receivables sold to a trust (see Note 6 to Consolidated Financial Statements) and is reflected in the Consolidated Balance Sheets as a reduction of "Accounts receivable, other". The balances at December 31, 1995 and 1996, in addition to representing such reserve for receivables sold to a trust, include a reserve of $1,261,000 and $647,000, respectively, related to USI trade receivables.

(c)  Represents balance acquired in an acquisition.

                                  EXHIBIT INDEX
                                  -------------

EXHIBIT
NUMBER        DESCRIPTION
------        -----------

  *3.1     -- Certificate of Incorporation of BMCA.

   3.2     -- By-laws of BMCA (incorporated by reference to Exhibit 3.2 to
              BMCA's Registration Statement on Form S-4 (Registration No. 33-81808) (the "Deferred Coupon Note Registration Statement").

  *4.1     -- Indenture, dated as of October 20, 1997 between BMCA and The Bank of New York, as trustee.

  *4.2     -- Form of Notes (included in Exhibit 4.1).

  *4.3     -- Registration Rights Agreement, dated October 20, 1997, between
              BMCA, Bear, Stearns & Co. Inc., BNY Capital Markets, Inc. and Chase Securities Inc.

 **5       -- Opinion of Weil, Gotshal & Manges LLP re: legality.

 **8       -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.

  10.1     -- Indenture dated as of June 30, 1994 between BMCA and The Bank of
              New York, as trustee (incorporated by reference to Exhibit 4.1 to the Deferred Coupon Note Registration Statement).

  10.2     -- Indenture dated as of December 9, 1996, between BMCA and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to BMCA's Registration Statement on Form S-4 (Registration No. 333-20859)).

  10.3     -- Management Agreement, dated as of March 3, 1992 ("Management
              Agreement"), among GAF, G-I Holdings, G Industries, ISP, GAF Building Materials Corporation and GAF Broadcasting (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of G-I Holdings (Registration No. 33-72220)).

  10.4     -- Amendment No. 1 dated as of January 1, 1994, to the Management
              Agreement (incorporated by reference to Exhibit 10.10 to G-I Holdings' Form 10-K for the year ended December 31, 1993).

  10.5     -- Amendment No. 2, dated as of May 31, 1994, to the Management
              Agreement (incorporated by reference to Exhibit 10.1 to G-I Holdings' Form 10-Q for the quarter ended July 3, 1994).

  10.6     -- Amendment No. 3, dated as of December 31, 1994, to the Management
              Agreement (incorporated by reference to Exhibit 10.4 to ISP's Form 10-K for the year ended December 31, 1994).

  10.7     -- Amendment No. 4, dated as of December 31, 1995, to the Management
              Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 of G-I Holdings (Registration No. 333-2436)).

  10.8     -- Amendment No. 5, dated as of October 18, 1996 to the Management
              Agreement (incorporated by reference to Exhibit 10.6 to ISP Holdings' Registration Statement on Form S-4 (Registration No. 333-17827)).

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------


  10.9     -- Amendment No. 6, dated as of January 1, 1997, to the Management
              Agreement (incorporated by reference to Exhibit 10.8 to BMCA's Registration Statement on Form S-4 (Registration No. 333-20859)).

**10.10    -- Amendment No. 7, dated as of December 31, 1997, to the Management
              Agreement.

**10.11    -- Amendment No. 8, dated as of January 1, 1998, to the Management
              Agreement.

  10.12    -- Tax Sharing Agreement, dated as of January 31, 1994, among GAF,
              G-I Holdings and BMCA (incorporated by reference to Exhibit 10.6 to the Deferred Coupon Note Registration Statement).

  10.13    -- Form of Option Agreement relating to Series A Cumulative
              Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 10.9 to BMCA's Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K")).

  10.14    -- Stock Appreciation Right Agreement dated January 1, 1997 between
              GAF Corporation and Sunil Kumar (incorporated by reference to
              Exhibit 10.11 to the 1996 Form 10-K).

  10.15    -- Amended and Restated Stock Appreciation Right Agreement dated
              January 1, 1997 between GAF Corporation and Sunil Kumar (incorporated by reference to Exhibit 10.12 to the 1996 Form 10-K).

 *12       -- Computation of Ratio of Earnings to Fixed Charges.

  21       -- Subsidiaries of BMCA (incorporated by reference to Exhibit 21 to the 1996 Form 10-K).

**23.1     -- Consent of Arthur Andersen LLP.

**23.2     -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and
              8).

 *24       -- Power of Attorney.

**25       -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of The Bank of New York, as Trustee under the Indenture.

  27       -- Financial Data Schedule for the first nine months of fiscal year
              1997, which is submitted electronically to the Securities and Exchange Commission for information only (incorporated by reference to Exhibit 27 to the Company's Form 10-Q for the fiscal quarter ended September 28, 1997).

**99.1     -- Form of Letter of Transmittal.

**99.2     -- Form of Notice of Guaranteed Delivery.

**99.3     -- Form of Exchange Agreement between The Bank of New York and BMCA.

----------
  * Previously filed.
 ** Filed herewith.